As filed with the Securities and Exchange Commission on August 29, 2008.
Registration No. 333-133666, 333-147031

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Global Employment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7363 (Primary Standard Industrial Classification Code Number)	43-2069359 (I.R.S. Employer Identification Number)
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Brill
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Jeffrey M. Knetsch
Brownstein Hyatt Farber Schreck, P.C.
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Telephone: (303) 223-1100
Facsimile: (303) 223-1111
From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
This post-effective amendment will become effective in accordance with Section 8(c) of the Securities Act.

EXPLANATORY NOTE
We file this post-effective amendment no. 3 to update our registration statements on Form S-1 (333-133666 and 333-147031) with audited consolidated financial statements for the year ended December 30, 2007 and unaudited consolidated condensed financial statements for the six months ended June 29, 2008 and July 1, 2007.
Pursuant to Rule 429 of the Exchange Act, we are updating both of our current registration statements.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 29, 2008
Global Employment Holdings, Inc.
10375 Park Meadows Drive, Suite 375
Lone Tree, Colorado 80124
Telephone: (303) 216-9500
18,803,103 shares of common stock
The holders of common stock of Global Employment Holdings, Inc. named herein may offer and sell from time to time up to an aggregate amount of 18,803,103 shares of our common stock for their own accounts. We will not receive any proceeds from the sale of the shares.
The number of shares being registered for resale under this prospectus consists of 2,461,133 outstanding shares of our common stock, 112,440 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock, 130% of the aggregate of 4,771,000 shares of our common stock issuable upon conversion of our convertible notes and 3,768,000 shares of our common stock issuable upon conversion of our Series A mandatorily redeemable convertible preferred stock and additional shares to cover automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock in such manner as provided for by the terms of the respective securities. The selling stockholders acquired the shares of common stock, convertible notes, convertible preferred stock, and warrants on March 31, 2006, in private placements in connection with the recapitalization of our wholly-owned subsidiary Global Employment Solutions, Inc., in private or public sales or as stockholders of the pre-recapitalization public company, R&R Acquisition I, Inc. We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders. See “Selling Stockholders.” The original stockholders of R&R Acquisition I and their transferees are “underwriters” within the meaning of the Securities Act of 1933, as amended, and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them.
Our common stock has been included for quotation on the Over the Counter Bulletin Board, also referred to herein as the OTC BB, under the symbol “GEYH.OB” since August 11, 2006. The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.
Investing in our common stock involves risks. YOU SHOULD READ THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2008

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our historical financial statements and the notes thereto included elsewhere in this prospectus.
For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Global,”, “Holdings”, “we,” “us” and “our” refer to Global Employment Holdings, Inc. and our subsidiaries (after the March 31, 2006 recapitalization of Global Employment Solutions, Inc.) or to Global Employment Solutions and its subsidiaries (before March 31, 2006).
Overview
Global Employment Holdings is a holding company for our wholly-owned subsidiary, Global Employment Solutions, a Colorado corporation, which is a provider of human capital solutions. Global Employment Solutions, through its subsidiaries, has offices in key cities throughout the United States through which it offers staffing services and professional employer organization services, also referred to herein as PEO services.
Corporate Information and Recent Developments
Holdings was formed in Delaware in 2004. On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solution’s, or GES, outstanding equity securities. Also on March 31, 2006, GES entered into a merger agreement with a wholly owned subsidiary of ours, resulting in GES being 100% owned by us. Holdings did not have any operations before March 31, 2006. GES was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
In February 2007, Holdings closed the asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and Cape Success LLC, collectively referred to as Career Blazers. In June 2008, Holdings closed an asset purchase agreement with a staffing services provider located near Atlanta, Georgia (the “Georgia acquisition ”).
The Offering

Common stock offered (1)	18,803,103

Offering price	The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.

Common stock outstanding (2)	10,548,330 shares as of August 29, 2008.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock.

Risk factors	An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 4 and the other information contained in this prospectus before making an investment decision regarding our common stock.

(1)	In accordance with the terms of registration rights agreements we entered into with the selling stockholders, this prospectus covers the resale of (i) 2,461,133 outstanding shares of our common stock, (ii) 112,440 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock, (iii) 130% of the sum of the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A mandatorily redeemable convertible preferred stock as of the trading day immediately preceding the date the post-effective amendment no. 3 to our registration statement, of which this prospectus forms a part, is initially filed with the Securities and Exchange Commission, also referred to as the SEC and (iv) additional shares to cover automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock in such manner as provided for by the terms of the respective securities. We agreed to register the excess shares as a negotiated precaution for the selling stockholders to cover adjustments to the conversion prices of our convertible notes and preferred stock and the exercise price of the warrants. The number of shares of our common stock into which our convertible notes and preferred stock are convertible and our warrants are exercisable will be adjusted to account for future stock splits, stock dividends, reclassifications, recapitalizations or other similar events, fundamental transactions, distributions of company assets, issuance of common stock, options, convertible securities or purchase rights, or if we take an action with regard to our common stock that would diminish the value of our convertible notes, preferred stock or warrants.

(2)	The number of outstanding shares does not include shares issuable upon conversion of convertible notes and convertible preferred stock, or shares issuable upon exercise of warrants or stock options.

Summary Financial Information and Other Data
The following table sets forth summary financial information and other data for Global Employment Holdings. Income statement data for the years ended 2007, 2006, 2005, 2004 and 2003 have been derived from audited financial statements. Income statement data for the six months ended June 29, 2008 and July 1, 2007 been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such periods and as of such dates. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this prospectus.

	Six Months Ended		Years Ended
(All amounts in thousands, except per share data)	June 2008	June 2007	2007	2006		2005		2004	2003
	(unaudited)
Revenues, net	$89,328	$80,960	$173,893	$128,790		$111,563		$97,126	$85,568
Operating income (loss)	$2,622	$2,729	$5,334	$7,835	(a)	$(11,837	)(b)	$5,530	$3,894
Net income (loss)	$2,612	$9,778	$10,966	$1,309		$(15,725)		$2,793	$1,673
Dividend paid to Series C preferred shareholders	$—	$—	$—	$—		$(6,300)		$—	$—
Valuation of redeemable preferred stock	$—	$—	$—	$—		$(36,693)		$—	$—
Income (loss) available to common stockholders	$2,612	$9,778	$10,966	$1,309		$(58,718)		$2,793	$1,673
Income (loss) per share:
Basic earnings (loss) per share	$0.25	$1.62	$1.67	$0.23		$(10.95)		$0.51	$0.30
Weighted average number of shares outstanding	10,548	6,024	6,550	5,745		5,363		5,471	5,547
Diluted earnings (loss) per share	$0.22	$0.97	$1.04	$0.23		$(10.95)		$0.51	$0.30
Weighted average number of shares outstanding	15,811	12,715	15,586	5,745		5,363		5,471	5,547

(a)	Includes $1,048 of non-recurring compensation expense in connection with the March 31, 2006 recapitalization.

(b)	Includes $21,152 of share based compensation related to our restricted stock plan recorded in connection with the March 31, 2006 recapitalization.

FORWARD LOOKING STATEMENTS
This post effective amendment no. 3 to our registration statement on Form S-1 and other materials we will file with the Securities and Exchange Commission, also referred to herein as the SEC, contain, or will contain, disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as the discussion of economic conditions in market areas and their effect on revenue growth, the potential for and effect of past and future acquisitions, the effect of changes in our company’s mix of services on gross margin, the adequacy of our workers’ compensation reserves and allowance for doubtful accounts, the effectiveness of our management information systems the availability of financing and working capital to meet funding requirements, and can generally be identified by the use of words such as may, believe, will, expect, project, estimate, anticipate, plan or continue. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectability of accounts receivable; the carrying values of deferred income tax assets, goodwill and intangibles, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation. These forward-looking statements speak only as of the date of this post effective amendment no. 3. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should also read, among other things, the risks and uncertainties described in the section entitled “Risk Factors.”
RISK FACTORS
There are numerous and varied risks that may prevent us from achieving our goals, including those described below. You should carefully consider the risks described below and the other information included in this post effective amendment no. 3 to our registration statement on Form S-1, including our consolidated financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and investors could lose part or all of their investment.
We face price competition which could result in a decrease in our gross margins or, if we are unable to compete effectively, loss of revenues.
The staffing industry is highly competitive with limited barriers to entry and continues to undergo consolidation. We compete in regional and local markets with both small and large full service agencies, specialized temporary and permanent placement services agencies, companies that are focused on Professional Employer Organization (“PEO”) services, as well as information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects. While some competitors are smaller than us, they may enjoy an advantage in discrete geographic markets because of a stronger local presence.
Several of our existing or potential competitors have substantially greater financial, technical and marketing resources than we do, which may enable them to:
•	Develop and expand their infrastructure and service offerings more quickly and achieve greater cost savings.

•	Invest in new technologies.

•	Expand operations into new markets more rapidly.

•	Devote greater resources to marketing.

•	Compete for acquisitions more effectively and complete acquisitions more easily.

•	Aggressively price products and services and increase benefits in ways that we may not be able to match.

In order to compete effectively in our markets, we must target our potential customers carefully, continue to improve our efficiencies and the scope and quality of our services, and rely on our service quality, innovation, education and program clarity. If our competitive advantages are not compelling or sustainable, then we are unlikely to increase or sustain profits and our stock price could decline.
In addition, heightened competition among our existing competitors, especially on a price basis, or by new entrants into the market, could create additional competitive pressures that may reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, our net revenues or gross margins could be reduced.
Our staffing business is vulnerable to economic fluctuations because our customers tend to use fewer temporary employees when economic activity slows, while recruiting employees to fill our customers’ needs becomes increasingly difficult during economic booms.
Demand for our staffing services is sensitive to changes in the level of economic activity in the regions in which we do business. As economic activity begins to improve, temporary employees are often added before full-time employees are hired as companies cautiously re-enter the labor market. As a result, our revenues derived from staffing services may be highest at the beginning of an economic recovery. During strong economic periods, however, we often experience shortages of qualified employees to meet customer needs. Also, as economic activity begins to slow down, companies often reduce their use of temporary employees before undertaking layoffs of permanent staff, resulting in decreased demand for staffing services. We have experienced slowdowns in construction related businesses in Florida and carpet related industries in Georgia.
Our business is subject to risks associated with geographic market concentration.
We currently have offices in nine states. In 2008, operations in Georgia accounted for approximately 36% of our revenues, operations in New York/New Jersey accounted for approximately 31% of our revenues, and operations in Florida accounted for approximately 18% of our revenues. If the regulatory environment in the markets in which these offices operate changes in a way that adversely affects our ability to do business or limits our competitive advantages in these markets, our profitability and growth prospects may be materially and adversely affected. Further, the local economies in some of the geographic areas in which we operate, such as, but not limited to, Florida and Georgia, may suffer adverse effects from hurricanes or other natural disasters which could result in our inability to operate, a decrease in our revenues or an increase in our costs of doing business.
Our service agreements may be terminated on short notice, leaving us vulnerable to loss of a significant amount of customers in a short period of time.
Our service agreements with our customers are generally cancelable by the customer with little or no notice to us. As a result, a significant number of our customers can terminate their agreements with us at any time, making us particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace.
If we are unable to retain existing customers or attract new customers, our results of operations could suffer.
Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide high quality services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, either or both of which could have an adverse impact on our revenues.
The customer retention rate, as a percent of average customers, in our PEO services segment was 88% for the six months ended June 2008 and 73%, 75% and 79% for the years 2007, 2006 and 2005, respectively. The number of PEO services customers billed has remained flat in 2008, however, increased in each of the years 2007, 2006 and 2005.
We have not lost any significant customers in our staffing services segment during 2008. At the end of 2006, we lost two significant customers due to the customers’ merger and acquisition activity which resulted in the customers’ moving their business to another service provider or bringing the service in-house. These customers accounted for approximately 3.0% of our 2006 consolidated revenues. In the first quarter of 2007, we elected to end our relationship with another customer which accounted for approximately 4.0% of our consolidated revenue in 2006. We did not lose any significant customers in our staffing services segment during 2005.The number of staffing services customers billed decreased slightly in 2006 due to the decline in the number of permanent placement customers billed, however we had growth in the professional staffing and commercial staffing divisions’ customer base in each of the years 2007, 2006 and 2005.

We derive a significant amount of our revenues from one customer and if we are unable to retain the customer, our results of operations could suffer.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice.
One customer accounted for 16.7% of total revenue for the six months ended June 2008. This customer is in the contingency staffing division of the staffing services segment. Gross profit percentage in this division is significantly lower than that of our non-contingency professional staffing business. No other customer accounted for more than 6.4% of revenues and the next ten customers accounted for 26.0% of revenues for the six months ended June 2008.
During 2007, one customer accounted for 14.3% of total revenue. This customer is in the contingency staffing division of the staffing services segment. During 2007, no other customer accounted for more than 5.0% of our revenue. During 2006, no single customer accounted for more than 4.2% of our revenue. During 2005, no single customer accounted for more than 3.0% of our revenue.
We have significant working capital needs and if we are unable to satisfy those needs from cash generated from our operations or borrowings under our revolving line of credit, we may not be able to meet payroll or statutory tax payment requirements.
We require significant amounts of working capital to operate our business. If we experience a significant and sustained drop in operating profits, or if there are unanticipated reductions in cash inflows or increases in cash outlays, we may be subject to cash shortfalls. If such a shortfall were to occur for even a brief period of time, it may have a significant adverse effect on our business. In particular, we use working capital to pay expenses relating to the employment of our temporary staffing employees and to satisfy our workers’ compensation liabilities. Generally, we pay our temporary staffing employees on a weekly basis while we receive payments from our customers 30 to 60 days after billing. As a result, we must maintain sufficient cash availability to pay temporary personnel and fund related tax liabilities prior to receiving payment from customers.
We are also liable for workers’ compensation claims for claims in existence from February 1999 through July 2002. The estimated liability for the remaining claims for the described time period was $2,037,000 as of June 2008. We had established a collateral deposit to pay such claims, but as of June 2008, we had exhausted this collateral deposit account. The remaining liability will be paid using our working capital.
Under the asset purchase agreement with Career Blazers, we may be required to make a contingent payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met.
We derive working capital for our operations through cash generated by our operating activities and borrowings under our revolving line of credit. We believe that our current sources of capital are adequate to meet our working capital needs. However, our available sources of capital are limited. If our working capital needs increase in the future, we may be forced to seek additional sources of capital, which may not be available on commercially reasonable terms.
The amount we are entitled to borrow under our revolving line of credit is calculated weekly based on the aggregate value of certain eligible trade accounts receivable generated from our operations, which are affected by financial, business, economic and other factors, as well as by the daily timing of cash collections and cash outflows. The amount available under our revolving line of credit was $1,856,000 and $900,000 under our term loan as of August 24, 2008. The aggregate value of our eligible accounts receivable may not be adequate to allow for borrowings for other corporate purposes, such as capital expenditures or growth opportunities, which could reduce our ability to react to changes in the market or industry conditions.
The agreement includes various financial and other covenants with which the Company has to comply in order to maintain borrowing availability and avoid penalties, including a fixed charge ratio, annual capital expenditure limitations and restrictions on the payment of dividends.
As of June 2008, we were in compliance with our loan covenants. In the past, we have been in default of our loan covenants. Any future failure to comply with the covenants which may occur under our credit facility or senior subordinated note agreement could result in an event of default which, if not cured or waived, could trigger prepayment obligations. There can be no assurance that any future lender will waive defaults that may occur in the future. If we were forced to refinance our credit arrangement, there can be no assurance that such refinancing would be available or that such refinancing would not have a material adverse effect on our business and financial condition. Even if such refinancing were available, the terms could be less favorable and our results of operations and financial condition could be adversely affected by increased costs and interest rates.
We typically experience significant seasonal and other fluctuations in our borrowings and borrowing availability, and have, in the past, been required to aggressively manage our cash flow to ensure adequate funds to meet working capital needs. Such management steps included working to improve collections, adjusting the timing of cash expenditures and reducing operating expenses where feasible.
We may not have sufficient liquidity and capital resources necessary to meet our future financial obligations.
We expect that income generated from operations and the potential conversion of our convertible notes and mandatorily redeemable convertible preferred stock will provide us with increased stockholders’ equity. The conversion prices for these securities are significantly higher than the price at which our common stock is currently trading, making conversion currently unlikely. Should such conversion not occur, we may require additional equity or debt financing to refinance our convertible notes and mandatorily redeemable convertible preferred stock when they become due in 2011 and 2013, respectively. We may not be able to obtain financing on terms satisfactory to us, or at all.
The amount of collateral that we are required to maintain to support our workers’ compensation obligations could increase, reducing the amount of capital we have available to support and grow our field operations.
We are contractually obligated to collateralize our workers’ compensation obligations under our workers’ compensation program through irrevocable letters of credit, surety bonds or cash. A significant portion of our workers’ compensation program renews annually on January 1 of each year, and as part of the renewal, could be subject to an increase in collateral. These collateral requirements are significant and place pressure on our liquidity and working capital capacity. We believe that our current sources of liquidity are adequate to satisfy our immediate needs for these obligations; however, our available sources of capital are limited. Depending on future changes in collateral requirements, we could be required to seek additional sources of capital in the future, which may not be available on commercially reasonable terms, or at all.
We depend on our senior management and key personnel recruitment and retention, both of which may be difficult and expensive.
We depend substantially on the continued services and performance of our senior management and other key personnel, particularly Howard Brill, our chief executive officer and president. We have purchased a key person life insurance policy on Mr. Brill in the amount of $7.5 million but do not maintain, nor do we intend to apply for, such insurance policies on any of our other executive officers. The loss of the services of any of our executive officers or key employees could harm our business.
The success of our employment recruiting business depends upon our ability to attract and retain highly skilled professionals who possess the skills and experience necessary to fulfill our customers’ employee search needs. Competition for highly skilled professionals is intense. We believe that we have been able to attract and retain highly qualified, effective professionals as a result of our reputation and our performance-based compensation system. These professionals have the potential to earn substantial commissions and overrides based on the amount of revenues they generate by obtaining executive search assignments, executing search assignments, and assisting other professionals to obtain or complete executive search assignments.
Commissions and overrides represent a significant proportion of these professionals’ total compensation. Permanent placement professionals generally earn 100% of their compensation through commissions. Staffing managers can generally earn from 15% to 40% of their compensation through commissions and overrides.
Any diminution of our reputation could impair our ability to retain existing or attract additional highly skilled professionals. Any inability to attract and retain highly skilled professionals could have a material adverse effect on our reputation and our ability to obtain and complete executive search assignments which could decrease our revenues, thereby lowering our profits.
We depend on attracting and retaining qualified employees; during periods of economic growth our costs to do so increase and it becomes more difficult to attract and retain people.
The success of our staffing services depends on our ability to attract and retain qualified employees for placement with our customers. Our ability to attract and retain qualified personnel could be impaired by rapid improvement in economic conditions resulting in lower unemployment and increases in compensation. During periods of economic growth, we face growing competition for retaining and recruiting qualified personnel, which in turn leads to greater advertising and recruiting costs and increased salary expenses. If we cannot attract and retain qualified employees, the quality of our services may deteriorate and our reputation and results of operations could be adversely affected.

We face risks associated with maintaining our professional reputation and establishing and maintaining our brand name.
Our ability to secure new employee recruiting engagements and to hire qualified professionals are highly dependent upon our overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements by referrals from existing customers. Therefore, the dissatisfaction of any customer could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes our reputation or the reputation of any of our personnel could make it more difficult for us to compete successfully for both new engagements and qualified personnel. This could have an adverse effect on our financial condition and operating results.
Because we assume the obligation to make wage, tax and regulatory payments in respect of some employees, we are exposed to customer credit risks.
We generally assume responsibility for and manage the risks associated with our employee payroll obligations, including liability for payment of salaries and wages (including payroll taxes), as well as group health and retirement benefits. These obligations are fixed, whether or not the customer makes payments required by our services agreement, which exposes us to credit risks. We attempt to mitigate this risk by invoicing our staffing customers weekly and our PEO customers at the end of their specific payroll processing cycle. PEO and contingency invoices are due prior to the release of the customers’ payroll. We also carefully monitor the timeliness of our customers’ payments and impose strict credit standards on our customers. If we fail to successfully manage our credit risk, we may suffer losses which would decrease our profitability.
If we are found not to be an “employer” under certain laws and regulations, our customers may stop using our services, and we may be subject to additional liabilities.
We believe that we are an employer of record for the employees provided to our PEO and temporary staffing services customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. If we are determined not to be an employer under such laws and regulations and are therefore unable to assume obligations of our customers for employment and other taxes, our customers may be held jointly and severally liable with us for payment of such taxes. Some customers or prospective customers may view such potential liability as an unacceptable risk, discouraging current customers from continuing their relationships with us or prospective customers from entering into new relationships with us.
Any determination that we are not an employer for purposes of the Employee Retirement Income Security Act could adversely affect our cafeteria benefits plan and retirement plans operated under Section 125 and Section 401(k) of the Internal Revenue Code, respectively, and result in liabilities and penalties to us under the plans.
We may be exposed to employment-related claims, legal liability and costs from and related to customers and employers that could increase our cost of doing business, thereby decreasing our profits, and our insurance coverage may not cover all of our potential liability.
We either co-employ employees in connection with our PEO arrangements or place our employees in our customers’ workplace in connection with our staffing business. As such, we are subject to a number of risks inherent to our status as an employer, including without limitation:
•	Claims of misconduct or negligence on the part of our employees.

•	Claims against our employees of discrimination or harassment.

•	Claims by our employees of discrimination or harassment directed at them, including claims relating to actions of our customers.

•	Immigration-related claims, such as claims related to the employment of illegal aliens or unlicensed personnel.

•	Payment of workers’ compensation claims and other similar claims.

•	Violations of wage, hour and other workplace regulations.

•	Claims relating to employee benefits, entitlements to employee benefits, or errors in the calculation or administration of such benefits.

•	Retroactive entitlement to employee benefits.

•	Errors and omissions of our temporary employees, particularly in the case of professionals.

•	Claims by our customers relating to our employees’ misuse of customer proprietary information, misappropriation of funds, other criminal activity or torts, or other similar claims.
We are also exposed to potential claims with respect to the recruitment process. A customer could assert a claim for matters such as breach of a blocking arrangement or recommending a candidate who subsequently proves to be unsuitable for the position filled. Further, the current employer of a candidate whom we place could file a claim against us alleging interference with an employment contract. In addition, a candidate could assert an action against us for failure to maintain the confidentiality of the candidate’s employment search or for alleged discrimination or other violations of employment law by one of our customers. While we maintain employee practices liability insurance, we may incur unreimbursed out-of-pocket losses, fines or negative publicity with respect to these matters. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team, and could have a negative impact on our business by increasing our costs, thereby decreasing our profits. In some cases, we have agreed to indemnify our customers against some or all of these types of liabilities. With respect to claims involving our co-employer relationship with our PEO and staffing customers, although our PEO and staffing services agreement provides that the customer will indemnify us for any liability attributable to the conduct of the customer or its employees, we may not be able to enforce such contractual indemnification, or the customer may not have sufficient assets to satisfy its obligations to us. We cannot assure that we will not experience these problems in the future or that our insurance will cover all claims or that our insurance coverage will continue to be available at economically feasible rates.
Adverse developments in the market for excess workers’ compensation insurance could lead to an increase in our costs.
We maintain guaranteed cost policies for workers’ compensation coverage in the states in which we operate, with minimal loss retention for employees in our commercial division of the staffing services segment. Changes in the market for workers’ compensation insurance may lead to limited availability of such coverage or additional increases in our insurance costs, either of which may increase our costs of doing business, thereby decreasing our profit.
The cost of unemployment insurance for temporary employees may rise and reduce our margins.
We are responsible for and pay unemployment insurance premiums for our PEO, temporary and regular employees. In the past, these costs have risen as a result of increased claims, general economic conditions and government regulations. Should these costs increase in the future, there can be no assurance that we will be able to increase the fees charged to our customers to keep pace with the increased costs, and if we do not, our results of operations and liquidity could be adversely affected.
We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could result in fines or other penalties.
Corporate human resource operations are subject to a broad range of complex and evolving laws and regulations, including those applicable to payroll practices, benefits administration, employment practices and privacy. Because our customers have employees in many states throughout the United States, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our customer agreements, impair our ability to obtain and renew required licenses, and decrease our profitability or competitiveness. If any of these effects were to occur, our cost of doing business may increase, thereby decreasing our profitability.
Changes in government regulations may result in restrictions or prohibitions applicable to the provision of employment services or the imposition of additional licensing, regulatory or tax requirements.
Our PEO and staffing businesses are heavily regulated in most jurisdictions in which we operate. We cannot assure that the states in which we conduct or seek to conduct business will not:
•	Impose additional regulations that prohibit or restrict employment-related businesses like ours.

•	Require additional licensing or add restrictions on existing licenses to provide employment-related services.

•	Increase taxes or make changes in the way in which taxes are calculated for providers of employment related services.

•	Make changes in the way in which employee benefits are required for providers of employment related services.
Any changes in applicable laws and regulations may make it more difficult or expensive for us to do business, inhibit expansion of our business, or result in additional expenses that limit our profitability or decrease our ability to attract and retain customers.
We may find it difficult to expand our business into additional states due to varying state regulatory requirements.
Future growth in our operations depends, in part, on our ability to offer our services to prospective customers in new states, which may subject us to different regulatory requirements and standards. In order to operate effectively in a new state, we must obtain all necessary regulatory approvals, adapt our procedures to that state’s regulatory requirements and modify our service offerings to adapt to local market conditions. In the event that we expand into additional states, we may not be able to duplicate in other markets the financial performance experienced in our current markets.
Changes in state unemployment tax laws and regulations could restrict our ability to market our services and make our services less attractive to current or potential customers thereby resulting in a decrease of our revenues.
There has been publicity relating to the use of staffing or PEO companies to shield employers from poor unemployment history and high state unemployment taxes, also referred to herein as SUTA. PEOs effectively manage their SUTA rates to lower rates than do most customers on their own. Some states require that the customer retain their own SUTA rate when utilizing a PEO, and others permit the PEO to pay this under the experience of the PEO. PEOs can exist in either environment. New legislation enacted at the state or federal level to try to counter this perceived problem could have a material adverse effect on our business by, for example, making our services less attractive to our existing customers and potential customers or restricting our ability to market our services to existing or potential customers thereby preventing us from maintaining or increasing our revenues.
We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, or if our security measures are breached, our customer relationships and our ability to attract new customers may be adversely affected.
Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect us from, or minimize the effect of, such events may not be adequate. In addition, our business involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to customer data, our reputation may be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and are growing increasingly sophisticated. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we could be liable and the market perception of our services could be harmed.
Acquisitions subject us to various risks, including risks relating to selection and pricing of acquisition targets, integration of acquired companies into our business and assumption of unanticipated liabilities.
We may make additional acquisitions in the future, however, we cannot assure that we will be able to identify or consummate any additional acquisitions on favorable terms or at all. If we do pursue acquisitions, we may not realize the anticipated benefits of the acquisitions. Acquisitions involve many risks, including risks relating to the assumption of unforeseen liabilities of an acquired business, adverse accounting charges, exposure to workers’ compensation and other costs in differing regulatory environments, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on our operating results, operational challenges arising out of integration of management information systems, and difficulties in integrating acquired companies into our business, both from a cultural perspective, as well as with respect to personnel and customer retention and technological integration. Acquired liabilities may be significant and may adversely affect our financial condition or results of operations. Our inability to successfully integrate acquired businesses may lead to increased costs, failure to generate expected returns, accounting charges, or even a total loss of amounts invested, any of which could have a material adverse effect on our financial condition and results of operations.

From time to time, we are a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, financial condition and results of operations if we are unable to recover any monetary liability resulting from a successful claim with insurance proceeds or working capital.
We are involved, from time-to-time, in a variety of litigation arising out of our business. We carry insurance to cover most business risk, but there can be no assurance that the insurance coverage we have will cover all claims that may be asserted against us. Should any ultimate judgments or settlements not be covered by insurance or exceed our insurance coverage, such uncovered losses could increase our costs and could have a material adverse effect on our results of operations, financial position and cash flows. There can also be no assurance that we will be able to obtain appropriate and sufficient types or levels of insurance in the future or those adequate replacement policies will be available on acceptable terms, if at all.
Our common stock has been thinly traded and prospective investors may not be able to resell their shares at or above the purchase price paid by such investor, or at all.
Our common stock became eligible for trading on the OTC BB trading system in August 2006. The OTC BB tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC BB as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:
•	The lack of readily available price quotations.

•	The absence of consistent administrative supervision of “bid” and “ask” quotations.

•	Lower trading volume.

•	Market conditions.
In addition, the value of our common stock could be affected by:
•	Actual or anticipated variations in our operating results.

•	Changes in the market valuations of other human capital solutions companies.

•	Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

•	Adoption of new accounting standards affecting our industry.

•	Additions or departures of key personnel.

•	Introduction of new services by our competitors or us.

•	Sales of our common stock or other securities in the open market.

•	Changes in financial estimates by securities analysts.

•	Conditions or trends in the market in which we operate.

•	Changes in earnings estimates and recommendations by financial analysts.

•	Our failure to meet financial analysts’ performance expectations.

•	Other events or factors, many of which are beyond our control.
In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

Our common stock is currently considered a “penny stock” and may be difficult to sell.
The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Reported trades of our common stock on the OTC BB have been at a price below $5.00 since April 2007 and, accordingly, our common stock is currently considered a penny stock. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.
A significant amount of common stock is eligible for sale, and its sale could depress the market price of our common stock.
Current and former employees hold approximately 3,600,000 shares of our outstanding common stock which all became tradable on March 31, 2008 pursuant to revised Rule 144 and the expiration of the two year lock on senior management. Sales of any number of these shares of common stock in the public market could lower the market price of our common stock.
A significant amount of common stock is subject to issuance upon the conversion of our convertible subordinated notes and mandatorily redeemable convertible preferred stock. The conversion, exercise and sale of these financial instruments could depress the market price of our common stock.
At June 2008, we have outstanding $20,990,000 aggregate principal amount of senior subordinated secured convertible notes convertible at a holder’s option into approximately 4,771,000 shares of our common stock at any time prior to maturity, at a conversion price of $4.40 per share, subject to adjustment upon certain events. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at our option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. Our common stock has never traded at 200% of the current conversion price. A note holder may not convert our convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and Series A mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
We have outstanding 12,750 shares of our Series A mandatorily redeemable convertible preferred stock currently convertible into approximately 3,768,000 shares of common stock at a conversion price of $4.07. The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into a number of shares of our common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment) from issuance to maturity, by the conversion price, subject to adjustment upon certain events. A stockholder may not convert our Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
Additionally, 112,440 shares of our common stock are issuable upon exercise of outstanding warrants.
Sales of a significant number of shares of our common stock in the public market after the conversion or exercise of these financial instruments could lower the market price of our common stock.
We cannot assure that we will list our common stock on NASDAQ or any other national securities system or exchange.
Although we intend to apply to list our common stock on NASDAQ or the American Stock Exchange, we do not currently meet the initial listing standards of either of those and we cannot assure that we will be able to qualify for and maintain a listing of our common stock on either of those or any other stock system or exchange in the future.

Securities analysts have not initiated coverage and may not initiate coverage of our common stock and this may have a negative impact on our common stock’s market price.
The trading market for our common stock may depend significantly on the research and reports that securities analysts publish about our business or us. We do not have any control over these analysts. Currently there is no coverage of our common stock and there is no guarantee that securities analysts will cover our common stock in the future. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our common stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose visibility in the financial markets, which could cause our common stock price or trading volume to decline.
Our certificate of incorporation contains an anti-takeover provision which could discourage or prevent a takeover even if an acquisition would be beneficial to our stockholders.
Our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting powers of the holders of our common stock, including the loss of voting control to others.
Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls is time consuming, difficult and costly.
Global Employment Solutions had never operated as a public company prior to the consummation of the recapitalization on March 31, 2006. It has been time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act of 2002. We have already hired additional financial staff and may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications the Sarbanes-Oxley Act requires publicly traded companies to obtain.
If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.
There can be no assurance that, when required, our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.
In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we have discovered “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, also referred to herein as PCAOB as discussed in Part II, Item 9A — Controls and Procedures.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The PCAOB refers to Financial Accounting Standards Board Statement No 5, Accounting for Contingencies, also referred to herein as SFAS 5, for a definition of “reasonable possibility”, noting that there is a reasonable possibility of an event occurring when the likelihood of the event is either “reasonably possible” or “ probable” as those terms are used in SFAS 5. SFAS 5 defines “reasonably possible” as the chance of the future event or events occurring are more than remote but less than likely. SFAS 5 defines “probable” as the future event or events are likely to occur.
We disclosed certain material weaknesses in the Company’s annual report on Form 10-K for the year ended December 2007. During the 1st quarter of 2008, we formalized the review, documentation and follow-up of key balance sheet account analyses and reconciliations. We also developed a review checklist and verification process with our accounting consulting firm to increase the level of their involvement in key accounting issues, including the calculation of earnings per share. While management believes these controls to be in place, we have not tested a sample in 2008 related to these key internal controls to determine if they were fully operating and effective in a manner to support a change in our evaluation.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure that the measures we will take will remediate any material weaknesses identified or that we will implement and maintain adequate controls over our financial process and reporting in the future.
Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses, to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of our common stock offered for sale in this prospectus but may receive payment of the conversion and exercise prices for converting our convertible notes or Series A mandatorily redeemable preferred stock into common stock. Any payment of the conversion prices received will be used first to pay down our outstanding senior credit facility and then for working capital.
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS
Market Information
Our common stock has been included for quotation on the OTC BB under the symbol “GEYH.OB” since August 11, 2006. The following table sets forth, for the periods indicated, the high and low closing sales prices of our common stock as reported on the OTC BB.

	High	Low
Third quarter ended October 1, 2006	$5.30	$5.15
Fourth quarter ended December 31, 2006	$5.25	$5.15
First quarter ended April 1, 2007	$5.25	$5.00
Second quarter ended July 1, 2007	$5.25	$3.75
Third quarter ended September 30, 2007	$3.75	$1.50
Fourth quarter ended December 30, 2007	$2.50	$1.50
First quarter ended March 30, 2008	$2.50	$1.50
Second quarter ended June 29, 2008	$2.45	$1.05
As of August 28, 2008, the last reported sales price on the OTC BB for our common stock was $0.75 per share.
Determination of Offering Price
The selling stockholders will sell at prevailing market prices or privately negotiated prices.

Stockholders and Related Matters
As of August 29, 2008, we had outstanding 10,548,330 shares of common stock, held by approximately 170 holders of record, and 12,750 shares of our Series A mandatorily redeemable convertible preferred stock, held by 22 holders of record. As of the same date, we had outstanding $20,990,000 aggregate principal amount of senior subordinated secured convertible notes convertible into approximately 4,771,000 shares of our common stock, and warrants to purchase our common stock exercisable into 112,440 shares of our common stock. The 12,750 shares of our Series A mandatorily redeemable convertible preferred stock is convertible into approximately 3,727,000 shares of our common stock. We have registered an aggregate of 18,803,103 shares of our common stock currently outstanding or issuable upon conversion or exercise of convertible securities and warrants as described above (as further described on the cover page of this prospectus) pursuant to the registration statement on Form S-1 of which this prospectus is a part. Stockholders may potentially sell an aggregate of approximately 8,087,000 shares of our currently outstanding shares of common stock pursuant to Rule 144 under the Securities Act (excluding shares that are registered pursuant to the registration statement on Form S-1 of which this prospectus is a part).
Please consult the section entitled “Risk Factors” for a discussion of risks associated with our common stock related to its quotation on the OTC BB and it currently being considered a “penny stock”.
Dividends
In March 2005, Global Employment Solutions made a payment, characterized as a dividend for accounting purposes, to holders of its restricted common stock and Series C preferred stock in the aggregate amount of $7.0 million.
We did not declare or pay any other dividends during 2006, 2007 or 2008. We do not intend to pay any dividends on our common stock in the foreseeable future. We are restricted or prohibited from paying common stock dividends by the terms of our preferred stock, convertible notes and senior credit facility.
Securities Authorized for Issuance under Equity Compensation Plans
The table below sets forth, as of August 2008, information about our common stock that may be issued upon the exercise of options under our 2006 Stock Plan.

Number of
securities remaining
available for future
		Weighted-average	issuance under
	Number of securities to be	exercise price of	compensation plans
	issued upon exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
Plan Category	warrants and rights	and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,072,092	$2.61	2,734,908

Equity compensation plans not approved by security holders	—	—	—

Total	2,072,092	$2.61	2,734,908

SELECTED FINANCIAL INFORMATION
The following table sets forth summary financial information and other data for Global Employment Holdings. Data for the years ended 2007, 2006, 2005, 2004 and 2003 have been derived from audited financial statements. Data for the six months ended June 29, 2008 and July 1, 2007 been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such periods and as of such dates. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this prospectus.

	Six Months Ended		Years Ended
(All amounts in thousands, except per	June 2008	June 2007	2007		2006		2005	2004	2003
share data)	(unaudited)	(unaudited)
Revenues, net	$89,328	$80,960	$173,893		$128,790		$111,563	$97,126	$85,568
Gross profit	$22,652	$22,036	$45,329		$36,719		$34,370	$30,200	$27,231
SG&A expenses	$18,660	$18,210	$37,432	(d)	$28,311	(a)	$45,478 (b)	$23,936	$22,630
Depreciation and amortization	$1,370	$1,097	$2,563		$573		$729	$734	$707
Operating income (loss)	$2,622	$2,729	$5,334		$7,835		$(11,837)	$5,530	$3,894
Other income (expense)	$(688)	$6,840	$5,543		$(7,959	)(c)	$(256)	$(703)	$(798)
Net income (loss)	$2,612	$9,778	$10,966		$1,309		$(15,725)	$2,793	$1,673
Dividend paid to Series C preferred shareholders	$—	$—	$—		$—		$(6,300)	$—	$—
Valuation of redeemable preferred stock	$—	$—	$—		$—		$(36,693)	$—	$—
Income (loss) available to common stockholders	$2,612	$9,778	$10,966		$1,309		$(58,718)	$2,793	$1,673
Income (loss) per share:
Basic earnings (loss) per share	$0.25	$1.62	$1.67		$0.23		$(10.95)	$0.51	$0.30
Weighted average number of shares outstanding	10,548	6,024	6,550		5,745		5,363	5,471	5,547
Diluted earnings (loss) per share	$0.22	$0.97	$1.04		$0.23		$(10.95)	$0.51	$0.30
Weighted average number of shares outstanding	15,811	12,715	15,586		5,745		5,363	5,471	5,547
Total assets	$68,758	$70,927	$69,486		$57,202		$52,920	$51,014	$51,953
Long-term debt, net	$17,375	$22,880	$16,114		$15,138		$17,824	$17,800	$17,370
Long-term mandatorily redeemable preferred stock, net	$5,886	$3,264	$4,588		$2,013		$—	$5,856	$5,837
Stockholders’ equity (deficit)	$4,256	$(8,936)	$983		$(19,641)		$(24,921)	$11,234	$8,443
Dividends declared and paid per common share	$—	$—	$—		$—		$1.20	$—	$—

(a)	Includes $1,048 of non-recurring compensation expense in connection with the March 31, 2006 recapitalization.

(b)	Includes $21,152 of share based compensation related to our restricted stock plan recorded in connection with the March 31, 2006 recapitalization.

(c)	Includes $3,359 of expenses recorded in connection with the March 31, 2006 recapitalization.

(d)	Includes $2,355 of compensation expense related to the granting of stock options and conversion of warrants.

The following summarizes unaudited quarterly operating results (all amounts in thousands, except per share data):

2008 Quarters	1st	2nd
Revenues, net	$46,018	$43,310
Gross profit	$11,134	$11,518
Net income (loss)	$(169)	$2,781
Income (loss) available to common shareholders	$(169)	$2,781
Income (loss) per share:
Basic	$(0.02)	$0.26
Diluted	$(0.04)	$0.19

2007 Quarters	1st	2nd	3rd	4th
Revenues, net	$36,621	$44,338	$46,889	$46,045
Gross profit	$10,177	$11,859	$12,149	$11,144
Net income (loss)	$991	$8,788	$8,947	$(7,760)
Income (loss) available to common shareholders	$991	$8,788	$8,947	$(7,760)
Income (loss) per share:
Basic	$0.16	$1.46	$1.48	$(0.98)
Diluted	$0.16	$0.77	$0.57	$(0.98)

2006 Quarters	1st	2nd	3rd	4th
Revenues, net	$31,208	$33,411	$33,287	$30,884
Gross profit	$8,844	$9,710	$9,203	$8,962
Net income (loss)	$(1,691)	$1,330	$1,085	$585
Income (loss) available to common shareholders	$(1,691)	$1,330	$1,085	$585
Income (loss) per share:
Basic	$(0.35)	$0.22	$0.18	$0.10
Diluted	$(0.35)	$0.21	$0.18	$0.10
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial condition of Global Employment Holdings, Inc., together with its consolidated subsidiaries. This discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Consolidated Condensed Financial Statements and Notes thereto included elsewhere in this prospectus.
Cautionary Statement
This notice is intended to take advantage of the “safe harbor” provided by the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements. The information in this discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believe,” “anticipate,” “plan,” “expect,” “intend,” and similar expressions are intended to identify forward-looking statements. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the following: (1) actual demand for our services, (2) our ability to attract, train and retain qualified staffing consultants, (3) our ability to remain competitive in obtaining and retaining PEO and temporary staffing customers, (4) the availability of qualified temporary employees and other qualified contract professionals, (5) our ability to manage our business efficiently and effectively, (6) continued performance of our information systems, and (7) other risks detailed from time to time in our reports filed with the SEC. Other factors also may contribute to the differences between our forward-looking statements and our actual results. All forward-looking statements in this document are based on information available to us as of the date we file this prospectus, and we assume no obligation to update any forward-looking statement or the reasons why our actual results may differ.

Overview of our business
Through our wholly-owned operating subsidiary, Global Employment Solutions, we are a leading provider of human capital solutions with offices in key cities throughout the United States. Our business is divided into two major segments, staffing services and PEO services.
Staffing Services
Our staffing services segment consists of several areas of specialization. We provide direct placement and temporary staffing services in a number of areas, such as light industrial, clerical, information technology, engineering, accounting and finance, call center and logistics, among others. As a result of the acquisition of the Career Blazers business, we added a significant amount of “payrolling” services, also referred to as contingency services. Payrolling services consist of a staffing firm placing on its payroll employees recruited or hired by a customer. Payrolling is distinguished from PEO arrangements in that the employees generally are on temporary assignments and make up a small portion of the customer’s work force. Our direct hire placement practice group responds to our customers’ requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. We provide direct hire placement services on a contingency basis and as a retained service provider.
Our temporary staffing services consist of on-demand or short-term staffing assignments, contract staffing, on-site management, and human resource administration. Short-term staffing services assist employers in dealing with employee demands caused by such factors as seasonality, fluctuations in customer demand, vacations, illnesses, parental leave, and special projects without incurring the ongoing expense and administrative responsibilities associated with recruiting, hiring and retaining permanent employees. As more and more companies focus on effectively managing variable costs and reducing fixed overhead, the use of short-term staffing services allows companies to utilize the “just-in-time” approach for their personnel needs, thereby converting a portion of their fixed personnel costs to a variable expense.
Our contract staffing services place temporary employees with customers for time- periods of more than three months or for an indefinite time period. This type of arrangement often involves outsourcing an entire department in a large corporation or providing the workforce for a large project. In an on-site management arrangement, we place an experienced manager on-site at a customer’s place of business. The manager is responsible for conducting all recruiting, employee screening, interviewing, drug testing, hiring and employee placement functions at the customer’s facility for a long-term or indefinite period.
Management believes that professional, clerical/administrative and light industrial staffing services are the foundation of the staffing industry and will remain a significant market for the foreseeable future. Management also believes that employees performing these staffing functions are, and will remain, an integral part of the labor market in local, regional and national economies in which we operate.
PEO Services
Our PEO services segment assists customers in managing human resources responsibilities and employer risks. In a PEO services arrangement, we enter into a contract to become a co-employer of the customer-company’s existing workforce. Pursuant to this contract, we assume responsibility for some or all of the human resource management responsibilities, including payroll, payroll taxes, employee benefits, health insurance, workers’ compensation coverage, workplace safety programs, compliance with federal and state employment laws, labor and workplace regulatory requirements and related administrative responsibilities. We have the right to hire and fire our PEO employees, although the customer-company remains responsible for day-to-day assignments, supervision and training and, in most cases, recruiting.
Overview of Other Costs
The cost of services is comprised of direct payroll costs for staffing services, employer payroll-related taxes, employee benefits and workers’ compensation. Direct payroll costs represent the gross payroll earned by staffing services employees based on salary or hourly wages. Payroll taxes and employee benefits consist of the employer’s portion of social security and Medicare taxes, federal unemployment taxes, state unemployment taxes and staffing services employee reimbursements for materials, supplies and other expenses our customers pay. Workers’ compensation expense consists primarily of premiums we incur based upon the classification code of the payroll costs.
Selling, general and administrative, also referred to herein as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch office operating expenses consist primarily of branch office payroll and personnel related costs, advertising costs, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy, and information systems, costs associated with being a publically held company and executive and corporate staff incentive bonuses.
Depreciation is computed using the straight-line method over the assets’ estimated useful lives ranging from three to ten years. Leasehold improvements are depreciated over the shorter of the assets’ estimated useful life or the lease term. Amortization of other assets consists of the amortization of debt issuance costs, which are amortized using the effective interest method over their estimated useful lives of five to seven years. Identifiable intangible assets are amortized over their estimated useful life ranging from three months to five years. The weighted average amortization period for the identifiable intangible assets is 4.0 years.
Critical Accounting Policies
We have identified the policies listed below as critical to our business and the understanding of our results of operations. For a detailed discussion of the application of these and other accounting policies, see Note A in the notes to the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States, also referred to herein as GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, workers’ compensation costs, collectability of accounts receivable, impairment of goodwill and intangible assets, contingencies, litigation, income taxes, stock option expense and warrant and conversion liability. Management bases its estimates and judgments on historical experiences and on various other factors believed to be reasonable under the circumstances. Actual results under circumstances and conditions different than those assumed could result in differences from the estimated amounts in the consolidated financial statements.
Revenue Recognition
Our PEO revenues consist of amounts received or receivable under employee leasing customer service agreements. Amounts billed to PEO customers include actual wages of employees dedicated to each work-site and related payroll taxes paid by us, a contractual administrative fee, and workers’ compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to customers for workers’ compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to us. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record PEO revenues net, having determined that this better reflects the substance of the transactions between us and our PEO customers. We believe this allows greater comparability to the financial results within the industry. In addition, we believe that this will better focus us on, and allow investors to better understand, the financial results of our business. Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed.
Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service and contingency revenues are recognized as our employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
All revenue is earned in the United States.
Fair Value of Financial Instruments
The Company does not believe that its financial instruments, primarily cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash exceeds the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk. Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide as well as customer payment terms in the PEO segment and contingency division of our staffing segment.
The Company uses fair value measurements in areas that include, but are not limited to: the allocation of purchase price consideration to tangible and identifiable intangible assets; impairment testing of goodwill and long-lived assets; share-based compensation arrangements and valuation of the warrant and conversion liability. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities approximate their fair values because of the short-term nature of these instruments. The carrying value of our bank debt approximates fair value due to the variable nature of the interest rates under our Credit Facility and current rates available to the Company for term debt with similar terms and risk. The warrants and conversion features embedded in the convertible notes, mandatorily redeemable convertible preferred stock and common stock as well as stock options granted to employees and directors are valued at estimated fair market value utilizing a Black-Scholes option pricing model. The Company, using available market information and appropriate valuation methodologies, has determined the estimated fair value of its financial instruments. However, considerable judgment is required in interpreting data to develop the estimates of fair value.
In January 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements, which established a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on our consolidated financial statements.
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For valuation techniques using a fair-value hierarchy, the Company has determined that its warrant and conversion liability falls into the Level 2 category, which values the liability using quoted prices and other inputs for similar liabilities in active markets that are observable either directly or indirectly. The fair market value of the warrant and conversion liability is reported as a derivative and is included in long term liabilities on the consolidated condensed balance sheets. Changes in the fair market value are included in other income in the consolidated condensed statements of operations. The fair market valuation factors and assumptions in computing the warrant and conversion liability are further discussed below.
There were no assets or liabilities where Level 1 and 3 valuation techniques were used and there were no assets and liabilities measured at fair value on a non-recurring basis.
Allowance for Doubtful Accounts
In our business, we must make estimates of the collectability of accounts receivable. Accounts receivable represented 39% and 40% of our total assets as of June 2008 and December 2007, respectively. Management analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in the customers’ payment tendencies when evaluating the adequacy of the allowance for doubtful accounts. We monitor all accounts weekly and evaluate the allowance for doubtful accounts quarterly. We also consider a number of factors, including the length of time accounts receivable are past due, our previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by us, which is normally 30 to 90 days. If our customers’ financial condition were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Intangible Assets and Goodwill
Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed of the acquired entity. The amount recognized as goodwill includes acquired intangible assets that do not meet the criteria in SFAS No. 141, Business Combinations, for recognition as an asset apart from goodwill. Goodwill is evaluated annually for impairment in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets. As a result of the adoption of SFAS 142, we discontinued the amortization of goodwill effective December 31, 2001. SFAS 142 also requires that we perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. The two step approach to assess goodwill impairment requires us to first compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
SFAS 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on the multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of our company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data and public market multiples, is the most appropriate valuation methodology.
We determined that each of our subsidiaries is an individual reporting unit as defined by SFAS 142. Accordingly, we valued each of the subsidiaries which have goodwill recorded based on multiples of trailing twelve month EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during 2007, 2006 or 2005. Pursuant to SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS 142, we determined there were no events or changes in circumstances that indicated that carrying values of goodwill or other intangible assets subject to amortization may not be recoverable as of June 2008.
The increase in goodwill and intangible assets is a result of the acquisition of Career Blazers. The acquisition allows Holdings to expand our operations into these markets not previously served by us. The following factors were primary reasons that contributed to the estimated goodwill and intangible assets that will be recorded: going concern value, administrative expense efficiency, name and trademark value and customer and employee base.
Identifiable intangible assets are amortized over their estimated useful life ranging from three months to five years. The weighted average amortization period for the identifiable intangible assets is 4.0 years.
Income Taxes
We account for income taxes by utilizing an asset and liability approach that requires recording deferred tax assets and liabilities for the future year consequences of events that have been recognized in our financial statements or tax returns. As required under SFAS 109, Accounting for Income Taxes, we measure these expected future tax consequences based upon provisions of tax law as currently enacted. The effects of future changes in tax laws are not anticipated. Variations in the actual outcome of these future tax consequences could materially impact our financial position or our results of operations. We also provide a reserve for tax contingencies when we believe a probable and estimatable exposure exists. The valuation allowance results from the uncertainty regarding the Company’s ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to state net operating loss carry forwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets.
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of June 2008, the Company made no provisions for interest or penalties related to uncertain tax positions. The tax years 2004 through 2007 remain open to examination by the Internal Revenue Service of the United States.
The Company believes it will have sufficient future taxable income to support the carrying value of the net deferred tax assets based upon management’s assumptions about revenue growth and gross margin. If future operating results are not sufficient, then the Company may need to set up valuation allowance reserves against these assets which will increase the tax expense recorded on our consolidated statements of operations.
Stock-Based Compensation
SFAS 123 (revised 2004), Share-Based Payments, which replaces SFAS 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees, requires all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements based on their fair values. In April 2005, the SEC issued a press release that revised the required date of adoption under SFAS 123(R). The new rule allowed companies to adopt the provisions of SFAS 123(R) beginning in the first annual period beginning after June 15, 2005. We adopted the fair value method of accounting pursuant to SFAS 123 (R) for all issuances of restricted stock and stock options beginning in 2006 and applied it to the stock options granted in 2007 and 2008.
The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the following table. Because this option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed below. The Company bases the estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to utilize the Company’s own stock volatility. The Company uses historical data to estimate employee termination within the valuation model; separate groups of employees that have similar historical termination behavior are considered separately for valuation purposes.

The Company granted equity share options that have the following basic characteristics:
•	The stock options are granted at-the-money;

•	Exercisability is conditional only on performing service through the vesting date;

•	If an employee terminates service prior to vesting, the employee would forfeit the stock options;

•	If an employee terminates service after vesting, the employee would have a limited time to exercise the vested stock options (typically 30-90 days);

•	The stock options are nontransferable and nonhedgeable; and

•	The Company utilizes the Black-Scholes closed-form model for valuing its employee stock options.
These types of options are commonly referred to as “plain vanilla”. Staff Accounting Bulletin 107, as extended by Staff Accounting Bulletin 110, issued by the SEC, states it is allowable for an entity which chooses not to rely on its historical exercise data may find certain alternative information, such as exercise data relating to employees of other companies, is not easily obtainable. As such, in the short term, some companies may encounter difficulties in making a refined estimate of expected term. Accordingly, it is acceptable to utilize the following “simplified” method for “plain vanilla” options consistent with those in the fact set above: expected term = ((vesting term + original contractual term) / 2). More detailed information about exercise behavior will, over time, become readily available to companies. As such, this simplified method can be used for share option grants until more detailed information is widely available.
Prior to the adoption of SFAS 123(R), we used the fair value method of accounting pursuant to SFAS 123, for all issuances of stock options to non-employees. We used the intrinsic value method under the provisions of APB, No. 25 and related interpretations in accounting for all stock options issued to employees until January 1, 2006. Under APB No. 25, compensation cost was recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.
Warrant and Conversion Feature Valuation
We applied the provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of our common stock warrants and the conversion features embedded in our convertible notes and Series A mandatorily redeemable preferred stock. Accordingly, we recorded a warrant and conversion feature liability upon the issuance of our common stock, mandatorily redeemable convertible preferred stock and convertible notes equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments. We adjust this quarterly to the estimated fair market value based upon then current market conditions.
We value the warrant and conversion liability using the Black-Scholes model, based upon interest rates, stock prices, the contractual term of the underlying financial instruments and volatility factors in effect at the end of each quarter.
Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. Option-pricing models require an estimate of expected volatility as an assumption because an option’s value is dependent on potential share returns over the option’s term. The higher the volatility, the more the returns on the share can be expected to vary, up or down. Because an option’s value is unaffected by expected negative returns on the shares, other things being equal, an option on a share with higher volatility is worth more than an option on a share with lower volatility.
We utilize historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and use daily intervals for price observations. We base our estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to us or until we have sufficient information available to utilize our own stock volatility.
We believe that these assumptions are reliable. However, these assumptions may change in the future based on actual experience as well as market conditions.
In December 2007, the company converted substantially all of its warrants to common stock. The remaining warrant liability relates primarily to the conversion features embedded in our convertible debt and mandatorily redeemable convertible preferred stock.
Recent Accounting Pronouncements
For a discussion of recent accounting pronouncements and their potential effect on our results of operations and financial condition, refer to Note A in the notes to the consolidated financial statements beginning on page F-7 and Note 2 in the notes to unaudited consolidated condensed financial statements on page I-5 of this prospectus.
Executive Overview
We believe that some of the initiatives undertaken during the last several years, such as restructuring both our back office and field operations and upgrading our corporate systems and technology, have increased our operating efficiencies, thereby enabling us to be more responsive to our clients. We believe our field operations model, which allows us to deliver our service offerings in a disciplined and consistent manner across all geographies and business lines, as well as our highly centralized back office operations, are competitive advantages and keys to our future growth and profitability.
Our 2008 operational results were achieved during periods in which there were growing concerns about the macro-economic environment including a weakening economy with declining GDP growth and increasing jobless claims. The economic uncertainties in which we currently operate make it challenging for us to predict the near-term future and a U.S. recession, if it should occur, or a decline in the U.S. economy could have a significant adverse impact on our business.
In February 2007, we acquired the business operations of Career Blazers. The results of operations of Career Blazers were included in our consolidated financial statements for all of 2008 and four months of the six month period ended June 2007. The impact of the Georgia acquisition, as explained in Note 10, Acquisitions, of the Notes to the Unaudited Condensed Consolidated Financial Statements, was not significant to our consolidated operating results in 2008. Expected revenue from the Georgia acquisition customers, based upon unaudited financial information, could increase our annual consolidated revenues by approximately 2%.
Our results for 2007 were encouraging in all of our service lines. All of our service lines had positive growth with the exception of our commercial staffing division due to the loss of three customers in late 2006 and early 2007. That division rebounded well and recorded its highest revenue volume in the fourth quarter of 2007 for the past five years.
We believe our operating results continue to reflect, in part, the competitive advantage of offering a broad array of human resource management services through our PEO arrangements, expanded service offerings in the staffing segment and leveraging the human resources in each of our locations. We believe this competitive advantage has enabled us to increase business opportunities in the locations we service. We believe the acquisition of Career Blazers will allow us to expand and leverage our services into the geographic markets that they serve. Management expects that demand for our staffing services will continue to reflect overall economic conditions in our market areas. Our diversified geographic and product offerings helps to buffer us against overall economic softness.
Our plan is to focus our organic sales efforts on opportunities yielding a higher gross margin which may result in decreased opportunities for revenue from lower margin business. Further, we plan to seek strategic acquisitions which will provide either geographic or business line opportunities. We believe this focus will enhance shareholder value in future years.
While we believe that we are well positioned, both strategically and financially, to ride out softness in the human resource outsourcing industry as well as the overall economy, further deterioration of the economy could negatively impact our operating results. If we fail to successfully respond to competitive pressures or to implement our strategies effectively, our net revenues or gross margins could be reduced which could adversely affect our results of operations or financial position.
Fluctuations in Quarterly Operating Results
We have historically experienced significant fluctuations in our quarterly operating results and anticipate such fluctuations to continue in the future. Our operating results may fluctuate due to a number of factors such as seasonality, wage limits on payroll taxes and demand and competition for services. Our revenue levels fluctuate from quarter to quarter primarily due to the impact of seasonality on our staffing services business. Payroll taxes and benefits fluctuate with the level of direct payroll costs, but tend to represent a smaller percentage of revenues and direct payroll costs later in the year as some employees exceed federal and state statutory wage limits for unemployment and social security taxes.

The following table summarizes, for the periods indicated, selected statements of operations data expressed as a percentage of revenues, net:

	Six Months		Year
	2008	2007	2007		2006		2005
	(unaudited)	(unaudited)
REVENUES:
Staffing	81.8%	78.4%	80.4%		73.9%		72.8%
PEO	18.2%	21.6%	19.6%		26.1%		27.2%

TOTAL REVENUES, net	100.0%	100.0%	100.0%		100.0%		100.0%
COST OF SERVICES	74.6%	72.8%	73.9%		71.5%		69.2%

GROSS PROFIT	25.4%	27.2%	26.1%		28.5%		30.8%

OPERATING EXPENSES
Selling, general and administrative	20.9%	22.5%	21.5	%(d)	22.0	%(a)	40.8	%(b)
Depreciation and amortization	1.5%	1.3%	1.5%		0.4%		0.7%

Total operating expenses	22.4%	23.8%	23.0%		22.4%		41.5%

OPERATING INCOME (LOSS)	3.0%	3.4%	3.1%		6.1%		-10.7%

OTHER INCOME (EXPENSE)

Interest expense:
Other interest expense, net of interest income	-5.3%	-6.1%	-5.3%		-5.1%		-0.2%
Fair market valuation of warrant liability	5.2%	14.5%	8.7%		1.3%		0.0%
Other income (expense)	-0.7%	0.0%	-0.2%		-2.4	%(c)	0.0%

Total other income (expense), net	-0.8%	8.4%	3.2%		-6.2%		-0.2%

INCOME (LOSS) BEFORE INCOME TAXES	2.2%	11.8%	6.3%		-0.1%		-10.9%

INCOME TAXES	-0.8%	-0.3%	0.0%		-1.1%		3.2%

NET INCOME (LOSS)	3.0%	12.1%	6.3%		1.0%		-14.1%

(a)	Includes $1,048,000 (<1%) of non-recurring compensation expense in connection with the March 31, 2006 recapitalization.

(b)	Includes $21,152,000 (19.0%) of share based compensation related to our restricted stock plan in connection with the March 31, 2006 recapitalization.

(c)	Includes $3,359,000 (2.6%) of expenses recorded in connection with the March 31, 2006 recapitalization.

(d)	Includes $2,355,000 (1.4%) of share based compensation expense related to the granting of stock options and conversion of warrants.

We report PEO revenues on a net basis as opposed to a gross basis as described above. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is informative as to the level of our business activity and useful in managing our operations. A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	Gross reporting		Net reporting
Years	method	Reclassification	method
2007
Revenues, net	$577,927,000	$(404,034,000)	$173,893,000
Cost of services	(532,598,000)	404,034,000	(128,564,000)

Gross profit	$45,329,000	$—	$45,329,000

2006
Revenues, net	$507,906,000	$(379,116,000)	$128,790,000
Cost of services	(471,187,000)	379,116,000	(92,071,000)

Gross profit	$36,719,000	$—	$36,719,000

2005
Revenues, net	$439,991,000	$(328,428,000)	$111,563,000
Cost of services	(405,621,000)	328,428,000	(77,193,000)

Gross profit	$34,370,000	$—	$34,370,000

For the six months ended June 2008
Revenues, net	$283,722,000	$(194,394,000)	$89,328,000
Cost of services	(261,070,000)	194,394,000	(66,676,000)

Gross profit	$22,652,000	$—	$22,652,000

For the six months ended June 2007
Revenues, net	$283,193,000	$(202,233,000)	$80,960,000
Cost of services	(261,157,000)	202,233,000	(58,924,000)

Gross profit	$22,036,000	$—	$22,036,000

CHANGES IN RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 2008 AND JUNE 2007
Revenues
We experienced overall revenue growth in 2008 over 2007, with net revenues increasing 10.3%. The year-over-year revenue growth is primarily attributable to additional revenue from the acquisition of Career Blazers, an increase in the number of billed hours in the commercial division of the staffing services segment and increased permanent placements, offset by a decrease in average worksite employees at the PEO services segment and in the number of billed hours in the professional division of the staffing services segment. One customer accounted for 16.7% of total revenue for the six months ended June 2008. This customer is in the contingency staffing division of the staffing services segment. No other customer accounted for more than 6.4% of revenues.
Staffing services segment revenues increased 15.1%. The year-over-year revenue growth is primarily attributable to the following factors:
•	Additional revenue from the acquisition of Career Blazers of $8.1 million;

•	6.6% increase in permanent placement fee revenues;

•	10.3% increase in the number of billed hours in the commercial division, offset by;

•	10.6% decrease in the number of billed hours in the professional division.
The professional division revenues reflect a reduction in our clinical research customer usage due to customer funding reductions associated with the termination of certain clinical drug trials and reduced demand for staffing services as customers were affected by weaker economic conditions.

PEO services segment net revenues decreased 7.0%. The decrease was due to a 6.6% decrease in the average number of worksite employees and a decrease in billed worker’s compensation premium, offset by a 3.2% increase in average wages per employee. The decline in average worksite employees was due primarily to the loss of residential construction jobs, a reduction in the average number of worksite employees per customer and economic softness in the Florida market. The decline in worker’s compensation premium was due largely to a Florida state mandated reduction in statutory rates.
Gross profit and gross margin percentage
Gross profit increased 2.8% due to the aggregate revenue changes noted above, offset by a decrease in gross margin percentage.
Staffing segment gross profit increased 8.9%. PEO services segment gross profit decreased 10.1%.
Our consolidated gross margin percentage decreased due a to larger percentage of our consolidated revenues coming from our lower margin contingency staffing division and the commercial staffing line of business offset, in part, by higher permanent placement fees.
Gross margin percentage (without permanent placement revenue) in our professional staffing division decreased from 16.4% to 15.2% primarily due to the additional lower margin contingency staffing revenues, the reduction in our clinical research customer usage and a change in the mix of business between higher margin IT staffing and lower margin clerical staffing.
Gross margin percentage for the commercial staffing division changed slightly from 15.7% to 15.3% due to lower permanent placement fees, offset by slightly favorable effective workers’ compensation rate.
Gross margin percentage for the PEO segment decreased from 44.9% to 43.4% primarily due to the statutory workers’ compensation rate reductions offset by an increase in average salary per worksite employee.
We expect gross profit, as a percentage of net revenues, to continue to be influenced by fluctuations in the mix between staffing and PEO services, including the mix within the staffing segment and the volume of permanent placement revenue. Future gross margin trends can be affected by economic conditions, changes in statutory unemployment rates as well as workers’ compensation rate structure and cost, which may be negatively affected by unanticipated adverse claim losses.
Selling, general and administrative expenses
Selling, general and administrative, also referred to as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, occupancy cost, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs, expenses related to being a publicly-traded company and other general and administrative expenses.
SG&A as a percent of revenues decreased from 22.5% to 20.9%. SG&A expenses increased 2.5%. The increase is primarily the result of the additional two months expense of Career Blazers and increased healthcare costs, offset by a reduction in share-based compensation. We expect SG&A expenses in 2008 to vary from levels experienced in 2007, due to additional headcount, new branch openings and share-based compensation.
Depreciation and amortization
Depreciation expense increased $153,000 reflecting the additional $843,000 of leasehold improvements added in late 2007 and early 2008 as well as $961,000 of capital expenditures over the last eighteen months. We anticipate depreciation expense in 2008 to remain higher than 2007. Amortization increased $120,000 due to a full six months of expense in 2008 vs. four months in 2007, offset by a reduction due the full amortization of the temporary data base and non-compete agreements, related to the addition of identifiable intangible assets in the acquisition of Career Blazers.
Other expense
In 2008 we recorded $636,000 related to the repurchase of our senior secured convertible notes, primarily the result of unamortized loan origination fees.

Interest Expense
Other interest expense, net, decreased $179,000. The change was primarily due to:
•	lower average outstanding balances on our senior credit facilities and senior subordinated secured notes in 2008 compared to 2007 and;

•	lower interest rates on our mandatorily redeemable preferred stock and senior secured subordinated notes; offset by;

•	$525,000 of unamortized debt issuance costs and termination fees recorded related to the refinancing of our senior credit facility in 2008; and

•	$395,000 of unamortized debt issuance costs and termination fees recorded related to the refinancing of our senior credit facility in 2007.
For comparison purposes, we reclassified $395,000 related to the termination of our loan facility with Wells Fargo bank in 2007 from Other Expense to Interest Expense.
We recorded a reduction in interest expense relating to the estimated fair market valuation adjustment of the warrant and conversion liability of $4,694,000 and $11,783,000 for 2008 and 2007, respectively. The reduction was primarily the result of changes in interest rates, stock prices, the estimated term of the underlying financial instruments and volatility factors. Changes in the stock prices and volatility, as well as changes in interest rates, has had and may have a significant non-cash impact on the warrant and conversion valuation and net income in future periods.
Income Taxes
Income tax expense attributable to income from operations for the six months of 2008 and 2007 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations primarily as a result of revaluation of the warrant and conversion feature liability, accretion and amortization related to preferred stock, share-based compensation, amortization of goodwill and Work Opportunity Tax Credits (“WOTC”) (in 2008) and FICA tip credits.
CHANGES IN RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 30, 2007 AND DECEMBER 31, 2006
In February 2007, we acquired the business operations of Career Blazers. The results of operations of Career Blazers are included in our consolidated financial statements beginning February 26, 2007, for ten months of 2007.
Revenues
We experienced revenue growth at all of our divisions in 2007 except for the commercial staffing division as explained below. We believe these results are due to the strength of the end markets we serve, continued customer focus and the investments we have made in hiring new and retaining fulfillment personnel in all lines of business. Our plan is to focus our organic sales efforts on opportunities yielding a higher gross margin which may result in decreased opportunities for revenue from lower margin business. We believe this focus will enhance shareholder value in future years.
Net revenues increased 35.0% in 2007. The year-over-year revenue growth is primarily attributable to the additional revenue from the acquisition of Career Blazers, an increase in the number of billed hours in the professional division of the staffing services segment, increased permanent placements, an increase in average bill rates in the staffing services segment, an increase in average worksite employees at the PEO services segment, offset by a decrease in the number of billed hours in the commercial division of the staffing services segment, as explained below. One customer accounted for 14.3% of total revenue in 2007. This customer is in the contingency staffing division of the staffing services segment. No other customer accounted for more than 5.0% of revenues.
Staffing services segment revenues increased 47.0% in 2007. Permanent placement fee revenues (included in staffing segment revenues) increased 77.8% in 2007. The year-over-year revenue growth is primarily attributable to the following factors:
•	Additional revenue from the acquisition of Career Blazers of $47.1 million,

•	3.8% increase in the number of billed hours in professional division of the staffing services segment, excluding Career Blazer revenues;

•	3.6% increase in average bill rates in the staffing services segment, excluding Career Blazer revenues; offset by;

•	4.6% decrease in billed hours in the commercial division of the staffing services segment.
The commercial division revenues were affected due to the loss of two customers at the end of 2006 due to merger and acquisition activity at the customers. These customers either moved to another service provider or brought the service in-house. These customers accounted for approximately 3.0% of our 2006 consolidated revenues. In the first quarter of 2007, we decided to end a relationship with another customer which accounted for approximately 4.0% of our consolidated revenue in 2006. The division rebounded during the year, recording its best revenue volume during the fourth quarter over the past five years due to increased market penetration in the Atlanta region.
PEO services segment net revenues increased 1.2% in 2007. The increase was due to a 3.4% increase in the average number of worksite employees and a 3.1% increase in average wages per employee, offset by a decrease in billed workers’ compensation premium, erosion of existing customer employees related, in part, to the loss of residential construction jobs in the Florida market. We have begun to explore providing PEO services in Texas in 2008.
Gross profit and gross margin percentage
Gross profit increased 23.4% in 2007 due to the acquisition of Career Blazers, an increase in PEO worksite revenue, staffing consulting and temporary revenues, as well as increased permanent placement fees, offset by a decrease in gross margin percentage. Staffing segment gross profit increased 33.3%. PEO services segment gross profit increased 8.7%.
Our consolidated gross margin percentage decreased due to the addition of lower margin contingency staffing through the acquisition of Career Blazers, offset by higher permanent placement fees, a smaller percentage of our consolidated revenues coming from our commercial line of business and increases in burden rates.
Gross margin percentage (without permanent placement revenue) in our professional staffing division decreased from 26.2% to 15.8% primarily due to the addition of lower margin contingency staffing through the acquisition of Career Blazers and a change in the mix of business between higher margin IT staffing and lower margin clerical staffing. Gross margin percentage for the commercial staffing division changed slightly from 16.6% to 15.9% due to higher permanent placement fees, offset by slightly unfavorable state unemployment and workers’ compensation rates.
Gross margin percentage for the PEO segment increased from 42.9% to 46.1% primarily due to favorable workers’ compensation rate mix and an increase in average salary per worksite employee.
We expect gross profit, as a percentage of net revenues, to continue to be influenced by fluctuations in the mix between staffing and PEO services, including the mix within the staffing segment and the volume of permanent placement revenue. Future gross margin trends can be affected by changes in statutory unemployment rates as well as workers’ compensation costs, which may be negatively affected by unanticipated adverse claim losses.
Selling, general and administrative expenses
Selling, general and administrative, also referred to as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs, executive and corporate staff incentive bonuses, expenses related to being a publicly-traded company and other general and administrative expenses.
SG&A expenses increased 32.2%. The increase is primarily the result of the additional expense of Career Blazers, salaries, commissions and bonuses due to higher field headcount generating higher revenues, new branch openings, the added burden of expenses related to being a publicly-traded company, stock based compensation expense of $2,355,000 and lease abandonment expense and reorganization costs of $763,000. SG&A in 2006 included compensation of $1,048,000 related to the recapitalization. SG&A as a percent of revenues decreased slightly from 22.0% in 2006 to 21.5% in 2007. We expect changes in SG&A expenses in 2008 from levels experienced in 2007, due to expenses related to being a publicly-traded company, additional costs associated with the continued Sarbanes-Oxley processes, additional headcount, new branch openings and stock compensation. Additionally, a full year of Career Blazers business will have an impact on revenues, gross margin and SG&A for 2008.
Depreciation and amortization
Depreciation expense increased to $608,000 in 2007 from $540,000 for 2006. The increase was due primarily to investments in software and leasehold improvements. We anticipate depreciation expense in 2008 to increase slightly. Amortization of $1,955,000 increased due to the addition of identifiable intangible assets in the acquisition of Career

Blazers. Capital expenditures in 2008 are expected to range from $800,000 to $1,000,000.
Other expense
In 2007 we recorded $395,000 related to the termination of our loan facility with Wells Fargo Bank. Other expense for 2006 related primarily to onetime costs of the recapitalization in March 2006 of $3,089,000, offset by a $273,000 net gain related to the extinguishment of our convertible debt.
Interest expense
Other interest expense, net, increased $2,684,000 in 2007. Interest expense increased as a result of an additional quarter’s interest and six months increased rate on our convertible debt and mandatorily redeemable convertible preferred stock as well as funding on the revolving line of credit and term note in connection with the acquisition of Career Blazers. $5,033,000 of interest expense represented non-cash amortization of debt and preferred stock discounts and debt issuance costs. We recorded a reduction in interest expense relating to the estimated fair market valuation adjustment of the warrant liability of $15,156,000 and $1,634,000 for 2007 and 2006, respectively. The reduction was primarily the result of the decrease in our stock price.
Income taxes
Income tax benefit attributable to income from operations for 2007 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations primarily as a result of the stock compensation, FICA tip credits, preferred stock accretion and amortization and income related to the fair market valuation of the warrant and conversion liability.
Changes in Results of Operations for the Years Ended December 31, 2006 and January 1, 2006
Revenues
Net revenues increased 15.4% in 2006. The year-over-year revenue growth is primarily attributable to a 21.6% increase in the number of billed hours in the staffing services segment, a 5.7% increase in average worksite employees at the PEO services segment, and a slight increase in average bill rates in the staffing services segment. Our revenue growth was achieved without acquisitions or new service line offerings. New branch revenue in our staffing services segment was not significant. Our revenue growth in all sectors except the permanent placement division was strong for 2006.
Staffing segment revenues increased 17.2% in 2006. Direct hire fee revenues (included in staffing segment revenues) decreased 30.6% in 2006. Our direct hire fee revenues were lower due to a reduction in our direct hire staffing consultants and lack of senior leadership. Management is committed to devoting additional resources and realigning the strategic and tactical objectives of the permanent placement division.
PEO services segment net revenues increased 10.6% in 2006. The increase was due to a 5.7% increase in average worksite employees and an 8.8 % increase in average revenue per employee.
With 95% of our PEO business in Florida, we are focused on industry segments indigenous to the unique economy of Florida. As a result, as of December 2006, 24% of our PEO business is in construction, 9% in manufacturing, 22% in restaurants, and 45% in hospitality and other services. The average size of our PEO customer base was 17 employees. During the fourth quarter, our PEO segment realized a loss of a portion of its worksite employees related to the decline in the housing and construction industry.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice. During 2006, no single customer accounted for more than 4.1% of our revenue. Our ten highest volume customers in 2006 accounted for an aggregate of 24.9% of our revenue.
We did not lose any significant customers in our staffing services segment during years 2005 and 2004. At the end of 2006, we lost two customers due to merger and acquisition activity at the customers, who moved to another service or brought the service in-house. These customers accounted for approximately 3.0% of our 2006 consolidated revenues. In the first quarter of 2007, we decided to end a relationship with another customer which accounted for approximately 4.0% of our consolidated revenue in 2006. The number of staffing services customers billed decreased slightly in 2006 due the decline in the number of permanent placement customers, however we had growth in the professional staffing and commercial staffing divisions in each of the years 2006, 2005 and 2004.

Gross profit and gross margin percentage
Gross profit increased 6.8% for 2006 over 2005 due to an increase in PEO worksite revenue and staffing consulting and temporary revenues, offset by a decrease in permanent placement fees and gross margin percentage. During 2006, our consolidated gross margin percentage decreased due to a greater percentage of our consolidated revenues coming from our lower margin commercial line of business and lower permanent placement fees, offset by changes in burden rates as described below. The commercial line of business revenues increased from 48.2% of total revenue in 2005 to 51.5% in 2006. For 2006 versus 2005, gross margin percentage (without permanent placement revenue) in our professional staffing division decreased slightly from 26.5% to 26.2% due primarily to the mix of business between higher margin IT staffing and clerical. Gross margin in our commercial staffing division decreased from 17.6% in 2005 to 16.6% in 2006. The decrease was due primarily to an increase in workers’ compensation burden as a result of the mix of business, offset slightly by a reduction in unemployment burden.
Staffing segment gross profit remained flat for 2006 compared to 2005 due to an increase in revenues offset by a decrease in gross margin percentage. Gross margin percentage for the staffing segment decreased from 27.5% for 2005 to 23.6 % for 2006. Gross margins were negatively impacted by a higher percentage of commercial business and lower permanent placement fee revenues. Gross margin percentage in the staffing segment, excluding the impact of permanent placement fees, declined slightly from 20.0% in 2005 to 19.1% in 2006.
PEO services segment gross profit increased 19.6% for 2006 over 2005. Gross margin percentage for the segment increased from 39.7% to 42.9% for 2005 and 2006, respectively. The increase in gross margin percentage was primarily due to a 9.2% overall increase in average margin per worksite employee due to favorable workers’ compensation rates and a 3.1% increase in average wages.
Selling, general and administrative expenses
SG&A expenses decreased 37.7% in 2006. The decrease is primarily the result of recording $21,152,000 of restricted stock compensation expense in 2005 related to the recapitalization on March 31, 2006. SG&A as adjusted for the compensation expense, increased 16.4% primarily due to salaries, commissions and bonuses due to higher field headcount generating higher revenues, new branch openings, higher bad debt expense, the added burden of expenses related to being a publicly-traded company, restricted common stock compensation of $80,000 and $968,000 of retention bonuses paid to senior management related to the recapitalization. Excluding the one-time charges related to the restricted stock compensation in 2006 and 2005 and retention bonuses, SG&A expense increased 12.1% for 2006 over 2005. Adjusted SG&A as a percent of revenues declined from 21.8% in 2005 to 21.2% in 2006.
Depreciation
Depreciation expense for 2006 increased 4.0% from 2005, reflecting additional IT related infrastructure additions.
Other expense
Other expense for 2006 increased $3,359,000 compared to 2005. This increase relates primarily to expenses related to one time costs of the recapitalization. Recapitalization expenses included $1,010,000 of investment services, $979,000 of legal and accounting services, $905,000 of stock issued to former shareholders of R&R Acquisition I as compensation for the shell and $465,000 of other miscellaneous costs. Additionally we recorded a net gain of $273,000 related to the extinguishment of some of our convertible debt in September of 2006.
Interest expense
Other interest expense, net, increased $6,251,000 for 2006 over 2005. Interest expense increased as a result of the issuance of our convertible debt, mandatorily redeemable convertible preferred stock, classified as a liability, and funding on the revolving line of credit and term note in the recapitalization. Additionally, $1,634,000, which relates to the estimated fair market valuation adjustment of the warrant liability, was recorded as a reduction of interest expense in 2006.
Income taxes
The provision for income taxes for 2006 decreased from a tax expense of $3,632,000 for 2005 to a benefit of $1,433,000. The decrease in 2006 was due to the recapitalization costs and increased interest expense, offset by non-deductible expenses including the stock issued to former shareholders of R&R Acquisition I as compensation for the shell, cancellation of warrants included in the gain on extinguishment of debt, interest expense related to the mandatorily redeemable convertible preferred stock and FICA tip credits and income related to the fair market valuation of the warrant and conversion liability.

LIQUIDITY AND CAPITAL RESOURCES
To meet our capital and liquidity requirements, we primarily rely on operating cash flow as well as borrowings under our existing credit facility. Please see the accompanying Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 2008 and 2007 for a more detailed description of our cash flows. The Company is principally focused on achieving the appropriate balance in the following areas: (i) achieving positive cash flow from operating activities; (ii) investing in our infrastructure to allow sustainable growth via capital expenditures; (iii) making strategic acquisitions, and (iv) reducing the outstanding balance of our debt. Our operating cash flows and credit line have historically been sufficient to fund our working capital and capital expenditure needs. Our working capital requirements consist primarily of the financing of accounts receivable and related payroll expenses ..
Management expects that current liquid assets, funds anticipated to be generated from operations and credit available under the credit and security agreement with Wells Fargo and other potential sources of financing will be sufficient in the aggregate to fund our working capital needs for the foreseeable future.
At June 2008
Operating Activities
The significant variations in cash provided by operating activities and net income or loss are principally related to adjustments for certain non-cash charges such as depreciation and amortization expense, share-based compensation and fair market valuation of warrant and conversion features. These adjustments are more fully detailed in our Unaudited Consolidated Condensed Statements of Cash Flows for the six months ended June 2008 and 2007.
Net cash provided by operating activities decreased $748,000 over 2007 due to the adjustments noted above and changes in our operating assets and liabilities.
Accounts receivable represented 88% and 86% of current assets as of June 2008 and December 2007, respectively. Our trade accounts receivable balance decreased 3.8% from December 2007.
The Company has accrued an estimate of claims payable under our large deductible insurance program that existed from February 1999 through July 2002. These claim payments will come from working capital. As of June 2008 the estimated claims under this program were $2,037,000.
Investing Activities
Capital expenditures were $231,000 in 2008 compared to $398,000 in 2007 and were primarily related to acquisition of computer related equipment and software, leaseholds and furniture. In 2008, we utilized $300,000 for the Georgia acquisition and in 2007 we utilized $9,600,000 for the acquisition of Career Blazers. Capital expenditures for all of 2008 are expected to be commensurate with 2007 totals of $745,000.
Under the asset purchase agreement with Career Blazers, we may be required to make a contingent payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met.
Financing Activities
Our cash position is determined after considering outstanding checks (“bank overdrafts”) issued against cash balances maintained at the corresponding bank.
The net increase on our line of credit was primarily related to the repayments on our bank term note and repurchase of our senior subordinated notes in April 2008 and the acquisition of Career Blazers in February 2007.
On April 29, 2008, the Company and its subsidiaries entered into a Credit and Security Agreement (“2008 facility”) with Wells Fargo Bank (“Wells Fargo”) for a revolving line of credit and letters of credit collateralized by our subsidiaries eligible accounts receivable as defined in the 2008 facility, which provides for a borrowing capacity of $26 million, including up to $6 million under a term note. Borrowing under the term note may be funded in increments during the first twelve months of the agreement. The term note is payable in monthly installments (currently $213,000), based upon the amount funded, plus interest beginning in May 2008 and matures in April 2010, unless paid in full earlier. Additionally, 25% of our free cash, as defined in the 2008 facility, from each year beginning with 2008, is due in April of the following year. The term note bears interest at prime rate (5% at August 29, 2008) plus 2.75% or the applicable 30, 60, 90-day or one year LIBOR plus 5.0%. Interest on the revolving line of credit is payable at prime rate or the applicable 30, 60, 90-day or one year LIBOR plus 3.0% subject to certain minimums. A fee of 0.25% per annum is payable on the unused portion of the line of credit. Additionally, a monthly collateral management fee will be charged. We paid a closing fee of $50,000 to Wells Fargo. The 2008 facility expires in April 2011.
We borrowed $9,996,000 on the revolving line of credit and $4,100,000 on the term note in connection with the payment in full of all outstanding amounts owed to CapitalSource under the existing credit agreement (“CS facility”).
In addition to the repayment of the loan from CapitalSource, the proceeds of the 2008 facility can be used to repurchase our senior secured convertible notes and for ongoing working capital needs. We repurchased $3,000,000 of senior secured convertible notes on May 9, 2008 for $2,850,000 plus accrued interest, including $157,000 from certain officers, directors and employees. We borrowed $1,000,000 on the term note and the remainder on the revolving line of credit under the 2008 facility.
We have also agreed with our convertible note holders, that we will not repurchase our convertible notes other than pursuant to an additional note repurchase program for up to $3,000,000 aggregate principal amount of notes at the same price and on the same terms as described in Note 5, Convertible Notes in the Notes to Unaudited Consolidated Condensed Financial Statements. Following completion of the second repurchase program, we may negotiate with each holder individually with respect to the terms, if any, of additional note repurchases.
Borrowing availability under the revolving line of credit was $1,856,000 and availability under the term note was $900,000 as of August 24, 2008.
As of June 2008, the Company had federal net operating loss carry forwards of $4,798,000 expiring in 2023 through 2027, which it expects to begin utilizing in 2008. The Company has state net operating loss carry forwards of approximately $13,659,000, which expire on various dates from 2010 through 2027. Additionally, available FICA tip and WOTC tax credits of $4,520,000 expire in 2017 through 2027. These net operating losses and credits are available to us to reduce current tax liabilities in 2008 and later years.
At December 2007
Operating Activities
Net cash provided by operating activities increased $1,017,000 over 2006. Our cash position at December 2007 was $330,000, an increase of $272,000 from December 2006. The major components of the increase include cash provided by operations of $6,396,000 and financing activities of $4,310,000, partially offset by capital expenditures of $745,000 and the acquisition of Career Blazers.
Net cash provided by operating activities consisted of net income of $10,966,000 adjusted for non-cash charges, primarily depreciation and amortization, deferred taxes, provision for doubtful accounts, accretion of preferred stock, stock compensation expense and decrease in warranty and conversion liability valuation, totaling $(5,010,000). In addition, the changes in accounts receivable, prepaid expenses and other current assets and accounts payable used $1,468,000 in operating cash, while the changes in accrued liabilities and income taxes payable provided $1,908,000 in operating cash.
Accounts receivable represented 86% and 83% of current assets as of December 2007 and December 2006, respectively. Trade accounts receivable balance increased 12.4% primarily as a result of the acquisition of Career Blazers and increased revenues. Adjusted for the acquisition, trade accounts receivable increased 2.0% from December 2006.
Customer payments to our PEO services segment are in the form of ACH debits initiated by us, cash on delivery, company or certified checks, or direct wire transfers on the day of payroll. Payments in our contingency staffing division are in the form of ACH debits or direct wire transfers on the day before payroll. Day’s sales outstanding, also referred to as DSOs, for the PEO services segment and contingency staffing division are effectively zero. DSOs for the staffing services segment decreased from 48.5 days in 2006 to 40.1 days in 2007 primarily due to increased collection efforts and the impact of the contingency staffing business.
Investing activities
Cash used for investing activities was comprised of $745,000 for capital expenditures primarily related to acquisition of computer related equipment, leaseholds, furniture and the acquisition of Career Blazers of $9,689,000.

Financing Activities
Cash provided by financing activities consisted primarily of the proceeds from the CapitalSource credit agreement and the sale of stock as described below, offset by the payoff of the Wells Fargo facility and debt and stock issuance costs.
On February 28, 2007, we paid in full all outstanding balances owed to Wells Fargo and terminated the 2006 Wells Fargo credit and security agreement. In connection with the closing of the asset purchase agreement with Career Blazers on February 28, 2007, we and most of our direct and indirect subsidiaries entered into a credit agreement with CapitalSource. The credit agreement provided for a revolving line of credit, a $12 million term loan, and letters of credit, not to exceed $750,000, collateralized by our accounts receivable, with a maximum borrowing capacity of $30 million. The maximum amount of borrowing under the revolving line of credit was $18 million, limited to 85% of eligible billed accounts receivable and 49% of unbilled accounts receivable. Beginning June 30, 2007 payments of $875,000 on the term note were payable quarterly. Additionally, 75% of our annual free cash, as defined in the credit agreement, was due in April 2008, 2009 and 2010, and any unpaid balance was due in December 2010.
We borrowed $10,750,000 on the revolving line of credit and $12,000,000 on the term loan in connection with the closing of the Career Blazers asset purchase agreement on February 28, 2007 and the payment in full of all outstanding amounts owed to Wells Fargo. At December 2007 the outstanding balance of the term note was $9,375,000 and the revolving line of credit was $6,735,000. Borrowing availability under the revolving line of credit was $4,600,000 as of April 7, 2008. Average daily borrowings under the revolving line of credit were $9,616,000 during 2007.
The facility requires certain customer payments to be paid directly to blocked lockbox accounts controlled by CapitalSource, providing, however, that absent the occurrence and continuation of an event of default, the Company may operate and transact business through the blocked accounts in the ordinary course of business, including making withdrawals from such accounts into a master deposit account maintained by the Company.
The CS facility included various financial and other covenants, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. Additionally, the CS facility contained a provision that allowed the lender to call the outstanding balance of the facility if any material adverse change in the business or financial condition of the Company occurred. We were in default of our loan covenants as of December 2007 and March 2008 with regard to minimum EBITDA requirements. We began negotiations with CapitalSource in December 2007 to amend the CS facility in order to cure the default. CapitalSource continued to fund our liquidity requirements pending either a payoff or amendment of the CS facility. As a result of not curing the default and not yet closing on the new facility prior to the filing of our Form 10-K, the Company reclassified its debt owed to CapitalSource to current portion of long-term debt - credit facility in the accompanying consolidated condensed balance sheet as of December 2007.
Cash interest on our senior credit facilities amounted to $1,939,000 in 2007. Cash interest on our convertible subordinated debt amounted to $2,150,000 in 2007. The interest rate on our convertible notes was increased from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on September 30, 2007.
On October 3, 2007, we entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock, for an aggregate purchase price of $3 million ($2,757,000 cash and $243,000 delivery of senior subordinated secured convertible notes) to members of our management and board of directors and affiliates of Rodman & Renshaw , LLC, our market maker on the OTC Bulletin Board and placement agent in our March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The proceeds of the stock sale were used to pay down our line of credit.
As of December 2007, the Company had federal net operating loss carry forwards of approximately $3,600,000 expiring in 2023 through 2026, which it expects to begin utilizing in 2008. The Company has state net operating loss carry forwards of approximately $13,659,000, which expire on various dates from 2010 through 2027. Additionally, available FICA tip tax credits of $3,899,000 expire in 2017 through 2027. These net operating losses and credits are available to us to reduce current tax liabilities in 2008 and later years.
Off-Balance Sheet Arrangements
We had no off-balance sheet arrangements other than operating leases entered into in the normal course of business.

Contractual Obligations and Commitments
Our contractual obligations as of December 2007, including long-term debt, mandatorily redeemable convertible preferred stock and commitments for future payments under non-cancelable lease arrangements, are summarized in the table below:

	Payments due by period
		Less than	1-3	3-5	After
	Total	1 year	years	years	5 years
Long-term debt	$33,388,000	$9,375,000	$—	$24,013,000	$—
Mandatorily redeemable convertible preferred stock (a)	19,991,000	—	—	—	19,991,000
Operating leases (b)	10,046,000	2,020,000	2,871,000	1,672,000	3,483,000

Total contractual cash obligations	$63,425,000	$11,395,000	$2,871,000	$25,685,000	$23,474,000

(a)	Fully accreted balance

(b)	Excluding sub lease rentals
On April 29, 2008, the Company and its subsidiaries entered into a Credit and Security Agreement (“2008 facility”) with Wells Fargo Bank (“Wells Fargo”) for a revolving line of credit and letters of credit collateralized by our subsidiaries eligible accounts receivable as defined in the 2008 facility, which provides for a borrowing capacity of $26 million, including up to $6 million under a term note. Borrowing under the term note may be funded in increments during the first twelve months of the agreement. The term note is payable in monthly installments (currently $213,000), based upon the amount funded, plus interest beginning in May 2008 and matures in April 2010, unless paid in full earlier. Additionally, 25% of our free cash, as defined in the 2008 facility, from each year beginning with 2008, is due in April of the following year. The Company borrowed $9,996,000 on the revolving line of credit and $4,100,000 on the term note in connection with the payment in full of all outstanding amounts owed to CapitalSource Finance LLC, as explained in the attached notes to unaudited consolidated condensed financial statements included in this prospectus.
In August 2008, we entered into a new lease agreement for our New York office which will commence in October of 2008. Total commitments under the ten year lease are $3.9 million, subject to an early termination clause in 2013. The new lease will not have a significant impact on our liquidity or operating income.
Inflation
Inflation generally has not been a significant factor during the periods discussed above.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to certain market risks from transactions that we enter into in the normal course of business. Our primary risk exposure relates to interest rate risk.
Our credit facility with Wells Fargo Bank provides for a revolving line of credit in the maximum amount of $20 million and a $6 million term loan at floating interest rates. Based on current outstanding debt, a future increase in our variable interest rates of two percentage points could increase our interest expense by approximately $320,000 per year. Our exposure to market risk for changes in interest rates is not significant with respect to interest income, as our investment portfolio is not material to our consolidated balance sheet. We currently have no plans to hold an investment portfolio that includes derivative financial instruments.
The valuation of the warrant and conversion liability requires the use of the volatility of our stock as well as long-term interest rates. Because our stock has not developed a long term volatility factor, we have utilized daily historical closing stock prices of comparable companies to determine a volatility factor. Changes in the stock prices and volatility, as well as changes in interest rates, has had and may have a significant non-cash impact on the warrant and conversion valuation and net income in future periods.

OUR BUSINESS
We operate in two industry segments: staffing services and professional employer organizations also referred to as PEO services. The staffing and PEO services segments provide a wide array of human capital solutions to business, industrial, and professional enterprises.
Overview of Our Business
Services
Through our wholly-owned operating subsidiary, Global Employment Solutions, we are a leading provider of human capital solutions with offices in key cities throughout the United States. Our business is divided into two major segments, staffing services and PEO services.
Staffing services
The staffing services segment consists of several areas of specialization. We provide direct placement and temporary staffing services in a number of areas, such as light industrial, clerical, information technology, engineering, accounting and finance, call center and logistics, among others. As a result of the Career Blazers acquisition, we added a significant amount of “payrolling” services, also referred to as contingency services. Payrolling services consist of a staffing firm placing on its payroll employees recruited or hired by a customer. Assignments are generally of a longer-term nature. Payrolling is distinguished from PEO arrangements in that the employees generally are on temporary assignments and make up a small proportion of the customer’s work force. Our direct hire placement practice group responds to our customers’ requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. We provide direct hire placement services on a contingency basis and as a retained service provider.
Our temporary staffing services consist of on-demand or short-term staffing assignments, contract staffing, on-site management, and human resource administration. Short-term staffing services assist employers in dealing with employee demands caused by such factors as seasonality, fluctuations in customer demand, vacations, illnesses, parental leave, and special projects without incurring the ongoing expense and administrative responsibilities associated with recruiting, hiring and retaining permanent employees. As more and more companies focus on effectively managing variable costs and reducing fixed overhead, the use of short-term staffing services allows companies to utilize the “just-in-time” approach for their personnel needs, thereby converting a portion of their fixed personnel costs to a variable expense.
Our contract staffing services place temporary employees with customers for time-periods of more than three months or for an indefinite time period. This type of arrangement often involves outsourcing an entire department in a large corporation or providing the workforce for a large project. In an on-site management arrangement, we place an experienced manager on-site at a customer’s place of business. The manager is responsible for conducting all recruiting, employee screening, interviewing, drug testing, hiring and employee placement functions at the customer’s facility for a long-term or indefinite period.
Management believes that professional, clerical/administrative and light industrial staffing services are the foundation of the staffing industry and will remain a significant market for the foreseeable future. Management also believes that employees performing these staffing functions are, and will remain, an integral part of the labor market in local, regional and national economies in which we operate.
PEO services
Our PEO services segment assists customers in managing human resources responsibilities and employer risks. In a PEO services arrangement, we enter into a contract to become a co-employer of the customer-company’s existing workforce. Pursuant to this contract, we assume responsibility for some or all of the human resource management responsibilities, including payroll, payroll taxes, employee benefits, administration of health insurance, workers’ compensation coverage, workplace safety programs, compliance with federal and state employment laws, labor and workplace regulatory requirements and related administrative responsibilities. We have the right to hire and fire our PEO employees, although the customer-company remains responsible for day-to-day assignments, supervision and training and, in most cases, recruiting.
Operations
We operate each branch as a separate profit center and provide managers considerable operational autonomy and financial incentives. Managers focus on business opportunities within their geographical markets and are provided centralized support to achieve success in those markets. We believe that this structure allows us to recruit and retain highly motivated managers who have demonstrated the ability to succeed in a competitive environment. This structure also allows managers and staff to focus on market development while relying on centralized services for support in back-office operations, such as risk management programs and unemployment insurance, credit, collections, accounting, advice on legal and regulatory matters, quality standards and marketing.
Recruiting
We believe that a key component of our success is the ability to recruit and maintain a pool of qualified personnel and regularly place them into desirable and appropriate positions. We use comprehensive methods to identify, assess, select and, when appropriate, measure the skills of our temporary employees and permanent placement candidates to meet the needs of our customers.
Our History
We were formed in Delaware on May 19, 2004 under the name R&R Acquisition I, Inc. The company was formed as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation.
On March 31, 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of the outstanding equity securities of Global Employment Solutions, a Colorado corporation. Also on March 31, 2006, Global Employment Solutions entered into a merger agreement with a wholly-owned subsidiary of ours resulting in Global Employment Solutions being 100% owned by Global Employment Holdings. The share exchange and merger was treated as a recapitalization of Global Employment Solutions for financial accounting purposes. In connection with the recapitalization of Global Employment Solutions, we issued convertible notes and warrants, mandatorily redeemable convertible preferred stock and warrants, and common stock and warrants in private placements to an aggregate of 19 institutional investors, all of whom were accredited investors. Substantially all the warrants were exchanged for stock in December 2007. Global Employment Solutions was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
In February 2007, we closed an asset purchase agreement with several Career Blazers entities and Cape Success LLC. Under the agreement, we purchased substantially all of the property, assets and business of Career Blazers for an aggregate purchase price of $10,250,000, as adjusted based on the amount of net working capital of the purchased business. The purchase price consists of a cash payment of $9,000,000 at closing and a potential additional payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met.
In June 2008, we purchased specified assets of a staffing services provider located near Atlanta, Georgia. Under the agreement, we purchased the temporary employee data base, customer relationships, customer contracts and customer lists of the acquired entity. The purchase price consists of a cash payment of $300,000 at closing and a quarterly contingent payment over the next two years based upon a percentage of the gross margin dollars received from the purchased business’ customer base, as defined. The Georgia acquisition is expected to complement existing staffing services in the region.
Subsidiaries
Global Employment Holdings is the parent corporation of Global Employment Solutions, which is the parent corporation of a number of wholly-owned subsidiaries. Our staffing segment operates under the names Global Employment Solutions or Career Blazers and our PEO operates under the name Global Employment Solutions (“GES”) PEO.
Our staffing services segment consists of:

•	Temporary Placement Service, Inc. (“TPS”)	•	Friendly Advanced Software Technology, Inc. (“FAST”)

•	Main Line Personnel Services, Inc. (“Main Line”)	•	Excell Personnel Services Corporation (“Excell”)
Our PEO services segment, collectively referred to as Global Employment Solutions PEO, consists of:

•	Global Employment Solutions PEO, Inc.	•	Global Employment Solutions PEO IV, Inc.

•	Global Employment Solutions PEO II, Inc.	•	Global Employment Solutions PEO V, Inc.

•	Global Employment Solutions PEO III, Inc.	•	Global Employment Solutions PEO VI, Inc.

•	Global Employment Solutions PEO VII, Inc.	•	Global Employment Solutions PEO IX, Inc.

•	Global Employment Solutions PEO VIII, Inc.	•	Keystone Alliance, Inc.
Industry Overview
Staffing Services Segment Overview
American businesses are moving to a more outsourced model for the employment function, especially in entry-level positions. The core of the staffing services segment is human resource administration, which includes such functions as employee recruiting, interviewing, screening, drug testing, hiring, training, and regulatory compliance. These functions are not typically core competencies in most businesses. Staffing services include on-demand or short-term staffing assignments, long-term or indefinite-term contract staffing, and comprehensive on-site personnel management responsibilities. Other categories of service may include payroll processing, employee benefits and administration, workers’ compensation coverage, risk management, and work place safety programs.
Staffing Industry Analysts, Inc. estimated in a recently released report that temporary help revenue for 2007 totaled $96.9 billion, a 2.1% increase from 2006. Additionally, estimated contingent search and retained search sales in the permanent placement sector grew 9.7% in 2007 to $24.8 billion. Estimated total staffing industry sales for the year 2007 totaled $132.6 billion, up 3.7% from 2006.
The Bureau of Labor Statistics of the U.S. Department of Labor predicts that the employment services industry, which consists primarily of staffing services, will grow at an average annual rate of 3.8% from 2004 to 2014, adding nearly 1.6 million new jobs. Among the ten major occupational groups tracked by the Bureau of Labor Statistics, employment in the two largest groups in 2004, professional and related occupations and service occupations, will increase the fastest and add the most jobs through 2014. These two groups alone are expected to account for almost 60% of the total job growth in that period according to a Bureau of Labor Statistics economist.
PEO Segment Overview
PEO services enable customers to cost-effectively outsource the management of human resources, employee benefits, payroll and workers’ compensation functions. Businesses today need help managing increasingly complex and time consuming employee related matters such as health benefits, workers’ compensation claims, payroll, payroll tax compliance, and unemployment insurance claims. They contract with a PEO to assume these responsibilities and provide expertise in human resources management. This allows the PEO customer to concentrate on the operations and revenue-producing side of its operations. A PEO provides integrated services to effectively manage critical human resource responsibilities and employer risks for customers. A PEO delivers these services by establishing and maintaining an employer relationship with the employees at the customer’s worksite and by contractually assuming certain employer rights, responsibilities, and risks. As reported on the website of the National Association of Professional Employer Organizations, also referred to herein as NAPEO, accessed in February 2008, the U.S. Small Business Administration, also referred to herein as the SBA, estimates that between 1980 and 2000, the number of U.S. laws and regulations regarding employment policies and practices grew by approximately 60%, and the owner of a small or midsized business now spends up to a quarter of his or her time on employment-related administrative functions. PEO’s assume much of this burdensome responsibility and improve customers’ compliance therewith.
NAPEO reports that customers value PEO services for the following reasons, among others:
•	Relief from the burden of employment administration.

•	A wide range of personnel management solutions through a team of experienced professionals.

•	Improved employment practices, compliance and risk management to reduce potential liabilities.

•	Access to a comprehensive employee benefits package, allowing customers to be competitive in the labor market.

•	Improved profitability resulting from safety engineering, control and management of workers’ compensation losses and costs, and “one-stop shopping” for employee benefits, workers’ compensation insurance, 401(k) plans, payroll services, risk management services and guidance for compliance with most federal and state employment laws.

•	Safety training and education.

The NAPEO website reports that the PEO segment generated approximately $61 billion in gross revenues in 2007 and has been recognized in the Harvard Business Review as “the fastest growing business service in the United States during the 1990s.” There are an estimated 700 PEOs offering a wide array of employment services and benefits operating in the 50 U.S. states. The growth rate in the PEO segment is high compared to other industries and the average NAPEO member’s gross revenues grew approximately 20% annually in recent years.
Traditionally, PEOs serviced small businesses. For example, the NAPEO website describes the average customer of NAPEO’s member PEOs as a small business with 19 worksite employees. Increasingly, larger businesses also are finding increased value in a PEO arrangement because PEOs offer robust web-based human resources technologies and expertise in human resources management. PEO customers represent many different types of industries and businesses ranging from accounting firms to high tech companies and small manufacturers. Many different types of professionals, including doctors, retailers, mechanics, engineers and plumbers, also benefit from PEO services.
The NAPEO website further states that PEOs also serve to improve the employment conditions of worksite employees. PEOs assist in providing enhanced access to employee benefits for between two to three million working Americans. This number is growing every year because of the savings and benefits that a PEO can provide to small businesses. PEO expertise improves the work environment and increases safety. According to the NAPEO website, the SBA has reported that the opportunity for workers at a small business to have access to a 401(k) retirement savings plan has dropped from 28% to 19%. However, 95% of NAPEO member PEOs sponsors a 401(k) or similar retirement savings plan. The average gross pay of a PEO worksite employee is approximately $31,000 annually.
A long-term relationship is developed between the customer company and the PEO. Due to strong customer satisfaction, the NAPEO website reports that NAPEO member PEOs retain nearly 88% of their customers for a minimum of one year. According to independent research conducted by the Society of Human Resource Management Foundation in May 2002, PEOs allow small to midsized business customers to “reduce costs and free up time to devote to revenue generating activities, and improvements that can be instrumental to gaining a competitive advantage.”
Our Strategy and Competitive Strengths
Support, Strengthen and Expand Branch Office Operations
We believe that increasing penetration in our existing markets is an effective and cost-efficient means of growth as we are able to capitalize on our reputation and growing brand awareness in the territories in which we operate. We believe that there is substantial opportunity to further penetrate these territories. We intend to increase our penetration in our existing markets by continued growth through the effective use of our internal sales staff, referrals from current clients and marketing efforts within the local business community.
Increase Customer Utilization of our Services
We believe that we will be able to continue to maintain our average level of professional service fees per customer employee and improve customer retention as our customers more fully utilize our current service offerings. We invest substantial time integrating our services into our customer’s organizations to optimize their effectiveness and measure their results. Our long-term partnership philosophy provides us with the opportunity to expand our PEO and staffing services.
Enhance Management Information Systems
We continue to invest in developing our information technology infrastructure. We believe that our platform gives us a competitive advantage by allowing us to provide a high level of flexibility in meeting a variety of demands of our small and medium-sized business customers on a cost-effective basis. Furthermore, we believe that our current technology platform is capable of supporting our planned development of new business units and expected increased market share in the foreseeable future.
Penetrate Other Selected Markets
We intend to open additional branch offices in new geographic markets as opportunities arise. Since the beginning of 2004, we have opened eight new offices in Georgia to expand our presence in select geographic markets. We have developed a well-defined approach to geographic expansion which we will use as a guide for entering new markets. We began providing PEO services in Texas in July 2008.

Pursue Strategic Acquisitions
In order to increase our customer base we plan to expand our presence in existing markets, enter new markets and broaden our service offerings, which may include additional strategic acquisitions in both staffing and PEO services.
Marketing
We have an internal marketing department to help customize and facilitate the sales process. Our marketing department provides continuity of message, efficient proposal development, increased morale of sales organization due to high quality marketing materials, and organized marketing plans.
Marketing in the Staffing Services Segment
We use various methods to identify and qualify prospective customers. Qualification criteria include creditworthiness, workplace safety, worker skill-sets required, and employee pay-rates, to name a few. Our sales representatives and marketing department become rather tightly focused on these “qualified” prospective customers. In order to facilitate the penetration and growth of the customer-base there is an ongoing internal recruiting effort to hire experienced market professionals in the relevant geographic area as well as rapidly developing new sales associates.
Marketing in the PEO Services Segment
Our telemarketing department and systems create substantial leads for our sales personnel. We are committed to using employee sales representatives rather than independent brokers. Brokers tend to place their business with the PEO with the lowest pricing and highest broker commissions, thereby limiting the PEO’s profitability. Our employee sales representatives stress non-price factors as well as price in their marketing efforts. We believe that our business benefits from our having a direct relationship with our customers rather than through a broker.
Customers
We currently service small and medium-sized companies as well as divisions of Fortune 500 companies.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice.
One customer accounted for 16.7% of total revenue for the six months ended June 2008. This customer is in the contingency staffing division of the staffing services segment. Gross profit percentage in this division is significantly lower than that of our non-contingency professional staffing business. No other customer accounted for more than 6.4% of revenues and the next ten customers accounted for 26.0% of revenues for the six months ended June 2008.
During 2007, one customer accounted for 14.3% of our revenues. This customer is in the contingency staffing division of the staffing services segment. During 2007, no other customer accounted for more than 5.0% of our revenue. Our ten highest volume customers in 2007 accounted for an aggregate of 35.6% of our revenue.
With 95% of our PEO business in Florida, our PEO is focused on industry segments indigenous to the unique economy of Florida. As a result, thru August 2008, 24% of our PEO business is in construction, 9% in manufacturing, 21% in restaurants, and 46% in hospitality and other services. The average size of our PEO customer base is 15 employees.
We currently provide services in the state, local and federal government sector; however they are not significant to consolidated revenues.
Financial Information about Segments
Refer to Note O in the notes to consolidated financial statements and Note 12 in the unaudited consolidated condensed financial statements included in this prospectus.
Financial Information about Geographic Areas
Refer to Notes A and O in the notes to consolidated financial statements and Note 12 in the unaudited consolidated condensed financial statements included in this prospectus.

New Market Segments
We are not currently developing any new segments. However, we review acquisition opportunities on a periodic basis. While growth through acquisition is an element of our overall strategic growth plan, there can be no assurance that any additional acquisitions will be completed in the foreseeable future, or that any future acquisitions will have a positive effect on our financial performance.
Competition
The staffing industry is highly competitive with few barriers to entry. We believe that the majority of commercial staffing companies are local, full-service or specialized operations with less than five offices. Within local markets, typically no single company has a dominant share of the market. According to the ASA’s website, accessed in February 2008, there are over 6,000 providers of human capital services in the United States who have been in business for more than one year. Competition in the staffing and PEO services segments comes from a variety of sources such as national and multi-national public service providers, large regional service providers, multi-branch local service providers and single branch local service providers. National service providers attempt to align themselves with national corporations to become the exclusive service providers of those corporations as well as compete at the local level through branch networks. Regional and local providers are often formidable competitors due to management tenure and years in a market. We compete directly with national staffing services providers, such as Kelly Services, Inc, Robert Half International, Inc., MPS Group, Labor Ready, Inc., Manpower, Inc., Randstad Group and Spherion Corporation and national PEO service providers, such as Administaff, Inc., Automatic Data Processing, Inc., Gevity HR, Inc., Oasis Outsourcing and Strategic Outsourcing Inc. We also face competition from information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects, such as TeleTech Holdings Inc.
Competition within the industry is based on many factors. We believe that the primary factor within the universe of customers and prospective customers we pursue is reliability of service delivery. As customers and prospective customers commit to outsource more and more of the human resource management functions, their dependence on a “reliable supplier” becomes critical. Price is always an issue, but we believe we are often able to maintain customers at a higher price point by providing superior and reliable services.
Research and Development
We do not conduct research and development activities.
Seasonality
The staffing services segment is subject to seasonality. In light industrial services, customer demand for workers is usually higher between July and November each year. Demand recedes somewhat starting in late December through March. By emphasizing on-site management arrangements, we believe that we have been able to reduce the seasonality of our business.
The PEO services segment suffers far less from seasonal fluctuations, with the exception of the first quarter of each year when traditionally more new business is booked than during other times of the year.
Our Technology and Management Information Systems
Our management information systems provide support to both branch office locations and the corporate back-office. Our staffing services segment utilizes the software Staff Suite for its order fulfillment, temporary payroll and billing functionality. Branch staffing offices utilize the application designed to assist in candidate searches, recruiting, customer order management, customer service, sales management and payroll entry and submission. The application also provides for the sharing of information between branch offices and corporate headquarters. Utilizing this system, field offices capture and input customer, employee, billing and payroll information. This information is electronically captured on centralized servers where payroll, billing and financial information is processed. These systems also support branch office operations with daily, weekly, monthly and quarterly reports that provide information ranging from customer activity to office profitability. Our PEO services segment utilizes the software PayPlus for its payroll and billing functionality. We are a part-owner of PayPlus Software, Inc., an Idaho corporation, and the developer of the PayPlus software we use.
All payroll and billing processing functions are centralized at our national billing office in Dalton, Georgia for staffing services or in Tampa, Florida for PEO services.

Risk Management Programs
We are responsible for all employee-related expenses for our temporary staff and PEO employees, including workers’ compensation, unemployment insurance, social security taxes, state and local taxes and other general payroll expenses. We provide workers’ compensation insurance covering all of our employees through various providers. We maintain guaranteed cost policies for workers’ compensation coverage in the states in which we operate, with minimal loss retention for employees in our commercial division of the staffing services segment. Under these policies, the Company is required to maintain refundable deposits of $1,843,000 and $1,774,000, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of June 2008 and December 2007, respectively.
We had established workers’ compensation collateral deposits to fund claims relating to our large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon were used to pay claims under this program. Amounts funded represented contractually agreed upon rates primarily based upon payroll levels and the related workers’ compensation class codes. As of June 2008, the funds assets had been fully utilized to pay claims. Future claim payments will come from our working capital. As of June 2008 and December 2007, the estimated claims under this program were $2,037,000, and are reported within accrued liabilities in the accompanying consolidated balance sheets. Our policy is to use the estimated undiscounted workers’ compensation claims associated with the large deductible insurance program when determining our obligation there under. These workers’ compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. These claim estimates are continually reviewed by our risk management department, and through December 2006, annually by an independent actuary. Any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates.
Our nationwide risk management program is managed by our risk management department consisting of risk management and workers’ compensation professionals, as well as claim administrators who monitor the disposition of all claims and oversee all workers’ compensation claim activity. The department utilizes a variety of creative and aggressive workers’ compensation loss prevention and claim management strategies. The risk management program includes safety programs, claim strategy reviews with our insurance carrier and third-party administrator, a return-to-work modified duty program, pre-placement customer safety evaluations and light industrial job approvals, the use of personal protective equipment, and the use of individual local office expense allocation formulas.
Employees
As of August 22, 2008, we had approximately 18,350 employees, consisting of approximately 3,600 staffing services employees, approximately 14,400 PEO worksite employees and approximately 350 internal managerial, sales and administrative employees. The number of employees at any given time may vary significantly due to business conditions at customer companies. We are the exclusive employer of our managerial, sales, administrative and staffing services employees. Our employment relationship with our PEO worksite employees is considered a “co-employment” relationship. The PEO relationship involves a contractual allocation and sharing of employer responsibilities between our customer and us. We believe that we are an employer of employees provided to our PEO customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. As co-employer with our customer companies, we contractually assume substantial employer rights, responsibilities, and risks through the establishment and maintenance of an employer relationship with the workers assigned to our customers.
More specifically, we establish a contractual relationship with our customers whereby we:
•	Co-employ workers at customer locations, and thereby assume responsibility as an employer for specified purposes of the workers assigned to the client locations.

•	Reserve a right of direction and control of the employees.

•	Share or allocate with customer employers responsibilities in a manner consistent with maintaining the customers’ responsibility for their products or services.

•	Pay wages and employment taxes of the employees out of our own accounts.

•	Report, collect and deposit employment taxes with state and federal authorities.

•	Establish and maintain an employment relationship with our employees that are intended to be long-term and not temporary.

•	Retain a right to hire, reassign and fire the employees.

None of our employees is covered by a collective bargaining agreement. Each of our managerial, sales and administrative employees has entered into a standard form of employment agreement which, among other things, contains covenants not to compete for 12 months following termination of employment and to maintain the confidentiality of certain proprietary information. We believe that our employee relations are good.
Service Marks
We regard our service marks and similar intellectual property as important, but not critical, to our success. We rely on a combination of laws and contractual restrictions with our employees, customers and others to establish and protect our proprietary rights.
We have registered seven service marks in the United States: Global Employment Solutions, Global Employment Solutions, accompanied by a design element, Career Blazers (for employment agency services), Career Blazers (for franchising services), a miscellaneous triangular design used in the Career Blazer business, Excell, accompanied by a design element and Excellence at work. Some of our subsidiaries operate, or have operated, under unregistered trade names: Global Employment Solutions PEO, Southeastern Companies, Southeastern Companies Inc. and SEpeo. In addition, we have two registered copyrights.
Federal and state service mark registrations may be renewed indefinitely as long as the underlying mark remains in use.
Working Capital Practices
See the discussion contained under the caption “Liquidity and Capital Resources” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as discussion under the caption “Risk Factors” of this prospectus.
Principal Executive Offices and Properties
Our corporate headquarters are located at 10375 Park Meadows Drive, Suite 375, Lone Tree, CO 80124. The telephone number of our corporate headquarters is (303) 216-9500. Our headquarters total approximately 4,300 square feet and the lease expires in April 2010. In addition, we lease space for our branch offices: two in Florida, 23 in Georgia, and one each in Illinois, New York, Maryland, New Jersey, Pennsylvania, Texas and the District of Columbia. The majority of the leases are for fixed terms of one to 10 years and contain customary terms and conditions. Management believes that its facilities are adequate for its current needs and does not anticipate any difficulty replacing such facilities or locating additional facilities, if needed.
Regulation
We are subject to regulation by numerous federal, state and local regulatory agencies, including but not limited to the U.S. Department of Labor, which sets employment practice standards for workers, and similar state and local agencies. Compliance with these laws has not had and is not anticipated to have a material effect on our results of operations.
Legal Proceedings
From time to time we have been threatened with, or named as a defendant in litigation, administrative claims and lawsuits. We carry insurance to mitigate any potential liabilities associated therewith. The principal risks that we insure against, subject to and upon the terms and conditions of our various insurance policies, are workers’ compensation, general liability, automobile liability, property damage, alternative staffing errors and omissions, fiduciary liability and fidelity losses. As of the date of this prospectus, management believes that the resolution of these matters will not have a material adverse effect on our consolidated financial statements.

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of the persons who are our directors and named executive officers as of the date of this proxy statement:

Name	Age	Position
Howard Brill	38	President, chief executive officer and director of Global Employment Holdings
Steven List	39	Chief operating officer and director of Global Employment Holdings
Dan Hollenbach	52	Chief financial officer of Global Employment Holdings
Terry Koch	54	President of PEO services
Stephen Pennington	66	President of staffing services
Luci Staller Altman	42	Director of Global Employment Holdings
Richard Goldman	52	Director of Global Employment Holdings
Charles Gwirtsman	54	Director of Global Employment Holdings
Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other. It is expected that our board of directors will elect officers annually following each annual meeting of stockholders.
Biographies for the members of our current board of directors and our executive officers who are not members of our board of directors are provided below.
Howard Brill became our president, chief executive officer and a director in March 2006. Mr. Brill is also the president, chief executive officer and a director of Global Employment Solutions, a subsidiary of Global Employment Holdings. Mr. Brill joined Global Employment Solutions as its vice president of operations in March 2000 and was named president and chief executive officer in August 2000. Prior to joining Global Employment Solutions, Mr. Brill held several sales and management positions with Roth Staffing Companies, Inc. and Norrell Corporation, both staffing companies, and MCI, Inc., a telecommunications company. Mr. Brill earned his B.B.A. in management from Hofstra University.
Luci Staller Altman became a director in March 2006 and is a member of our audit and compensation committees. Ms. Altman is vice president and associate general counsel for VeriSign, Inc., a provider of internet infrastructure services for the networked world. From January 2004 to March 2007 she served as vice president — law with Adelphia Communications Corporation, a cable television company, and was general counsel of GreenStone Media, LLC, a producer and syndicator of female oriented talk programming from April 2007 to July 2007. Prior to joining Adelphia, Ms. Altman was a partner at Torys LLP between 2002 and 2003 and a partner and associate at Brobeck, Phleger & Harrison LLP between 1995 and 2002. Ms. Altman earned her law degree from Columbia University School of Law and her B.A. degree in English and economics from the University of Pennsylvania.
Richard Goldman became a director and a member of our audit and compensation committees in August 2006. In April 2008, Mr. Goldman became chairman of the audit committee. Mr. Goldman is the chief operating officer of Birkman International, Inc., a developer and distributor of personality assessment tests. Mr. Goldman has held this position since January 2006. He was a self-employed business consultant before assuming this role. From 2001 to 2004, Mr. Goldman was the chief executive officer of Centricon HR (formerly known as Talent Tree EmployHR Services), a human resources outsourcing firm. Prior to that, he was the interim chief executive officer of VisaNow.com, Inc., an internet-based immigration services firm. Mr. Goldman practiced law for 15 years, leaving a full partnership at the Dechert law firm in 1995 to hold several senior management positions at Gevity HR, Inc. (formerly known as Staff Leasing, Inc.), a professional employer organization, including co-chief executive officer and president. Mr. Goldman holds a B.A. from Princeton University and a J.D. from Stanford Law School.
Charles Gwirtsman became a director and the chairman of the board of directors in March 2006. He has served as a director of Global Employment Solutions since 1998 and as the chairman of its board of directors since 2001. Mr. Gwirtsman is also the chairman of our compensation committee and a member of our audit committee. Mr. Gwirtsman is a co-founder and managing director of KRG Capital Partners, LLC, a Denver-based private equity firm with $4.0 billion in cumulative invested capital and committed capital. KRG Capital is also a stockholder of Global Employment Holdings. Prior to founding KRG Capital in 1996, he served as a senior vice president with Fiduciary Capital Management Company, co-managing two mezzanine debt funds. Mr. Gwirtsman has also served as a corporate vice president with PaineWebber, Inc., in the private finance group, and as an investment banker at E.F. Hutton & Co. Currently, Mr. Gwirtsman is a director of KRG portfolio companies Marquette Transportation Company Holdings, LLC, Focus Group Holdings, Inc. and UP Holdings, Inc. Mr. Gwirtsman earned his B.A. degree in English from Columbia University and his M.B.A. degree in finance from the University of Denver.

Steven List became a director in March 2006 and our chief operating officer in March 2007. Mr. List served on our audit and compensation committees until his appointment as our chief operating officer. Before that, he served as the president of Celestial Seasonings, president of Hain Celestial Canada and executive vice president of The Hain Celestial Group, Inc., a manufacturer and marketer of natural and organic food and personal care products, until October 2006. Between October 2006 and March 2007, Mr. List was not employed. Mr. List started with The Hain Celestial Group in 1999. From 1996 to 1999, Mr. List served as finance director and director of financial reporting with the Shorewood Packaging Corporation, Inc. Mr. List started his career as an accountant with Deloitte & Touche LLP in Jericho, NY. Mr. List received a B.S. degree in accounting from the State University of New York at Binghamton. Mr. List is a certified public accountant licensed in New York (inactive).
Dan Hollenbach became our chief financial officer in March 2006. He is also the chief financial officer of Global Employment Solutions, a position he has held since October 2005. Mr. Hollenbach joined Global Employment Solutions in August 2004 as its vice president of finance. He has been in the temporary staffing business for 16 years. Between December 2003 and August 2004, Mr. Hollenbach worked for Resources Global Professionals, Inc., a professional consulting services company, where he led a team that developed and tested compliance under the Sarbanes-Oxley Act of a Fortune 500 company. From 1991 to February 2004, with some overlap with his consulting work for Resources Global Professionals, he was the chief financial officer of Imprimis Group, Inc., a regional staffing firm in Texas. Mr. Hollenbach worked at Arthur Young, now Ernst & Young, between 1978 and 1986, leaving as a senior manager, and in the financial services industry between 1986 and 1991. Mr. Hollenbach is a certified public accountant licensed in Texas and he received his B.B.A. in accounting from Texas Tech University.
Terry Koch was appointed to the position of president of our PEO services segment effective January 2, 2007, working through our subsidiary Southeastern Staffing, Inc. Mr. Koch joined Southeastern Staffing in 2001 as its chief financial officer and chief operating officer. In those roles, Mr. Koch was directly responsible for oversight management of all accounting, finance, credit and payroll operations as well as benefit administration and IT functions. Mr. Koch has over 16 years of experience in the PEO industry. Between 1991 and 2001, he held positions with TeamStaff, Inc., a PEO, first as the chief financial and chief operating officer and then, following a sale of TeamStaff, as the vice president of administration. Prior to joining the PEO services industry, Mr. Koch held several management and financial positions in other industries. Mr. Koch was the vice president of finance for Skyway Corporation, Inc., a multi-state general contracting and commercial roofing company, between 1988 and 1991. Before that, he was the controller of Federal Construction Company, Inc., a construction management and general contracting company, which position he started in 1986. Between 1984 and 1986, Mr. Koch was a business manager of Westinghouse Broadcasting and Cable, Inc. Mr. Koch started his career in 1982 as an audit senior with Arthur Young and Company, now named Ernst & Young. Mr. Koch received a B.S. degree in business administration from East Tennessee State University and also holds a B.A. degree in accounting from the University of South Florida. Mr. Koch is a certified public accountant licensed in the state of Florida.
Stephen Pennington is the president of our staffing services segment, working through our subsidiary Temporary Placement Services, Inc. In that position, Mr. Pennington is responsible for sales and operations for all staffing services including temporary staffing, consulting and direct-hire. Mr. Pennington started in the human capital solutions business in 1969 working for Michaels & Associates, Inc., a contingency recruitment company that subsequently merged into Temporary Placement Service, Inc. Mr. Pennington started his career as an industrial engineer at Firestone Tire and Rubber Company. Mr. Pennington holds a B.S. degree in industrial engineering from Tennessee Tech University.
Certain Significant Employees
None.
Family Relationships
Our directors and executive officers are not related by blood, marriage or adoption.
The Board of Directors and Committees Thereof
Our bylaws provide that the size of our board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of five members, including our chief executive officer and chief operating officer who both devote their full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Our board of directors conducts its business through meetings and through its committees. Our board of directors held five meetings in 2007. All directors attended at least 75% of the meetings held by the board of directors and by the committees of the board of directors on which they served.
Our policy regarding directors’ attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances.
Committees of the board of directors
Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established an audit committee and a compensation committee. The membership and function of the committees are described below.
Audit committee
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It oversees the audit efforts of our internal auditors and independent auditors and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also takes those actions as it deems necessary to insure that the accountants are independent of management. The audit committee currently consists of Richard Goldman, Luci Staller Altman and Charles Gwirtsman, each a non-employee member of our board of directors. Mr. Wells was the chairman of the audit committee until his resignation and he qualified as an audit committee financial expert as defined under SEC rules. Richard Goldman has assumed the role of audit committee chairman and he qualifies as an audit committee financial expert under SEC rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the NASDAQ rules. Our audit committee held three meetings in 2007. The audit committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.gesnetwork.com under “Investor Relations” and “Corporate Governance.” Steven List served on our audit committee until March 13, 2007 upon his appointment as our chief operating officer. Mr. List took part in the committee’s meetings, discussions and decisions until that point in time.
Compensation committee
The compensation committee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation committee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee reviews the company’s compensation and benefit philosophy, plans and programs on an as-needed basis. The current members of the compensation committee are Luci Staller Altman, Richard Goldman and Charles Gwirtsman, each a non-employee member of our board of directors. Mr. Gwirtsman is the chairman of the compensation committee. Our compensation committee held eight meetings in 2007. The compensation committee is governed by a written charter that will be reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.gesnetwork.com under “Investor Relations” and “Corporate Governance.” Steven List served on our compensation committee until March 13, 2007 upon his appointment as our chief operating officer. Mr. List took part in all of the committee’s meetings, discussions and decisions until that point in time except for meetings, discussions and decisions involving the terms of his employment as our chief operating officer.
The compensation committee makes all final decisions on executive compensation but seeks the advice of our chief executive officer on such matters. Our chief executive officer makes recommendations to the committee about the compensation levels for other executive officers. Furthermore, the committee may delegate limited powers to our chief executive officer in this respect. For example, after having determined the aggregate amount of options to issue in February 2007, the committee delegated to our chief executive officer the power to determine which employees, other than executive officers, would receive such options and in what amount.
The compensation committee may engage consultants in determining or recommending the amount of compensation paid to our directors and executive officer. During fiscal 2006, we engaged a financial consultant to help us determine the appropriate level of equity grants for our directors by reviewing equity compensation for directors at similarly situated companies.
Compensation committee interlocks and insider participation
The current members of the compensation committee are Luci Staller Altman, Richard Goldman and Charles Gwirtsman. None of the members is or has been a company officer or employee. None of our executive officers currently serves or has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation committee.

Global Employment Solutions was party to a management consulting agreement with KRG Colorado, LLC, a company controlled by some of our stockholders and of which one of our directors, Charles Gwirtsman, is a managing director. The agreement was terminated upon the closing of our recapitalization on March 31, 2006. Under the agreement, we received management, advisory and corporate structure services from KRG Colorado for an annual fee. KRG Colorado was also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures. In addition, we paid KRG Colorado $45,000 in consulting fees during the first quarter of 2006, and issued it 50,000 shares of our common stock, valued at $5.00 per share, upon the consummation of our recapitalization of Global Employment Solutions in consideration for financial advisory services rendered by KRG Colorado during the transaction. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
In 2001, as part of a recapitalization of Global Employment Solutions, some of its management and debt and equity holders formed Global Investment I, LLC for the purpose of purchasing, at a discount, certain senior debt. Global Employment Solutions then issued shares of Series C preferred stock to the limited liability company to retire the senior debt and related accrued interest. KRG Colorado was one of the members of Global Investment I, was one of the senior subordinated note holders, and could at the time influence our management through the management consulting agreement described above and its affiliation with the majority of Global Employment Solutions’ shareholders at that time. Prior to the recapitalization on March 31, 2006, Global Investment I distributed its Global Employment Solutions Series C preferred stock to its members. Additionally, five other senior subordinated note holders owned shares of Global Employment Solutions Series D preferred stock and members of Global Investment I, LLC, and thus owned a pro-rata share of Global Employment Solutions Series C preferred stock. At the closing of the recapitalization, the Series C and Series D preferred stock of Global Employment Solutions were exchanged for shares of our common stock. The managers of Global Investment I distributed the securities and cash received in the recapitalization to Global Investment I’s members and thereafter liquidated and dissolved Global Investment I.
In 2001, KRG Colorado extended a loan to Global Employment Solutions in the approximate principal amount of $1,500,000 in exchange for a subordinated promissory note. Global Employment Solutions did not make any payments on the loan during fiscal 2005 and retired the debt to KRG Colorado on the closing of the recapitalization on March 31, 2006. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
EXECUTIVE COMPENSATION
Compensation discussion and analysis
Compensation philosophy
Our compensation committee seeks to attract, motivate and retain key talent needed to enable us to operate successfully in a competitive environment. Its fundamental policy is to offer our executive officers competitive compensation opportunities based upon their personal performance, our financial performance and each executive officer’s contributions to our performance. One of the compensation committee’s objectives is to make a substantial portion of each executive officer’s compensation contingent upon our performance as well as upon his or her own level of performance.
The compensation committee also recognizes that, from time to time, it is appropriate to enter into compensatory agreements with key executives to seek to further motivate such individuals or retain their services. Our agreements with executive officers are described under the caption “Employment Contracts Termination of Employment and Change in Control” elsewhere in this proxy statement.
The compensation committee periodically reviews the effectiveness and competitiveness of our executive compensation structure with the assistance of independent consultants and by conducting informal salary surveys and seeks input from Mr. Brill on the compensation of the other executive officers.
Compensation program
The key components of executive compensation are base salary, annual performance incentive compensation and long-term equity-based incentive grants. Generally, as an executive officer’s level of responsibility increases, the compensation committee seeks to have a greater portion of the executive’s total compensation depend upon our performance and stock price appreciation rather than just base salary. Several of the more important factors that the committee considered in establishing the components of each executive officer’s compensation package for fiscal 2007 were as follows:
•	Individual performance;

•	The success of the business division within the individual’s area of responsibility;

•	Competitiveness with salary levels of similarly sized companies;

•	Internal compensation comparability standards and;

•	Our ability to pay an appropriate and competitive salary based upon our size and profitability.
Base salary
Our executive officers receive base salaries that are determined based on their responsibilities, skills and experience related to their respective positions. The amount and timing of an increase in base compensation depends upon, among other things, the individual’s performance, and the time interval and any added responsibilities since their last salary increase.
Annual incentive compensation
Executive officers are eligible for annual performance-based incentive compensation payable in cash and tied to our achievement of performance goals, which typically include components related to profitability, either at the divisional or corporate levels, or a combination, depending upon the executive’s area of responsibility. During the first quarter of each fiscal year, the compensation committee establishes corporate performance targets and corresponding incentive compensation, which typically is calculated as a percentage of the individual’s base salary, with more senior executives eligible for higher percentages. This incentive bonus has consisted of two components: a “target bonus” for the achievement of the objectives that the compensation committee established at the beginning of the year and an additional bonus up to a pre-set level if an executive surpasses the set objectives. The compensation committee may award additional or substitute incentive compensation at its discretion based on individual performance during the applicable fiscal year.
Long-term incentive compensation
The compensation committee periodically approves grants of stock options and stock awards to our executive officers under our 2006 Stock Plan. These grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of common stock at a fixed price per share, typically the market price on the grant date, over a specified period of time of up to 10 years. As a result, stock option grants provide a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set to achieve a potential percentage ownership stake that the compensation committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual’s current position. Stock option grants also take into account the individual’s potential for future responsibility over the option term, the individual’s personal performance in recent periods and the individual’s current holdings of our stock and options.
Executive compensation for fiscal 2007
The compensation we paid to executive officers for fiscal 2007 consisted primarily of base salary, bonuses in connection with performance-based incentive compensation plans and long-term incentive compensation consisting of awards of stock option grants.
Compensation Deductibility Policy
Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to our chief executive officer or any of our four most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals, and the compensation committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The compensation committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers. Our board of directors and the compensation committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued there under, no assurance can be given, notwithstanding the compensation committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation of Howard Brill, our president and chief executive officer
Howard Brill, our president and chief executive officer, participates in the same programs as our other executives, and receives compensation based on the same factors as our other executives, his employment agreement, including termination benefits. Mr. Brill’s overall compensation reflects his degree of policy and decision-making authority and his level of responsibility with respect to our strategic direction and financial and operational results. Mr. Brill’s compensation for fiscal 2007 was determined based on a study of the compensation of chief executive officers of other companies in the staffing industry, which have financial and corporate characteristics similar to ours. Mr. Brill’s compensation components for fiscal 2007 were as follows:
•	Base salary: Mr. Brill received a base salary of $425,000.

•	Annual incentive compensation: Pursuant to Mr. Brill’s incentive compensation arrangement, Mr. Brill received a $215,000 bonus for fiscal 2007 based on our earnings before interest, income taxes, depreciation, and amortization and achievement of certain management objectives set by the compensation committee. The bonus represented 51% of his base salary and was 63% of his 2007 bonus opportunity amount.

•	Long-term incentive compensation: Mr. Brill was granted 411,500 stock options during fiscal year 2007.
Summary compensation table
The table below sets forth, for fiscal 2007 and 2006, the compensation earned by our chief executive officer, chief financial officer and the three other most highly compensated executive officers who received annual compensation in excess of $100,000. Some of the information included in this table reflects compensation earned by our chief executive officer, chief financial officer and executive officers for services rendered to Global Employment Solutions before the recapitalization on March 31, 2006 and such amounts do not necessarily reflect the compensation these individuals will earn as our executive officers. There was no non-equity incentive plan compensation, stock awards, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2007 or 2006. The amounts in the table are in dollars.

				Option
				Awards	Other
Name and principal position	Year	Salary	Bonus	(5)	compensation		Total
Howard Brill	2007	$404,038	215,000	801,430	79,298	(1)(2)	$1,499,766
(Chief executive officer)	2006	$358,846	187,500	—	412,624	(3)(2)	$958,970

Steven List (4)	2007	$241,250	67,705	158,546	5,996	(1)	$473,497
(Chief operating officer)

Dan Hollenbach	2007	$199,039	25,000	163,929	4,759	(1)(2)	$392,727
(Chief financial officer)	2006	$170,678	45,000	—	30,000	(3)	$245,678

Stephen Pennington	2007	$203,000	30,450	191,926	628	(1)	$426,004
(President of staffing services)	2006	$195,154	50,000	—	255,000	(3)	$500,154

Terry Koch	2007	$178,462	32,400	119,852	1,379	(1)	$332,093
(President of PEO services)	2006	$150,000	42,000	—	—		$192,000

(1)	Represents amount reimbursed to the officers for 2007, grossed up for taxes, related to original issue discount interest income incurred on the subordinated debt owned by each. Mr. Brill — $62,798; Mr. List — $5,996; Mr. Hollenbach — $1,159; Mr. Pennington — $628; and Mr. Koch — $1,379.

(2)	Consists of the business portion of automobile lease payments or automobile allowance. In Mr. Brill’s case, an aggregate of $16,500 in 2007 and $10,500 in 2006 for automobile lease payments or automobile allowance and $2,124 of health insurance premiums in 2006. In Mr. Hollenbach’s case, an aggregate of $3,600 related to the business portion of automobile lease payments in 2007.

(3)	Includes retention bonuses paid in connection with our March 2006 recapitalization in the following amounts for the following individuals: Howard Brill $400,000, Dan Hollenbach $30,000 and Stephen Pennington $255,000.

(4)	Mr. List became our chief operating officer in March 2007. These amounts exclude any compensation associated with his role on the board of directors prior to that, as disclosed in the board of director compensation table under the “Compensation of Directors” section above.

(5)	Stock awards reflect the portion of stock option grants awarded to officers under the Company’s 2006 Stock Plan and warrant conversion compensation that was recognized by the company as stock based compensation expense in fiscal

2007 in accordance with the provisions of revised Statement of Financial Accounting Standards No. 123(r), Share-Based Payments.
Grants of plan-based awards and our management equity plan
Our stockholders approved our 2006 Stock Plan at a special meeting of stockholders on November 13, 2006. Our compensation committee administers the plan. Under our 2006 Stock Plan, the compensation committee in its sole discretion may award stock options or stock grants to our employees, directors and consultants as remuneration for services rendered. At the annual meeting of our stockholders in July 2008, an amendment to the 2006 Stock Plan was approved increasing the aggregate number of shares of common stock that may be issued, transferred or exercised pursuant to awards under the 2006 Stock Plan to 4,807,000 shares of common stock, of which 4,051,000 shares may only be granted to employees and consultants and 756,000 shares may only be granted to non-employee directors.
The compensation committee may grant two types of options: (i) options qualifying as “incentive stock options” under the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor provision, and designated as such by the compensation committee, also referred to herein as “ISOs,” or (ii) nonstatutory options. ISOs may be granted only to employees. To the extent required by Section 422(d) of the Internal Revenue Code of 1986, as amended, the aggregate fair market value of shares of common stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year may not exceed $100,000. The exercise price per share under each option will be determined by the compensation committee. In addition, the exercise price of ISOs will be determined in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended. In general, the compensation committee will determine the term of options, which may not exceed 10 years. However, ISOs granted to a person considered to own more than 10% of the total combined voting power of Global’s outstanding stock, or the stock of any of Global’s affiliates, will expire five years from the grant date. Unless otherwise specified in an option agreement, options will vest and become exercisable on the following schedule: 1/3 on the first annual anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date. If an option holder is terminated from his or her employment with, or a director or consultant no longer provides services to, Global or its subsidiaries for cause, all options held by that person (whether vested or unvested) shall automatically terminate and be cancelled. If the termination occurs by reason of disability or death, all unvested options shall automatically terminate and be cancelled, and all options that have vested prior to the termination date shall remain exercisable for a period of one year following such date. If termination occurs for any other reason, all unvested options shall automatically terminate and be cancelled, and options that have vested prior to such date shall remain exercisable for a period of 90 days following such date. To the extent any option or award expires unexercised or is canceled, terminated or forfeited in any manner without the issuance of common stock, such shares shall again be available for issuance under the 2006 Stock Plan.
The compensation committee may also grant awards of common stock under the plan. The stock grants may be made with or without a purchase price, which price would be set by the compensation committee. The shares issued pursuant to a stock grant may be subject to vesting and transfer restrictions set by the committee. The compensation committee may also impose other conditions on stock grants. The purchase price, if any, for the shares issued pursuant to a stock grant must be paid in cash.
The purposes of the awards are to: (i) promote the interests of Global and its stockholders by strengthening Global’s ability to attract, motivate and retain employees, officers, consultants and members of the board of directors; (ii) furnish incentives to individuals chosen to receive awards of Global common stock under the plan because they are considered capable of responding by improving operations and increasing profits or otherwise adding value to Global; and (iii) provide a means to encourage stock ownership and proprietary interest in Global to valued employees, members of the board of directors and consultants upon whose judgment, initiative, and efforts the continued financial success and growth of our business largely depend.
During 2007, our compensation committee awarded an aggregate of 1,276,342 incentive stock options to our employees and officers under our 2006 Stock Plan. In April 2008, 480,000 incentive stock options were awarded to employees and officers. The stock options are exercisable into one share of our common stock at a range of exercise prices of $1.50 to $3.00. The term of the options is 10 years. No options have been exercised through August 29, 2008.
In order to assist in achieving the objectives of the 2006 Stock Plan, on August 16, 2007, the compensation committee adjusted the exercise price on all grants issued prior to August 16, 2007 for employed officers and employees as well as four serving non-employee directors to $3.00, the closing quoted market price on August 16, 2007 from the original grant price of $5.00. All other provisions of the grants remain unchanged.

A summary of option activity under the 2006 Stock Plan as of June 2008, and changes during the six months then ended is presented below.

				Wgt. Avg.
				Remaining
			Wgt. Avg.	Contractual	Wgt. Avg.	Aggregate
	Range of	Stock	Exercise	Life	Grant Date	Intrinsic
	Exercise Prices	Options	Price	(Years)	Fair Value	Value
As of December 2007

Outstanding	$1.50 - $3.00	1,499,540	$2.97	9.32	$2.58	$28,500
Vested	$3.00	273,329	$3.00	9.13	$3.04	—
Nonvested	$1.50 - $3.00	1,226,211	$2.96	9.36	$2.48	$28,500

Period Activity
Issued	$1.75	606,802	$1.75	—	$0.94	—
Exercised		—	—	—	—	—
Forfeited	$3.00	34,250	$3.00	—	$1.63	—
Expired		—	—	—	—	—

As of June 2008

Outstanding	$1.50 - $3.00	2,072,092	$2.61	9.10	$2.08	—
Vested and Exercisable	$3.00	587,835	$3.00	8.64	$3.06	—
Nonvested	$1.50 - $3.00	1,484,257	$2.46	9.28	$1.73	—

As of June 2008:

Total intrinsic value of options exercised:	$—
Total fair value of shares vested:	$1,801,000
Unrecognized compensation cost related to nonvested awards:	$1,788,000
Weighted-average period over which nonvested awards are expected to be recognized:	1.31 years
The table below provides information regarding outstanding stock options held by the named executive officers as of April 28, 2008:

	Number of Securities	Option	Option
	Underlying Unexercised	Exercise	Expiration
Name	Options	Price	Date
Howard Brill	262,500	$3.00	2/14/2017
	149,000	$3.00	8/16/2017
	150,000	$1.75	4/3/2018

Steven List (1)	12,323	$3.00	2/14/2017
	100,000	$3.00	3/14/2017
	68,100	$3.00	8/16/2017
	90,000	$1.75	4/3/2018

Dan Hollenbach	72,916	$3.00	2/14/2017
	41,400	$3.00	8/16/2017
	60,000	$1.75	4/3/2018

Terry Koch	54,028	$3.00	2/14/2017
	39,900	$3.00	8/16/2017
	35,000	$1.75	4/3/2018

	Number of Securities	Option	Option
	Underlying Unexercised	Exercise	Expiration
Name	Options	Price	Date
Steven Pennington	72,011	$3.00	2/14/2017
	4,700	$3.00	8/16/2017
	25,000	$1.75	4/3/2018

(1)	On March 14, 2006, our compensation committee awarded Steven List 100,000 stock options in his capacity as our chief operating officer .. Each of the awarded stock options is exercisable into one share of our common stock at an exercise price of $3.00, the closing quoted market price on March 14, 2007. Mr. List’s options vest one third on the first anniversary of the grant date, one third on the second anniversary of the grant date, and one third on the third anniversary of the grant date. Previously, on February 14, 2007, our compensation committee awarded Mr. List 34,125 options in his capacity as one of our directors. Upon his becoming our chief operating officer and in connection with awarding him 100,000 stock options, we agreed to accelerate the vesting of 948 options granted on February 14, 2007, the pro rata share of the 34,125 aggregate amount of the options that would have vested between February 14, 2007 and March 13, 2007. Mr. List retained the 11,375 stock options that vested upon grant and agreed to forfeit the remaining 21,802 options he received as a director on February 14, 2007.
Compensation of Directors
The table below sets forth the compensation paid to our non-employee directors during the 2007 fiscal year. There was no non-equity incentive plan compensation, stock awards, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2007. All amounts are in dollars.

			All other
Name	Fee earned	Option awards (4)	Compensation (3)	Total
Luci Staller Altman	$15,625	48,311	3,167	$67,103
Richard Goldman	$20,000	67,349	3,167	$90,516
Charles Gwirtsman	$15,000	89,866	6,280 (2)	$111,146
Steven List (1)	$4,011	32,331	—	$36,342
Jay Wells (5)	$20,000	72,467	655	$93,122

(1)	Mr. List served on our audit and compensation committees until his appointment as our chief operating officer in March of 2007.

(2)	Paid to Gwirtsman Family Partners, LLC of which Mr. Gwirtsman is the managing member.

(3)	Represents amount reimbursed to the directors, grossed up for taxes, related to original issue discount interest income incurred on the subordinated debt owned by each.

(4)	Stock awards reflect the portion of stock option grants awarded to board members under the Company’s 2006 Stock Plan that was recognized by the company as stock based compensation expense in fiscal 2007 in accordance with the provisions of revised Statement of Financial Accounting Standards No. 123(r), Share-Based Payments.

(5)	Mr. Wells resigned from the board of directors effective April 16, 2008.
We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. Through March 2008, non-employee directors receive an annual retainer of $10,000 plus $5,000 annually for each committee on which a non-employee director serves. The chairperson of the audit committee receives an additional annual fee of $5,000 in consideration for acting in that position. Effective April 2008, non-employee directors receive an annual retainer of $13,000 plus $5,000 annually for each committee on which a non-employee director serves. The annual fees are paid in equal quarterly installments. Mr. Gwirtsman waived his fee related to his role as chairman of the board. In addition, our directors are eligible to receive stock option grants and stock grants under our 2006 Stock Plan as remuneration for their service on our board of directors.
During 2007, the compensation committee of our board of directors awarded an aggregate of 245,000 nonstatutory stock options to our non-employee directors under our 2006 Stock Plan. On April 3, 2008, an additional 126,802 nonstatutory stock options were granted. The options expire on various dates from February 14, 2017 to April 3, 2018. Each of the awarded stock options is exercisable into one share of our common stock at an exercise price of $3.00 and $1.75, respectively. See “Executive Compensation — Grants of plan based awards and our management equity plan” for a description of the other terms of the options. The compensation committee made the awards based on the individual director’s responsibilities in their different roles of our board of directors:

	2007	2008
	Number of	Number of
Name	options	options
Luci Staller Altman	36,500	30,432
Richard Goldman	51,125	45,649
Charles Gwirtsman	68,500	50,721
Steven List (1)	12,323	—
Jay Wells (2)	54,750	—

(1)	We initially awarded Mr. List 34,125 options on February 14, 2007, of which 11,375 vested upon grant. Upon his becoming our chief operating officer on March 14, 2007, our compensation committee awarded Mr. List an aggregate of 100,000 stock options as further disclosed herein under the caption “Executive Compensation — Grants of plan-based awards and our management equity plan.” In connection therewith, we agreed to accelerate the vesting of 948 options granted on February 14, 2007, the pro rata share of the 34,125 aggregate amount of the options that would have vested between February 14, 2007 and March 13, 2007. Mr. List retained the 11,375 stock options that vested upon grant and agreed to forfeit the remaining 21,802 options he received as a director on February 14, 2007.

(2)	At the date of Mr. Wells’ resignation, he was vested in 24,500 options. The board of directors extended to April 16, 2010, his right to exercise such vested options. The remaining options were forfeited.
Employment Contracts, Termination of Employment and Change in Control
We have entered into employment agreements with some of our executive officers as described below.
Howard Brill — President and chief executive officer
Mr. Brill’s employment agreement was effective as of March 31, 2006 and continuing until March 31, 2010 or his death, disability, dismissal (for or without cause), or resignation. The agreement may be extended for an additional 12 month period. He receives an annual base salary of $475,000 (an 11.8% increase over 2007) and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets and performance criteria for Mr. Brill established by our compensation committee. Our compensation committee reviews and may increase Mr. Brill’s base salary and bonus, but not lower them. Mr. Brill is also entitled to a monthly car allowance of $1,500.
The agreement provides that if Mr. Brill is terminated without cause or if Mr. Brill terminates the agreement for good reason, including a sale of the company that results in the termination of Mr. Brill’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to a severance payment, payable within five days of termination, in the amount of two times Mr. Brill’s annual base salary, plus an amount equal to the bonus paid for the previous fiscal year. Mr. Brill will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Brill’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. Assuming that a triggering event occurred on December 30, 2007, we would have paid Mr. Brill, within five days thereof, an aggregate of $1,065,000, consisting of $850,000 in base salary (based on his base salary as of that date) and $215,000 in bonuses. In addition, Mr. Brill would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $21,352 and $32,027, respectively.
Mr. Brill’s employment agreement, as well as a noncompetition agreement entered into in connection with our March 31, 2006 recapitalization; contain customary non-disclosure, non-solicitation and noncompetition provisions.
Steven List — Chief operating officer
Mr. List’s employment agreement was effective as of March 14, 2007 and continuing until March 14, 2010 or his death, disability, dismissal (for or without cause), or resignation. The agreement may be extended for an additional 12 month period. He receives an annual base salary of $341,250 (a 5% increase over 2007) and an annual bonus equal of up to 50% of his annual salary tied to his meeting certain performance criteria established by our compensation committee and, commencing with fiscal 2008, also tied to Global Employment Solutions’ meeting certain EBITDA targets established by our compensation committee. Our compensation committee reviews and may increase Mr. List’s base salary and bonus, but not lower them.

The employment agreement provides that if Mr. List’s employment is terminated without cause he will be entitled to severance payments equal to one year of his base salary payable in accordance with the Company’s regular payroll practice, health insurance benefits under our health insurance plan for up to one year and an amount equal to his prior year’s earned bonus. In such event, if Mr. List’s employment is terminated within the first two years, the severance payments and health insurance benefits shall be calculated based on 50% of the time worked. If Mr. List’s employment is terminated as a result of a sale of the company or if he terminates his employment as a result of a material adverse change in his duties and responsibilities following a sale of the company, he will be entitled to severance payments equal to 18 months of his base salary payable in accordance with our regular payroll practice, health insurance benefits under our health insurance plan for 18 months and an amount equal to his prior year’s earned bonus. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. In the event that Mr. List resigns within 30 days of being asked to report to someone other than Mr. Brill, he will be entitled to severance payments equal to one year of base salary, payable in accordance with our regular payroll practice. In the event that Mr. List resigns within 30 days of being required to relocate more than 50 miles from our current headquarters, he will be entitled to severance payments equal to one year of his base salary, payable in accordance with our regular payroll practice.
Assuming that a triggering event occurred on December 30, 2007, we would have paid Mr. List an aggregate up to $555,205, consisting of $67,705 in bonuses, within five days thereof, and $487,500 in base salary (based on his base salary as of that date), in accordance with our regular payroll practices. In addition, Mr. List would be entitled to receive health insurance benefits for a period of 18 months thereafter, a benefit valued at $32,027.
Mr. List’s employment agreement, as well as a noncompetition agreement entered into in connection with his becoming our chief operating officer, contains customary non-disclosure, non-solicitation and non-competition provisions.
Dan Hollenbach — Chief financial officer and principal accounting officer
Mr. Hollenbach’ receives an annual base salary of $210,000 (a 5% increase over 2007) and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets and performance criteria for Mr. Hollenbach established by our compensation committee. Our compensation committee reviews and may increase Mr. Hollenbach’s base and bonus periodically. Mr. Hollenbach is entitled to a monthly car allowance of up to $1,000.
Mr. Hollenbach’s employment agreement provides that if Mr. Hollenbach is terminated without cause, including a sale of the company that results in the termination of Mr. Hollenbach’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to one year of base salary, payable in accordance with Global’s regular payroll practice, and an amount equal to the bonus paid for the previous fiscal year, payable within five days of termination. Mr. Hollenbach will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Hollenbach’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company.
Assuming that a triggering event occurred on December 30, 2007, we would have paid Mr. Hollenbach $25,000 in bonuses, within five days, and $200,000 in base salary (based on his base salary as of that date), in accordance with our regular payroll practices. In addition, Mr. Hollenbach would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $21,352 and $32,027, respectively.
Mr. Hollenbach’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization; contain customary non-disclosure, non-solicitation and non-competition provisions.
Terry Koch — President of PEO services
Mr. Koch receives an annual base salary of $190,000 (a 5.6% increase over 2007) and an annual bonus tied to his meeting certain performance criteria established by our compensation committee. Our compensation committee reviews and may increase Mr. Koch’s base and bonus periodically.
Mr. Koch’s employment agreement provides that if Mr. Koch is terminated without cause, including a sale of the company that results in the termination of Mr. Koch’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to one year of base salary, payable in accordance with Global’s regular payroll practice. Mr. Koch will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Koch’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company. Assuming that a triggering event occurred on December 30, 2007, we would have paid pay Mr. Koch $180,000 in base salary, in accordance with our regular payroll practices. In addition, Mr. Koch would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $9,692 and $14,538, respectively.
Mr. Koch’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization; contain customary non-disclosure, non-solicitation and non-competition provisions.
Stephen Pennington — President of staffing services
Mr. Pennington receives an annual base salary of $213,150 (a 5% increase over 2007), and an annual bonus tied to Temporary Placement Service’s meeting certain EBITDA targets and performance criteria for Mr. Pennington established by our compensation committee. Our compensation committee reviews and may increase Mr. Pennington’s base and bonus periodically.
Mr. Pennington’s employment agreement provides that if Mr. Pennington is terminated without cause, including a sale of the company that results in the termination of Mr. Pennington’s employment or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to one year of base salary, payable in accordance with Global’s regular payroll practice, and an amount equal to the bonus paid for the previous fiscal year, payable within five days of termination. Mr. Pennington will also receive health insurance benefits under our health insurance plan for a period of 12 months, or 18 months if Mr. Pennington’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of our or Global Employment Solutions’ outstanding voting securities, a sale of substantially all of our or Global Employment Solutions’ assets, or the merger of the company or Global Employment Solutions into another entity by which the company or Global Employment Solutions is not the surviving entity. However, any transaction with Global Employment Solutions and its shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company.
Assuming that a triggering event occurred on December 30, 2007, we would have paid Mr. Pennington $30,450 in bonuses, within five days, and $203,000 in base salary (based on his base salary as of that date), in accordance with our regular payroll practices. In addition, Mr. Pennington would be entitled to receive health insurance benefits for a period of 12 or 18 months thereafter, a benefit valued at $14,617 and $21,926 respectively.
Mr. Pennington’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization; contain customary non-disclosure, non-solicitation and non-competition provisions.
Severance benefits and terms of our standard form release agreement
Several of our executive officers are entitled to severance benefits pursuant to their employment agreements with us. Pursuant to such agreements, generally, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the agreements) or long-term disability and upon our acceptance of an executed separation agreement and general release, the officer is entitled to the following severance benefits:

Name	Benefit (base pay)
Howard Brill	Two years’ base salary and bonus equal to the amount paid for the previous year
Steven List	One year base salary* and bonus equal to the amount paid for the previous year
Dan Hollenbach	One year base salary and bonus equal to the amount paid for the previous year
Terry Koch	One year base salary
Stephen Pennington	One year base salary and bonus equal to the amount paid for the previous year

*	Eighteen months upon the sale of the company.
Execution of our standard form of separation agreement and general release is a condition to a former employee’s receiving severance benefits. The form agreement contains, among other things, standard non-disparagement and confidentiality obligations, a no-admission clause and a release of Global and its affiliates from claims. The terms of the form agreements may be waived in writing by the parties thereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth as of August 29, 2008 the beneficial ownership of our common stock by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of our voting stock, (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group.
Except as indicated in the footnotes to the table below, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of August 29, 2008, we had 10,555,010 issued and 10,548,330 outstanding shares of common stock. Unless otherwise indicated, the address of each individual named below is Global’s address, 10375 Park Meadows Drive, Suite 375, Lone Tree, Colorado 80124.

Name of beneficial owner
					Shares of
	Conversion	Conversion			Common
	of	of	Common		Stock
	Convertible	Preferred	Stock	Vested	Beneficially	Percentage
Principal security holders:	Note	Stock	Owned	Options	Owned	of Stock

Howard Brill	228,680	138,318	924,646	224,667	1,516,311	12.57%

Charles Gwirtsman (1)	53,827	21,464	1,334,679	38,000	1,447,970	12.07%

Other Officers and Directors:

Steven List	—	53,199	214,796	68,356	336,351	3.09%

Dan Hollenbach	—	10,639	100,403	62,411	173,453	1.62%

Stephen Pennington	2,614	15,959	421,959	49,574	490,106	4.44%

Terry Koch	—	10,639	171,427	49,319	231,385	2.15%

Luci Altman	11,533	—	435	20,333	32,302	0.31%

Richard Goldman	11,533	—	21,706	28,417	61,656	0.58%

All directors and executive officers as a group	308,187	250,218	3,190,051	541,076	4,289,533	36.82%

(1)	Includes (i) 5,005 shares of common stock directly owned by Mr. Gwirtsman, (ii) 3,754 shares owned by his spouse, (iii) 1,001 shares held by his spouse as custodian for his children, (iv) 104,447 shares owned by KRG Capital Management, L.P., of which Mr. Gwirtsman is a managing director, (v) 58,023 shares owned by KRG Colorado, LLC, of which Mr. Gwirtsman is a managing director, (vi) 31,045 shares owned by Capital Resources Growth, Inc., of which Mr. Gwirtsman is the President and sole shareholder, and (vii) 1,131,404 owned by Gwirtsman Family Partners LLC, of which Mr. Gwirtsman is the managing member. For the securities owned by KRG Capital Management and KRG Colorado, Mr. Gwirtsman shares voting and investment power with the other managing directors thereof.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS, AND CORPORATE GOVERNANCE.
Global Employment Solutions was party to a management consulting agreement with KRG Colorado, LLC, a company controlled by some of our stockholders and of which one of our directors, Charles Gwirtsman, is a managing director. The agreement was terminated upon the closing of our recapitalization on March 31, 2006. Under the agreement, we received management, advisory and corporate structure services from KRG Colorado for an annual fee. KRG Colorado was also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures. On November 15, 2001, KRG Colorado agreed to waive and forgive amounts accrued as of that date. In addition, we paid KRG Colorado $45,000 in consulting fees during the first quarter of 2006, and issued it 50,000 shares of our common stock, valued at $5.00 per share, upon the consummation of our recapitalization of Global Employment Solutions in consideration for financial advisory services rendered by KRG Colorado during the transaction. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
In 2001, as part of a recapitalization of Global Employment Solutions, some of its management and debt and equity holders formed Global Investment I, LLC for the purpose of purchasing, at a discount, certain senior debt. Global Employment Solutions then issued shares of Series C preferred stock to the limited liability company to retire the senior debt and related accrued interest. KRG Colorado was one of the members of Global Investment I, was one of the senior subordinated note holders, and could at the time influence our management through the management consulting agreement described above and its affiliation with the majority of Global Employment Solutions’ shareholders at that time. Prior to the recapitalization on March 31, 2006, Global Investment I distributed its Global Employment Solutions Series C preferred stock to its members. Additionally, five other senior subordinated note holders owned shares of Global Employment Solutions Series D preferred stock and were members of Global Investment I, LLC, and thus owned a pro-rata share of Global Employment Solutions Series C preferred stock. At the closing of the recapitalization, the Series C and Series D preferred stock of Global Employment Solutions were exchanged for shares of our common stock. The managers of Global Investment I distributed the securities and cash received in the recapitalization to Global Investment I’s members and thereafter liquidated and dissolved Global Investment I.
In 2001, KRG Colorado extended a loan to Global Employment Solutions in the approximate principal amount of $1,500,000 in exchange for a subordinated promissory note. Global Employment Solutions did not make any payments on the loan during fiscal 2005 and retired the debt to KRG Colorado on the closing of the recapitalization on March 31, 2006. We believe that our agreement with KRG Colorado was on terms as favorable as could have been obtained from an unaffiliated third party.
The table below sets forth the names of our directors and executive officers who own(ed) senior subordinated notes, each person’s relationship to us, the principal amount of notes, and the amount of interest earned by each such person during 2007 and through August 24, 2008. The notes bear interest at 8% (increased to 9.5% during a specified period), payable in arrears on the first day of each January, April, July and October.

		Principal Amount			Interest Earned
		Maximum	Current
		amount	amount
Name	Relationship	owned	owned		2007	2008
Howard Brill	President, chief executive officer and director	$1,150,000	$1,006,193	(5)	$100,625	$56,892
Dan Hollenbach	Chief financial officer	$29,000	$—	(3)	$1,958	$—
Terry Koch	President of PEO services	$34,500	$—	(3)	$2,329	$—
Steven List	Chief operating officer and director	$150,000	$—	(3)	$10,125	$—
Stephen Pennington	President of staffing services	$11,500	$11,500		$1,006	$603
Luci Staller Altman	Director	$58,000	$50,747	(5)	$5,075	$2,869
Richard Goldman	Director	$58,000	$50,747	(5)	$5,075	$2,869
Charles Gwirtsman	Director	$115,000	$115,000	(1)	$10,063	$6,031	(2)
Jay Wells	Former Director	$12,000	$12,000	(4)	$1,050	$629

(1)	Purchased by Gwirtsman Family Partners, LLC of which Mr. Gwirtsman is the managing member.

(2)	Earned by Gwirtsman Family Partners, LLC of which Mr. Gwirtsman is the managing member.

(3)	Notes were exchanged in connection with the Subscription Agreement, as more fully explained below.

(4)	Mr. Wells resigned effective April 16, 2008.

(5)	Repurchased as more fully explained below.
Effective April 29, 2008, in consideration for the signing of a new subordination agreement by the holders of our senior secured convertible notes with Wells Fargo with respect to the 2008 facility as described above, we entered into the Agreement to Enter into a New Subordination Agreement (“Agreement”) with the holders. Under this Agreement, we have agreed to make, and made, an offer to repurchase, pro rata from the holders, on or before May 9, 2008 (the “Repurchase Date”) at least $3,000,000 aggregate principal amount of notes at a price equal to 95% of the principal amount thereof plus interest accrued through the Repurchase Date. Each holder wishing to sell notes has delivered a completed Repurchase Election Form to us. To the extent that a holder elected to have less than its pro rata share of notes repurchased, other holders have elected to have us purchase such amounts from them on a pro rata basis. Accordingly, we repurchased $3,000,000 of Notes on May 9, 2008 for $2,850,000 plus accrued interest, including $157,000 from certain officers, directors and employees.
On October 3, 2007, the Company entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock (“backstop warrants”), for an aggregate purchase price of $3 million ($2,757,000 in cash and $243,000 delivery of senior subordinated secured convertible notes) to members of the Company’s management and board of directors and affiliates of Rodman & Renshaw, LLC, our market maker on the OTC Bulletin Board and placement agent in our March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The cash was received in full in early October 2007 and included $2,107,000 of cash from related parties. In addition, $243,000 in senior subordinated secured convertible notes delivered was from related parties.
The Company entered into the Subscription Agreement and issued and sold the common stock and warrants pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, the Company was obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from certain stand-by purchasers, or their designees, to purchase an aggregate of $3 million of common stock on September 30, 2007. The Company conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, management and the Company’s board of directors concluded that the offering was not in the best interest of the Company or its security holders. Accordingly, the stand-by purchasers completed the stock purchase as described above. The Company did not issue any warrants with respect to common stock purchased by delivering senior secured convertible notes.
On December 28, 2007, Holdings closed a Warrant Exercise and Cancellation Agreement (the “Warrant Agreement”) with respect to substantially all of its outstanding warrants to purchase common stock. The recapitalization warrants were exercised into 0.33 shares of common stock, and the backstop warrants were exercised into 0.5953061 shares of common stock. A total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants. One holder was unable to convert all outstanding warrants as they would have exceeded 4.99% ownership of outstanding common stock and at December 2007, there were 340,727 outstanding warrants exercisable into 112,440 shares of common stock. The table below sets forth the names of our directors and executive officers who received shares of stock in exchange for all warrants previously held.

Name	Aggregate Shares
Howard Brill	207,061
Steven List	42,796
Dan Hollenbach	12,124
Terry Koch	6,411
Stephen Pennington	39,774
Gwirtsman Family Partners, LLC (1)	422,737
Jay Wells	90
Luci Altman	435
Richard Goldman	8,373

Total	739,801

(1)	Issued to Gwirtsman Family Partners, LLC of which Mr. Gwirtsman is the managing member.

We have entered into indemnification agreements with members of our management and our directors.
Review, approval or ratification of transactions with related persons
It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with our business interest. This policy is included in our code of conduct. Each director and executive officer is instructed to always inform the chairman of our board of directors and corporate secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. Our board of directors reviews all relevant information, including the amount of all business transactions involving us and any entity with which a director or executive officer is associated, and takes necessary action.
Indebtedness of Management
None.
Affirmative determinations regarding director independence and other matters
Our board of director follows the standards of independence established under the NASDAQ rules in determining if directors are independent and has determined that each of the following directors is an “independent director” under those rules: Luci Staller Altman, Richard Goldman, Charles Gwirtsman, and, until his resignation, Jay Wells. In this proxy statement the directors who have been affirmatively determined by the board of directors to be “independent directors” under this rule are referred to individually as an “independent director” and collectively as the “independent directors.” Our board of directors also has determined that each member of the two committees of the board of directors meets the independence requirements applicable to those committees prescribed by the NASDAQ rules and the SEC.
No independent director receives, or has received, any fees or compensation from the company other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent.
DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is derived from our certificate of incorporation and bylaws as well as relevant provisions of applicable law.
Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 29, 2008, there were 10,548,330 shares of common stock outstanding held by approximately 170 holders of record, and 12,750 shares of Series A mandatorily redeemable convertible preferred stock held by 22 holders of record.
Description of Common Stock
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock shall be entitled to receive, when and as declared by the board of directors, out of our assets legally available, such dividends as may be declared from time to time by our board of directors. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding up, our common stockholders will be entitled to receive pro rata all assets available for distribution to such holders based on the number of shares of common stock held by each.
On October 3, 2007, the Company entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock (“backstop warrants”), for an aggregate purchase price of $3 million ($2,757,000 in cash and $243,000 delivery of senior subordinated secured convertible notes) to members of the Company’s management and board of directors and affiliates of Rodman & Renshaw, LLC, our market maker on the OTC Bulletin Board and placement agent in our March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The cash was received in full in early October 2007 and included $2,107,000 of cash from related parties. In addition, $243,000 in senior subordinated secured convertible notes delivered was from related parties. The stock was recorded net of the associated valuation of the attached warrants of $1,723,000 calculated as described in the warrant and conversion feature valuation in Note A of the consolidated financial statements included in this prospectus.
The Company entered into the Subscription Agreement and issued and sold the common stock and warrants pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, the Company was obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from certain stand-by purchasers, or their designees, to purchase an aggregate of $3 million of common stock on September 30, 2007. The Company conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, management and the Company’s board of directors concluded that the offering was not in the best interest of the Company or its security holders. Accordingly, the stand-by purchasers completed the stock purchase as described above. The Company did not issue any warrants with respect to common stock purchased by delivering senior secured convertible notes. The sale of the common stock and warrants was not registered, and we issued and sold them in reliance on the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended.
On December 28, 2007, as more fully explained in Note J of the consolidated financial statements included in this prospectus, a total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants at a fair market value of $2.45 per share, net of issuance costs.
Description of Preferred Stock
We issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock on March 31, 2006 at a purchase price of $1,000 per share. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the face amount plus a premium calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment as described below) from issuance to maturity. Upon liquidation, our preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum (subject to temporary adjustment as described below) of the face amount, and will thereafter share ratably with our common stockholders in the distribution of our remaining assets.
On February 28, 2007 we amended our certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium rate paid on our preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which we had issued at least $5 million of common stock for cash (or, if such common stock has not been issued by September 30, 2007, the date on which certain stand-by-purchasers purchased an aggregate of $3 million of our newly issued common stock). As described elsewhere in this prospectus, the stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on our Series A mandatorily redeemable convertible preferred stock reverted to 8% from 9.5% beginning on October 1, 2007.
The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into a number shares of our common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (subject to temporary adjustment as described above) from issuance to maturity, by a conversion price, subject to adjustment upon certain events. The original conversion price upon issuance on March 31, 2006 was $5.75 per share. The issuance of the common stock and warrants effective September 30, 2007, as described elsewhere in this prospectus, caused an automatic adjustment in the conversion price of our Series A mandatorily redeemable convertible preferred stock to $4.07 per share. The adjustment was made automatically and in such a manner as provided for by the terms of the Series A mandatorily redeemable convertible preferred stock. A stockholder may not convert our Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require us to redeem its Series A mandatorily redeemable convertible preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A mandatorily redeemable convertible preferred stock) at a declining premium, currently at 15%, or upon other specified events at a premium equal to the present value of the interest that would have accrued from the redemption data through the maturity date. The terms of our senior credit facility prohibit the redemption of our preferred stock.

The Series A mandatorily redeemable convertible preferred stock has no voting rights except as otherwise provided by the Delaware General Corporation Law.
Description of Warrants to Purchase Common Stock
On March 31, 2006, Holdings issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. The Company also issued warrants to purchase our common stock to our placement agent in the recapitalization (collectively “recapitalization warrants”). As described above, effective September 30, 2007, we issued the back-stop warrants to certain stand-by purchasers.
On December 28, 2007, Holdings closed a Warrant Exercise and Cancellation Agreement (the “Warrant Agreement”) with respect to substantially all of its outstanding warrants to purchase common stock. As of December 26, 2007, the date of the Warrant Agreement, the market price of Global’s common stock was $2.45. The recapitalization warrants were exercisable into common stock at exercise prices between $4.23 and $4.40 per share and the backstop warrants were exercisable into common stock at an exercise price of $1.80. The recapitalization warrants were exercised into 0.33 shares of common stock, and the backstop warrants were exercised into 0.5953061 shares of common stock. A total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants. Each warrant holder exercised all of its warrants in a cash-less manner, except one warrant holder, who would have beneficially owned in excess of 4.99% of the outstanding common stock, reduced the number of warrants that it exercised so as to own 4.99% ownership of the outstanding common stock and agreed to exercise the remaining warrants from time to time on the same terms and conditions when and to the extent it can do so without exceeding the 4.99% limitation. This holder continues to hold 340,727 warrants exercisable into 112,440 shares of common stock.
The following table summarizes the number of shares underlying the warrants outstanding prior to and after the transaction:

	Number of	Number of
	shares	shares
	underlying	underlying
	warrants prior to	warrants after	Original
	transaction	transaction	Expiration date
Note Warrants	551,287	—	March 31, 2011
Preferred Warrants	2,358,948	112,440 *	March 31, 2013
Common Warrants	1,205,678	—	March 31, 2013
Placement Agent Warrants	558,758	—	March 31, 2013
Backstop Warrants	1,838,339	—	September 30, 2014

TOTAL	6,513,010	112,440

*	- All held by a single holder and subject to exercise as explained above
Global’s outstanding convertible notes and preferred stock contain automatic anti-dilution adjustment provisions. The owners of our convertible notes and preferred stock waived their anti-dilution rights in connection with this warrant exercise. As a result, no adjustment to the conversion prices of the convertible notes or preferred stock occurred.
Resale of the shares issued with respect to the recapitalization warrants has been registered under the Securities Act of 1933, as amended. Resale of the shares issued with respect to the backstop warrants has not been registered. The cash-less exercise of the warrants was consummated pursuant to Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act of 1933, as amended. Accordingly, pursuant to Rule 144 under the Securities Act, the holding period of the common stock shares issued shall tack back to the original issue date of the recapitalization warrants.
Description of Convertible Notes
On March 31, 2006, the Company issued $30 million aggregate principal amount of senior secured convertible notes of which $20,990,000 was outstanding at June 2008. The convertible notes are stated net as a result of recording a discount associated with the valuation of the detachable warrants and conversion feature. The discount will be amortized over the life of the instrument using the effective interest method. If not previously converted, the notes mature on March 31, 2011 and bear interest at an annual rate of 8.0%, as adjusted. Interest is paid quarterly.
In connection with the asset purchase agreement of Career Blazers, the Company agreed to temporarily increase from 8.0% to 9.5% the interest rate and premium paid on the senior secured convertible notes beginning on February 28, 2007 and ending on the date on which the Company had made the requisite $5 million minimum offering of common stock or the stand-by-purchasers satisfied their commitment to purchase an aggregate of $3 million of common stock in lieu thereof. The stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on the senior secured convertible debt reverted to 8% from 9.5% beginning on October 1, 2007.
The notes are convertible at a holder’s option at any time prior to maturity into shares of the Company’s common stock. The issuance of common stock and warrants to the stand-by purchasers effective September 30, 2007, as described above, caused automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes, Series A mandatorily redeemable convertible preferred stock, and warrants to purchase common stock. The adjustments were made automatically and in such manner as provided for by the terms of the respective securities. The conversion price of the convertible notes adjusted from $6.25 per share to $4.40 per share.
If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at the Company’s option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The Company’s stock is not currently trading at 200% of the conversion price. A note holder may not convert the Company’s convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require the Company to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a declining premium (currently 15%) over the principal amount of notes being redeemed.
The Company may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If the Company so redeems the notes, the Company must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of the Company’s senior credit facility prohibit the redemption of the notes. The senior secured convertible notes agreement includes various covenants with which the Company must comply, including the ratio of indebtedness to consolidated EBITDA, as defined.
SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders consist of the shares of common stock issued by R&R Acquisition I in private placements to Arnold P. Kling, Kirk M. Warshaw and R&R Investments I during 2005, shares of common stock issued by Global Employment Holdings to institutional investors in private placements pursuant to the Common Stock Securities Purchase Agreement, dated as of March 31, 2006, shares of common stock issuable upon conversion of convertible notes and Series A mandatorily redeemable convertible preferred stock issued pursuant to the Notes Securities Purchase Agreement, dated as of March 31, 2006, and the Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, and shares of common stock issuable upon exercise of remaining warrants issued under the three different Securities Purchase Agreements. For additional information regarding the issuance of those convertible notes, convertible preferred stock and warrants, see Item 15 of this post effective amendment no. 3 to our registration statement on Form S-1. We are registering the shares of common stock pursuant to registration rights agreements we entered into in connection with the recapitalization of Global Employment Solutions in order to permit the selling stockholders to offer the shares for resale from time to time.
The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock owned by each of the selling stockholders. Except for the original stockholders of R&R Acquisition I and their transferees, the term selling stockholders includes the selling stockholders and their transferees, pledgees, donees, or their successors. We will file a prospectus supplement to name successors to any named selling stockholders who are able to use this prospectus to resell the securities. The “Total” column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes, the Series A mandatorily redeemable convertible preferred stock and warrants, as of August 24, 2008, assuming conversion of all convertible notes and shares of Series A mandatorily redeemable convertible preferred stock, and exercise of warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The “Common Stock Owned” column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of registration rights agreements we entered into with the selling stockholders, this prospectus covers the resale of (i) 2,461,133 outstanding shares of our common stock, (ii) 112,440 shares of our common stock issuable upon exercise of outstanding warrants to purchase our common stock, (iii) 130% of the sum of the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A mandatorily redeemable convertible preferred stock as of the trading day immediately preceding the date the post-effective amendment no. 3 to our registration statement, of which this prospectus forms a part, is initially filed with the Securities and Exchange Commission, also referred to as the SEC and (iv) additional shares to cover automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock in such manner as provided for by the terms of the respective securities. Because the conversion price of the convertible notes and the Series A mandatorily redeemable convertible preferred stock, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.
Under the terms of our convertible notes, Series A mandatorily redeemable convertible preferred stock and warrants, a selling stockholder may not convert the convertible notes or the Series A mandatorily redeemable convertible preferred stock, or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes or upon conversion of the Series A mandatorily redeemable convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
The original stockholders of R&R Acquisition I and their transferees as well as Rodman & Renshaw are “underwriters” within the meaning of the Securities Act of 1933, as amended and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them.
One of the selling stockholders, Rodman & Renshaw, served as the placement agent in the recapitalization of Global Employment Solutions on March 31, 2006. As compensation for serving as the placement agent, we paid Rodman & Renshaw a cash placement fee equal to 4.11% of the aggregate purchase price paid by each purchaser of securities in the recapitalization and issued a warrant exercisable into 393,365 shares of our common stock. Under our placement agent agreement, Rodman & Renshaw has a right-of-first-refusal to act as underwriter, initial purchaser or placement agent if we decided to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent on or before March 31, 2008. Rodman & Renshaw serves as a market maker for our common stock on the OTC BB. Except as indicated, we have not paid any compensation fees under financing arrangements with the selling stockholders, nor are we currently obligated to make such payments in the future, and the selling stockholders have not had any material relationship with us within the past three years other than through ownership of common stock, preferred stock, convertible notes and warrants.
Rodman & Renshaw is a broker-dealer. The following selling stockholders have informed us that they are an affiliate of a broker-dealer: Amatis Limited, Enable Growth Partners L.P., Enable Opportunity Partners L.P., Tariq Jawad, Pierce Diversified Strategy Master Fund LLC, R&R Investments I and Noam J. Rubinstein. Each of these selling stockholders has confirmed to us that it purchased its securities to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase.

		Conversion
		of	Conversion of	Preferred
		Convertible	Preferred	Stock	Common
Name of Selling Stockholder		Note	Stock	Warrants	Stock Owned	Total *
Amatis Limited c/o Amaranth Advisors, LLC	(1)	—	88,665	—	77,040	192,305
Arnold Kling	(2)	—	—	—	28,949	28,949
Gwirtsman Family Partners, LLC, Charles Gwirtsman	D	53,827	21,464	—	2,523	100,401
Context Advantage Master Fund, L.P.	(3)	227,347	—	—	55,424	350,975
Cranshire Capital, L.P.	(4)	—	—	—	29,696	29,696
Dan Hollenbach	O	—	10,639	—	618	14,449
Diamond Opportunity Fund, LLC	(5)	—	88,665	—	77,040	192,305

		Conversion
		of	Conversion of	Preferred
		Convertible	Preferred	Stock	Common
Name of Selling Stockholder		Note	Stock	Warrants	Stock Owned	Total *
Enable Growth Partners LP	(6)	—	207,123	—	158,531	427,791
Enable Opportunity Partners LP	(6)	—	34,047	—	26,060	70,321
Fred Viarrial	E	—	26,599	—	1,218	35,797
Gregory Bacharach	E	11,533	—	—	435	15,428
Guggenheim Portfolio XXXI, LLC	(7)	122,411	26,599	—	8,886	202,599
Howard Brill	O,D	228,680	138,318	—	13,825	490,923
Jay Wells	(8)	2,727	—	—	90	3,635
Kenneth Michaels	E	130,682	10,639	—	4,713	188,430
Kirk Warshaw	(9)	—	—	—	7,237	7,237
Lakeview Fund, LP	(10)	—	177,331	—	110,037	340,567
Luci Staller Altman	D	11,533	—	—	435	15,428
Michael Lazrus	E	—	—	—	173	173
Nite Capital, LP	(11)	—	—	—	13,840	13,840
Noam J. Rubinstein	(12)	—	4,433	—	5,321	11,084
Pandora Select Partners, LP	(7)	192,192	56,155	—	18,914	341,765
Pierce Diversified Strategy Master Fund LLC	(6)	—	42,559	—	32,585	87,912
R&R Investment I, LLC	(13)	—	—	—	144,742	144,742
R&R Opportunity Fund, LP	(13)	—	—	—	94,428	94,428
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	(14)	1,135,447	1,108,324	112,440	525,161	3,554,503
Richard Goldman	D	11,533	—	—	435	15,428
Rodman & Renshaw, LLC	(15)	—	—	—	184,390	184,390
Stephen Pennington	O	2,614	15,959	—	687	24,831
Steven List	O,D	—	53,199	—	3,125	72,284
Tariq Jawad	(16)	—	7,388	—	56,881	66,485
Terry Koch	O	—	10,639	—	659	14,490
Victory Park Capital	(17)	647,753	1,234,636	—	609,497	3,056,603
Whitebox Convertible Arbitrage Partners, LP	(7)	1,602,977	348,752	—	119,303	2,656,551
Whitebox Intermarket Partners, LP	(7)	192,192	56,155	—	18,914	341,765
Whitebox Special Opportunities Funds Series B Partners, LP	(7)	197,120	—	—	—	256,256
Other	(18)	—	—	—	29,321	29,321

*	These amounts represent the fully-diluted common stock ownership of the listed selling stockholders and include (i) common stock owned; (ii) 130% of the sum of the number of shares of common stock issuable upon conversion of the convertible notes and shares of Series A mandatorily redeemable convertible preferred stock, including accreted premium, as of the 24 th of August, 2008 and (iii) the number of shares of common stock issuable upon exercise of warrants. Ownership as so determined does not reflect “beneficial ownership” as calculated pursuant to Rule 13d-3 of the rules and regulations under the Securities Exchange Act of 1934, as amended. Accordingly, for purposes of setting forth ownership in the above table, we have disregarded the 4.99% limitation on ownership applicable to our convertible notes, convertible preferred stock and warrants.

O — current named officer D — current director E — current employee

(1)	Amaranth Advisors L.L.C., the trading advisor for Amatis Limited, exercises dispositive power with respect to the common stock, convertible notes, convertible preferred stock and warrants to purchase common stock currently held by Amatis Limited, and voting and/or dispositive power with respect to the common stock issuable upon conversion of the convertible notes and convertible preferred stock, and exercise of warrants to purchase common stock. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amatis Limited, the selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(2)	Consists solely of common stock. Arnold P. Kling served as the president and a director of R& R Acquisition I (before the recapitalization which involved changing its name to Global Employment Holdings) from its formation until the recapitalization on March 31, 2006.

(3)	Context Advantage Master Fund, LP resulted from a master-feeder conversion of Context Advantage Fund LP (formerly named Context Convertible Arbitrage Fund L.P.) and Context Offshore Advantage Fund Ltd (formerly named Context Convertible Arbitrage Offshore, Ltd.). Michael S. Rosen and William D. Fertig have voting and investment control over the securities held.

(4)	Mitchell P. Kopin, president of Downsview Capital Inc., the general partner of Cranshire Capital L.P., has sole voting control and dispositive powers of the securities. Mr. Kopin disclaims all beneficial ownership of the securities.

(5)	David Hokin, Rob Rubin and Richard Marks in their capacities as manager and managing directors of Diamond Opportunity Fund, LLC, respectively, have shared power to vote and dispose of the shares owned by Diamond Opportunity Fund, LLC. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these shares.

(6)	Mitch Levine is the managing member of Enable Capital Management LLC and the manager of Enable Growth Partners LP., Enable Opportunity Partners LP., and Pierce Diversified Strategy Master Fund LLC. Mr. Levine has discretionary authority to vote and dispose of the securities.

(7)	Whitebox Advisors, LLC has an investment management agreement with Guggenheim Portfolio Company XXXI LLC. As a result of this relationship, Andrew Redleaf of Whitebox Advisors, LLC may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Guggenheim Portfolio Company XXXI LLC. . Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Pandora Select Partners, LP, Pandora select Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Pandora Select Partners, LP. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Whitebox Convertible Arbitrage Partners, L.P., Whitebox Convertible Arbitrage Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Whitebox Convertible Arbitrage Partners, L.P. Andrew Redleaf of Whitebox Advisors, LLC is the managing member of the general partner of Whitebox Intermarket Partners, L.P., Whitebox Intermarket Advisors, LLC. As a result of this relationship, Andrew Redleaf may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Whitebox Intermarket Partners, L.P.

(8)	Mr. Wells was one of our directors and served in that position from March 2006 until his resignation in April 2008.

(9)	Consists solely of common stock. Kirk M. Warshaw served as the secretary and chief financial officer of R&R Acquisition I from its formation until the recapitalization on March 31, 2006.

(10)	Ari Levy has sole voting control and dispositive powers of the securities.

(11)	Keith Goodman, manager of the general partner of Nite Capital, LP, has voting control and investment discretion over securities held by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(12)	Mr. Rubenstein is an employee of Rodman & Renshaw , which served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, one of the original stockholders of R&R Acquisition I.

(13)	R&R Investments I and R&R Opportunity Find, LP are affiliates of Rodman & Renshaw who served as the placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and who is a market maker for our common stock on the OTC BB.

(14)	Pursuant to an investment agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management, L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Management Company, LLC and Messers. Katznelson and Stahlecker disclaim beneficial ownership of the securities owned by the selling stockholder.

(15)	Rodman & Renshaw served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, one of the original stockholders of R&R Acquisition I.

(16)	Mr. Jawad is an employee of Rodman & Renshaw, which served as a placement agent in the recapitalization of Global Employment Solutions on March 31, 2006 and is an affiliate of R&R Investment I, one of the original stockholders of R&R Acquisition I.

(17)	Victory Park Capital Advisors, LLC is the investment advisor of Victory Park Master Fund, Ltd. and consequently has voting controls and investment discretion over securities held by Victory Park Master Fund, Ltd. Richard Levy is the sole member of Jacob Capital L.L.C., and sole manager of Victory Park Capital Advisors, LLC.

(18)	Consists of shares of common stock originally registered and sold by some of the original selling shareholders.
PLAN OF DISTRIBUTION
We are registering the shares of common stock issued to the original stockholders of R&R Acquisition I, the shares of common stock issued pursuant to the Common Stock Securities Purchase Agreement, the shares of common stock issuable upon conversion of the convertible notes issued pursuant to the Notes Securities Purchase Agreement, the shares of common stock issuable upon conversion of the Series A mandatorily redeemable convertible preferred stock issued pursuant to the Preferred Stock Securities Purchase Agreement and the shares of common stock issuable upon the exercise of warrants issued pursuant to the three Securities Purchase Agreements to permit the resale of these shares of common stock by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:
•	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale.

•	In the over-the-counter market.

•	In transactions otherwise than on these exchanges or systems or in the over-the-counter market.

•	Through the writing of options, whether such options are listed on an options exchange or otherwise.

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account.

•	An exchange distribution in accordance with the rules of the applicable exchange.

•	Privately negotiated transactions.

•	Short sales.

•	Sales pursuant to Rule 144 under the Securities Act of 1933, as amended.

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share.

•	A combination of any such methods of sale.

•	Any other method permitted pursuant to applicable law.
If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The original stockholders of R&R Acquisition I and their transferees and any broker-dealer participating in the distribution of the shares of common stock are “underwriters” within the meaning of the Securities Act and, therefore, rule 144 under the Securities Act is unavailable for resale of the 180,928 shares held by them. Any commission paid, or any discounts or concessions allowed to, any such broker-dealer will be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We paid all expenses of the registration of the shares of common stock pursuant to the registration rights agreements, estimated to be $15,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.
Our common stock has been included for quotation on the OTC BB under the symbol “GEYH.OB” since August 11, 2006. The selling stockholders will sell their shares at prevailing market prices or privately negotiated prices.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
Brownstein Hyatt Farber Schreck, P.C., Denver, Colorado, passed on the validity of the securities being offered in this prospectus.
EXPERTS
We included our financial statements as of December 30, 2007 and December 31, 2006 and for the three years ended December 30, 2007, December 31, 2006 and January 1, 2006 in this prospectus in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as an expert in accounting and auditing in issuing such reports.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
None.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
AVAILABLE INFORMATION
We file electronically with the SEC our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of
1934. Our website address is https://www.gesnetwork.com. The information included on our website is not included as a part of, or incorporated by reference into, this prospectus or the registration statement on Form S-1 of which it is part. We will make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Furthermore, we will provide electronic or paper copies of filings free of charge upon written request to our chief financial officer or investor relations representative.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
     Global Employment Holdings, Inc.
We have audited the accompanying consolidated balance sheets of Global Employment Holdings, Inc. and Subsidiaries as of December 30, 2007 and December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Employment Holdings, Inc. and Subsidiaries as of December 30, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2007 in conformity with U.S. generally accepted accounting principles.
/s/ MAYER HOFFMAN MCCANN P.C.
Denver, Colorado
April 14, 2008

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December	December
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$330,000	$58,000
Accounts receivable, less allowance for doubtful accounts of $476,000 and $431,000 for 2007 and 2006, respectively	27,784,000	23,478,000
Deferred income taxes	1,809,000	2,095,000
Prepaid expenses and other current assets	2,344,000	2,603,000

Total current assets	32,267,000	28,234,000

Property and equipment, net	2,040,000	1,168,000
Deferred income taxes	8,406,000	7,796,000
Other assets, net	1,823,000	1,256,000
Intangibles, net of accumulated amortization of $1,955,000	5,463,000	—
Goodwill	19,487,000	18,748,000

Total assets	$69,486,000	$57,202,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$1,220,000	$2,176,000
Accounts payable	343,000	614,000
Accrued liabilities	24,338,000	19,542,000
Current portion of long-term debt	9,375,000	2,903,000
Line of credit	6,735,000	9,049,000

Total current liabilities	42,011,000	34,284,000

Warrant and conversion liability	5,568,000	24,496,000
Warrant and conversion liability due to related parties	222,000	912,000
Long-term debt, net of unamortized discount of $7,222,000 and $9,019,000 for 2007 and 2006, respectively	14,731,000	13,781,000
Long-term debt due to related parties, net of unamortized discount of $677,000 and $946,000 for 2007 and 2006, respectively	1,383,000	1,357,000
Mandatorily redeemable preferred stock, net of unamortized discount of $10,069,000 and $11,510,000 for 2007 and 2006, respectively	4,588,000	2,013,000

Total liabilities	68,503,000	76,843,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A preferred stock, $0.001 par value, 10,000,000 authorized shares designated, 12,750 issued and outstanding in 2007 and 2006. Included above under mandatorily redeemable preferred stock, net	—	—
Common stock, $0.001 par value, 40,000,000 shares authorized; 10,555,010 issued, 10,548,330 outstanding in 2007 and 6,030,122 issued, 6,023,442 outstanding in 2006	1,000	1,000
Treasury stock at cost, 6,680 shares for 2007 and 2006	—	—
Additional paid in capital	33,418,000	23,760,000
Accumulated deficit	(32,436,000)	(43,402,000)

Total stockholders’ equity (deficit)	983,000	(19,641,000)

Total liabilities and stockholders’ equity (deficit)	$69,486,000	$57,202,000

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December	December	December
	2007	2006	2005
REVENUES, net	$173,893,000	$128,790,000	$111,563,000
COST OF SERVICES	128,564,000	92,071,000	77,193,000

GROSS PROFIT	45,329,000	36,719,000	34,370,000

OPERATING EXPENSES
Selling, general and administrative	37,432,000	28,311,000	45,478,000
Depreciation and amortization	2,563,000	573,000	729,000

Total operating expenses	39,995,000	28,884,000	46,207,000

OPERATING INCOME (LOSS)	5,334,000	7,835,000	(11,837,000)

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(9,191,000)	(6,507,000)	(256,000)
Fair market valuation of warrant and conversion liability	15,156,000	1,634,000	—
Other income (expense)	(422,000)	(3,086,000)	—

Total other income (expense), net	5,543,000	(7,959,000)	(256,000)

INCOME (LOSS) BEFORE INCOME TAXES	10,877,000	(124,000)	(12,093,000)

INCOME TAX (BENEFIT) EXPENSE	(89,000)	(1,433,000)	3,632,000

NET INCOME (LOSS)	10,966,000	1,309,000	(15,725,000)

Valuation of redeemable preferred stock	—	—	(36,693,000)
Dividend paid to Series C preferred stockholders ($0.92 per share)	—	—	(6,300,000)

Income (loss) available to common stockholders	$10,966,000	$1,309,000	$(58,718,000)

Basic earnings (loss) per share of common stock	$1.67	$0.23	$(10.95)

Weighted average number of basic common shares outstanding	6,550,054	5,744,742	5,362,600

Diluted earnings (loss) per share of common stock	$1.04	$0.23	$(10.95)

Weighted average number of diluted common shares outstanding	15,586,644	5,744,742	5,362,600
The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Years ended December 2007, December 2006 and December 2005

	Preferred stock		Common stock		Treasury stock		Additional	Accumulated
	Amount	Shares	Amount	Shares	Amount	Shares	paid in capital	deficit	Total
Balances at January 2, 2005	$—	—	$1,000	5,433,241	$—	—	$33,219,000	$(21,986,000)	$11,234,000

Cash dividends ($1.20 per restricted common share and $0.92 per Series C share)	—	—	—	—	—	—		(7,000,000)	(7,000,000)
Issuance of restricted common stock	—	—	—	91,762	—	—	2,000	—	2,000
Repurchase of restricted common stock	—	—	—	(533)	—	—	—	—	—
Reclassification of redeemable restricted stock to a liability	—	—	—	(659,785)	—	—	23,261,000	—	23,261,000
Valuation of redeemable preferred stock	—	—	—	—	—	—	(36,693,000)	—	(36,693,000)
Net loss	—	—	—	—	—	—	—	(15,725,000)	(15,725,000)

Balances at January 1, 2006	—	—	1,000	4,864,685	—	—	19,789,000	(44,711,000)	(24,921,000)

Issuance of common stock to new investors	—	—	—	850,000	—	—	4,250,000	—	4,250,000
Issuance of common stock to KRG Colorado, LLC for services	—	—	—	50,000	—	—	250,000	—	250,000
Issuance of common stock to former shareholders of R&R Acquisition I, Inc.	—	—	—	180,928	—	—	905,000	—	905,000
Issuance of common stock to former debt holders of Global Employment Solutions, Inc.	—	—	—	85,315	—	—	427,000	—	427,000
Warrant liability related to common stock warrants	—	—	—	—	—	—	(2,766,000)	—	(2,766,000)
Offering costs	—	—	—	—	—	—	(1,049,000)	—	(1,049,000)
Extinguishment of related party debt	—	—	—	—	—	—	1,960,000	—	1,960,000
Issuance of preferred stock	12,750,000	12,750	—	—	—	—	—	—	12,750,000
Reclassification of mandatorily redeemable preferred stock to liabilities	(12,750,000)	(12,750)	—	—	—	—	—	—	(12,750,000)
Forfeiture of common stock	—	—	—	—	—	(6,680)	—	—	—
Repurchase of common stock	—	—	—	(806)	—	—	(6,000)	—	(6,000)
Net income	—	—	—	—	—	—	—	1,309,000	1,309,000

Balances at December 31, 2006	—	—	1,000	6,030,122	—	(6,680)	23,760,000	(43,402,000)	(19,641,000)

Fractional shares	—	—	—	310	—	—	—	—	—
Stock option compensation	—	—	—	—	—	—	1,802,000	—	1,802,000
Warrant conversion compensation	—	—	—	—	—	—	553,000	—	553,000
Sale of common stock at $1.50 per share, net	—	—	—	2,000,000	—	—	2,970,000	—	2,970,000
Warrant liability related to common stock warrants	—	—	—	—	—	—	(1,723,000)	—	(1,723,000)
Conversion of warrants, net	—	—	—	2,524,578	—	—	6,150,000	—	6,150,000
Conversion of related party debt	—	—	—	—	—	—	(94,000)	—	(94,000)
Net income	—	—	—	—	—	—	—	10,966,000	10,966,000

Balances at December 30, 2007	$—	—	$1,000	10,555,010	$—	(6,680)	$33,418,000	$(32,436,000)	$983,000

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended
	December	December	December
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10,966,000	$1,309,000	$(15,725,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	608,000	540,000	519,000
Amortization of intangibles and other assets	1,955,000	33,000	210,000
Amortization of debt discount and issuance costs	2,458,000	1,951,000	47,000
Accretion of preferred stock	1,134,000	773,000	—
Amortization of warrant discount on preferred stock	1,441,000	1,039,000	—
Bad debt expense	124,000	394,000	330,000
Deferred taxes	(324,000)	(1,707,000)	3,355,000
Stock option and warrant conversion compensation expense	2,355,000	—	—
Fair market valuation of warrant and conversion liability	(15,156,000)	(1,634,000)	—
Loss (gain) on debt repurchase	395,000	(273,000)	—
Restricted common stock valuation	—	80,000	21,152,000
Issuance of common stock to KRG Colorado, LLC for services	—	250,000	—
Issuance of common stock to former shareholders of R&R Acquisition I, Inc.	—	905,000	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(1,528,000)	(2,178,000)	(5,364,000)
Prepaid expenses and other	60,000	348,000	(648,000)
Accounts payable	(332,000)	109,000	101,000
Income taxes payable	—	(241,000)	(388,000)
Accrued expenses and other liabilities	2,240,000	3,681,000	1,478,000

Net cash flows provided by operating activities	6,396,000	5,379,000	5,067,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(745,000)	(686,000)	(324,000)
Acquisition of Career Blazers, net of cash and cash equivalents acquired	(9,689,000)	—	—

Net cash used in investing activities	(10,434,000)	(686,000)	(324,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	(956,000)	(533,000)	2,266,000
Net (repayments) borrowings on revolving credit facility	(2,314,000)	9,049,000	—
Borrowings on term note	12,000,000	5,000,000	—
Repayments of term notes	(6,375,000)	(1,250,000)	—
Proceeds from convertible debt	—	30,000,000	—
Repurchase of convertible debt	—	(4,997,000)	—
Debt and stock issuance costs	(802,000)	(2,986,000)	(25,000)
Reduction of KRG subordinated note	—	(1,460,000)	—
Reduction of shareholder subordinated debt	—	(14,064,000)	—
Issuance of preferred stock	—	12,750,000	—
Issuance of restricted common stock	—	—	2,000
Issuance of common stock	2,757,000	4,250,000	—
Repurchase of common stock	—	(6,000)	—
Repurchase of preferred stock and restricted common stock	—	(40,526,000)	—
Cash dividend paid	—	—	(7,000,000)

Net cash flows provided by (used in) financing activities	4,310,000	(4,773,000)	(4,757,000)

Net increase (decrease) in cash and cash equivalents	272,000	(80,000)	(14,000)
Cash and cash equivalents, beginning of year	58,000	138,000	152,000

Cash and cash equivalents, end of year	$330,000	$58,000	$138,000

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$278,000	$548,000	$665,000

Cash paid during the period for interest	$4,158,000	$2,276,000	$208,000

Supplemental Disclosure of Non-Cash Information
Landlord leasehold incentives recorded as leasehold improvements	$363,000	$—	$—

Conversion of senior subordinated secured convertible notes for common stock	$243,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
NOTE A — SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
Organization
Global Employment Holdings, Inc. (“Holdings”, “our”, “Company”) was formed in Delaware in 2004. On March 31, 2006, the Company entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solutions, Inc. (“GES”) outstanding equity securities. Also on March 31, 2006, GES entered into a merger agreement with a wholly owned subsidiary of ours, resulting in GES being 100% owned by us. The Company did not have any operations before March 31, 2006. The share exchange and merger was treated as a recapitalization of GES for financial accounting purposes. In connection with the recapitalization of GES, the Company issued convertible notes and warrants, mandatorily redeemable convertible preferred stock and warrants, and common stock and warrants in private placements. As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures related to equity, amounts have been retroactively restated to reflect share quantities as if the exchange of GES shareholders had occurred at the beginning of the periods presented as altered by the terms of the share purchase agreement.
GES, a Colorado corporation, was formed in February 1998, and through its subsidiaries is a provider of diversified human capital solutions with offices in key cities throughout the United States.
Effective February 25, 2007, Holdings closed the asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C. and Cape Success LLC, collectively referred to as Career Blazers. Under the agreement, Holdings purchased substantially all of the property, assets and business of Career Blazers. The acquisition of the assets was done through our wholly-owned subsidiary, Friendly Advanced Software Technology, Inc.
Subsidiaries
Holdings is the parent corporation of GES, which is the parent corporation of a number of wholly-owned subsidiaries.
Our staffing services segment consists of:

•	Temporary Placement Service, Inc. (“TPS”)	•	Friendly Advanced Software Technology, Inc. (“FAST”)

•	Main Line Personnel Services, Inc. (“Main Line”)	•	Excell Personnel Services Corporation (“Excell”)
Our PEO services segment, collectively referred to as Southeastern, consists of:

•	Southeastern Personnel Management, Inc.	•	Southeastern Staffing III, Inc.

•	Southeastern Staffing, Inc.	•	Southeastern Staffing IV, Inc.

•	Bay HR, Inc.	•	Southeastern Staffing V, Inc.

•	Southeastern Georgia HR, Inc.	•	Southeastern Staffing VI, Inc.

•	Southeastern Staffing II, Inc.	•	Keystone Alliance, Inc.
The Company has no variable interests in variable interest entities within the scope of Financial Accounting Standards Board “FASB” Interpretation (FIN) 46 (Revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51.
Basis of Presentation
As a result of the Company’s March 31, 2006 recapitalization, the historical consolidated financial statements included the accounts and operations of GES and its subsidiaries. The operations of Holdings are included commencing March 31, 2006. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain financial information for 2006 has been reclassified to conform to the presentation for 2007.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Fiscal Year
The Company’s fiscal year is based on a 52/53 week cycle ending on the Sunday closest to each calendar year end. Consequently, 2007 ended on December 30, 2007; 2006 ended on December 31, 2006; and 2005 ended January 1, 2006. Our balance sheet dates are referred to herein as December 2007, December 2006 and December 2005, respectively. Our fiscal years are referred to herein as 2007, 2006 and 2005. In 2007, 2006 and 2005, the Company had 52-week years.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company’s consolidated financial statements include PEO unbilled accounts receivable, allowance for doubtful accounts, workers’ compensation liabilities, stock option expense, warrant and conversion valuation and income taxes. The accrual for the large deductible workers’ compensation insurance program is based on estimates and actuarial assumptions. Additionally, the valuation of the warrant and conversion liability and stock option expense uses the Black-Scholes model based upon interest rates, stock prices, maturity estimates, volatility and other factors. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
Revenue Recognition
The Company’s PEO revenues consist of amounts received or receivable under employee leasing client service agreements. Amounts billed to PEO clients include actual wages of employees dedicated to each work-site and related payroll taxes paid by the Company, a contractual administrative fee, and workers’ compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to clients for workers’ compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to the Company. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company records PEO revenues net, having determined this better reflects the substance of the transactions between the Company and its PEO clients. The Company believes this provides greater comparability to the financial results within the industry. In addition, it will better focus the Company on, and allow investors to better understand, the financial results of the Company’s business.
Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed. Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service revenues are recognized as the Company’s employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
All revenues are earned in the United States.
Cash and Cash Equivalents
The Company’s policy is to invest any cash in excess of operating requirements in highly liquid, income-producing investments. The Company considers such investments with maturities of three months or less at the time of purchase to be cash equivalents.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Financial Instruments
The Company does not believe that its financial instruments, cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash balances exceed the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk.
Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide. Geographic revenue in excess of 10% of our consolidated revenue was generated in the following areas:

	2007	2006	2005
Georgia	37%	52%	48%
Florida	19%	25%	27%
New York	27%	*	*
Pennsylvania	*	10%	11%

*	- Less than 10%
Consequently, weakness in economic conditions in these regions could have a material adverse effect on the Company’s financial position and results of future operations.
The carrying amounts of cash, accounts receivable, accounts payable and all other accrued expenses approximate fair value as of December 2007 and December 2006 because of the short maturity of these items. The fair value of the Company’s debt instruments approximates the carrying value as of December 30, 2007 and December 31, 2006 based on current rates available to the Company for debt with similar terms and risk. The warrants and conversion features embedded in the convertible notes, mandatorily redeemable convertible preferred stock and common stock are valued at estimated fair market value utilizing a Black-Scholes option pricing model.
Accounts Receivable and Allowance for Doubtful Accounts
The majority of the Company’s accounts receivable are due from customers of the Company for amounts due related to services provided under employee leasing client service agreements, temporary staffing or permanent placement fees. Credit is extended based on evaluation of a customer’s financial condition and underlying collateral or guarantees. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines its allowance for employee leasing and temporary staffing accounts receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by the Company, which is normally 30 to 90 days. The Company writes-off accounts receivable when they become uncollectible against the allowance for doubtful accounts, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.
The Company currently services small and medium-sized companies as well as divisions of Fortune 500 companies.
As is common in the staffing industry, our engagements to provide temporary services to our customers are generally of a non-exclusive, short-term nature and subject to termination by the customer with little or no notice. During 2007, one customer accounted for 14.3% of total revenue (3.3% of gross profit). This customer is in the contingency staffing division of the staffing services segment. During 2007, no other customer accounted for more than 5.0% of our revenue. During 2006, no single customer accounted for more than 4.2% of our revenue. During 2005, no single customer accounted for more than 3.0% of our revenue.
With 95% of our PEO business in Florida, our PEO is focused on industry segments indigenous to the unique economy of Florida. As a result, at the end of 2007, 35% of our PEO business is in construction, 7% in manufacturing, 21% in restaurants, and 37% in hospitality and other services. The average size of our PEO customer base is 16 employees.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Property and Equipment
Property and equipment is recorded at cost. Additions, major renewals and betterments are capitalized; maintenance and repairs that do not extend asset lives are charged against earnings in the period incurred. Gains or losses on the disposition of property and equipment are reflected in earnings and the related asset cost and accumulated depreciation are removed from the respective accounts. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. The estimated useful lives of property and equipment for purposes of computing depreciation are as follows:
Computer software 3 to 5 years
Office equipment 3 to 7 years
Furniture and fixtures 5 to 10 years
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term.
Long-Lived Assets
The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company’s primary long-lived assets are property and equipment. SFAS 144 requires a company to assess the recoverability of its long-lived assets whenever events and circumstances indicate the carrying value of an asset or asset group may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. Additionally, the standard requires expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred, rather than as of the measurement date. No impairment charges were recorded in 2007, 2006 or 2005.
Goodwill and Identifiable Intangible Assets
Goodwill represents the excess of the purchase prices over the fair value of assets acquired in the business acquisitions of subsidiaries. Goodwill is evaluated annually for impairment in accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets. As a result of the adoption of SFAS 142, the Company discontinued the amortization of goodwill effective December 31, 2001. SFAS 142 requires the Company to perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. The annual impairment test is performed as of the last day of the Company’s fiscal year. The two step approach to assess goodwill impairment requires the Company to first compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
SFAS 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of the Company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data and public market multiples, was the most appropriate valuation methodology.
The Company determined that each of its subsidiaries were individual reporting units as defined by SFAS 142. Accordingly, each of the subsidiaries which have goodwill recorded were valued for purposes of the impairment calculation based on multiples of trailing twelve months EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during 2007, 2006 or 2005.
Workers’ Compensation Insurance
The Company maintains guaranteed cost policies for workers’ compensation coverage in the states in which it operates, with minimal loss retention for employees in the commercial division of the staffing services segment. Under these policies, the Company is required to maintain refundable deposits of $1,774,000 and $2,007,000, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of December 2007 and December 2006, respectively.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The Company had established workers’ compensation collateral deposits to fund claims relating to our large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon were used to pay claims under this program. Amounts funded represented contractually agreed upon rates primarily based upon payroll levels and the related workers’ compensation class codes. As of December 2007, the funds assets had been fully utilized to pay claims. Future claim payments will come from working capital. Our policy is to use our estimated undiscounted workers’ compensation claims associated with our large deductible insurance program when determining our obligation there under. Workers’ compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. The loss estimates are based on several factors including our current experience, industry averages, relative health care costs, regional influences and other factors.
These estimates are continually reviewed by the Company’s risk management department. The December 2007 liability was determined by our risk management department and the December 2006 liability by an independent actuary. Any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates. As of December 2007 and December 2006, the estimated claims in excess of collateral deposits under this program were $2,037,000 and are reported within accrued liabilities in the accompanying consolidated balance sheets.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for 2007, 2006 and 2005, was $755,000, $561,000 and $626,000, respectively.
Income Taxes
The current provision for income taxes represents estimated amounts payable or refundable on tax returns filed or to be filed for the year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are reduced by a valuation allowance based on an assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.
Treasury Stock
From time to time, the Company may repurchase shares of its common stock on the open market as allowed under our debt and preferred stock agreements. Treasury stock is recorded at cost.
Stock-Based Compensation
SFAS 123 (revised 2004), Share-Based Payments, which replaces SFAS 123 and supersedes APB No. 25, requires that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements based on their fair values. In April 2005, the SEC issued a press release that revised the required date of adoption under SFAS 123(R). The new rule allowed companies to adopt the provisions of SFAS 123(R) beginning in the first annual period beginning after June 15, 2005. The Company adopted the fair value method of accounting pursuant to SFAS 123(R) for all issuances of restricted stock and stock options beginning in 2006 and applied it to the options issued in 2007. The adoption of SFAS 123(R) on the Company’s financial position and results of operations did not have a material effect, as there were neither stock option grants during 2006, or any outstanding stock option grants as of December 2006.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Prior to the adoption of SFAS 123(R), the Company used the fair value method of accounting pursuant to SFAS 123, Accounting for Stock-Based Compensation, for all issuances of stock options to non-employees. The Company used the intrinsic value method under the provisions of Accounting Principles Board Opinion, also referred to as APB, No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees until January 1, 2006. Under APB 25, compensation cost was recognized to the extent that the exercise price was less than the market price for the underlying stock on the date of grant.
Warrant and conversion feature valuation
The Company applied the provisions of SFAS 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of the common stock warrants and conversion features embedded in the convertible debt, mandatorily redeemable convertible preferred stock and common stock. Accordingly, the Company recorded a warrant and conversion feature liability upon the issuance of common stock, mandatorily redeemable convertible preferred stock and convertible debt equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments issued at March 31, 2006 and September 30, 2007. The liability is adjusted quarterly to the estimated fair market value based upon then current market conditions.
The valuation of the warrant and conversion liability uses the Black-Scholes model based upon interest rates, stock prices, estimated term of the underlying financial instruments and volatility factors. We utilize historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and use daily intervals for price observations. The Company bases the estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. The Company will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company’s or until there is sufficient information available to utilize the Company’s stock volatility.
The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
Net Earnings (Loss) per Share of Common Stock
Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities.
Shares representing restricted common stock, which were reclassified to mandatorily redeemable restricted stock in October 2005, were excluded from the calculation of weighted average shares of basic and diluted earnings (loss) per share once they were reported as a liability in the consolidated balance sheet.
Basic and diluted shares outstanding were the same for 2006 and 2005 as there were no potential dilutive shares outstanding during the period. Outstanding warrants and other dilutive securities to purchase 9,392,856 and -0- shares of common stock for 2006 and 2005, respectively, were excluded from the calculation of dilutive earnings (loss) per share as the effect of the assumed exercise of these warrants and other securities would be anti-dilutive.
A reconciliation of basic and diluted net income and weighted average common shares outstanding for 2007 is presented below:

Basic Net Income	$10,966,000
Convertible debt interest and amortization, net of tax	2,704,000
Make whole conversion interest, net of tax (a)	(1,454,000)
Fair market valuation of backstop warrants	1,388,000
Preferred stock accretion and amortization	2,575,000

Diluted Net Income	$16,179,000

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements

Weighted average number of basic common shares outstanding	6,550,054
Impact of the assumed conversion or exercise of:
Stock options	1,684
Warrants	37,626
Convertible notes	5,498,797
Convertible debt make whole (a)	—
Preferred stock	3,498,483

Weighted average number of diluted common shares outstanding	15,586,644

(a)	As more fully explained in Note H, the Company currently has assumed payment of the present value of interest under a redemptive event in cash.
Taxes Collected from Customers and Remitted to Governmental Authorities
In accordance with the disclosure requirements of EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross Versus Net Presentation), the Company reports taxes gross and such amounts are not significant to the consolidated net revenues.
Quantifying Materiality of Financial Statement Misstatements
The Company adopted the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108) in 2006. The effect of adoption of SAB 108 did not have a material effect on the consolidated financial position or results of operations.
Recent Accounting Pronouncements
In March 2008, the FASB issued SFAS 161— Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. Constituents have expressed concerns that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. It encourages, but does not require, comparative disclosures for earlier periods at initial adoption. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Company does not anticipate the adoption of SFAS 161 will have a material effect on its consolidated financial statements.
In December 2007, the FASB issued SFAS 141R (revised 2007) — Business Combinations. This statement establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets, acquired, the liabilities assumed, any controlling interest in the business and the goodwill acquired. SFAS 141R further requires that acquisition-related costs and costs associated with restructuring or exiting activities of an acquired entity will be expensed as incurred. SFAS 141R also establishes disclosure requirements which will require disclosure of the nature and financial effects of business combinations. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning the Company’s first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted. The Company cannot anticipate whether the adoption of SFAS 141R will have a material impact on its consolidated financial statements as the impact is solely dependent on whether the Company enters into a business combination after the date the statement is adopted.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
In December 2007, the FASB issued SFAS 160 — Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 151. This statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is not permitted. The Company does not anticipate the adoption of SFAS 160 will have a material effect on its consolidated financial statements.
In February 2007, the FASB issued SFAS 159 — The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. It is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. It is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement 157 — Fair Value Measurements. The Company does not anticipate the adoption of SFAS 159 will have a material effect on its consolidated financial statements.
In September 2006, the FASB issued SFAS 157 — Fair Value Instruments. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value instruments, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years as extended by FASB Staff Position FAS 157-2. Earlier application is encouraged, provided the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period with that fiscal year. The provisions of SFAS 157 should be applied prospectively as of the beginning of the fiscal year in which this statement initially applies, with certain exceptions. The Company does not anticipate the adoption of SFAS 157 will have a material effect on its consolidated financial statements.
In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an Interpretation of SFAS Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. FIN 48 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then valued to determine the amount of benefit to be recognized in the financial statements. The Company adopted FIN 48 effective as of the beginning of 2007. The adoption of FIN 48 did not have a material impact on our consolidated financial position or results of operations.
NOTE B — MASTER INVESTMENT AGREEMENT
As a result of a financial restructuring plan in November 2001, the GES principal stakeholders were all parties to a Master Investment Agreement. Among other things, this agreement defined a prescribed formula for the distribution of net proceeds provided from a sale of GES or its assets. As a result of the share purchase agreement closed on March 31, 2006, and as more fully explained below, the net proceeds were distributed to the debt and security holders pursuant to the Master Investment Agreement. The Master Investment Agreement was terminated concurrently with the distribution.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The following table sets forth the distribution of net proceeds and stock for the management, employees, investors and lenders:

		Shares of
	Cash	common stock in
	Distribution	Holdings
Restricted stockholders	$11,624,000	1,924,889
Series C preferred stockholders	22,243,000	869,426
Series D preferred stockholders	6,653,000	2,070,371
Senior Subordinated Notes	13,593,000	74,703
Purchase Money Subordinated Notes	471,000	2,588
KRG Subordinated Notes	1,460,000	8,023

Total	$56,044,000	4,950,000

NOTE C — ACCOUNTS RECEIVABLE
Accounts receivable consisted of the following as of:

	December	December
	2007	2006
Accounts receivable billed	$14,588,000	$12,653,000
Accounts receivable unbilled	11,955,000	10,971,000
Accounts receivable other	1,717,000	285,000
Allowance for doubtful accounts	(476,000)	(431,000)

Total	$27,784,000	$23,478,000

The following table sets forth the allowance for doubtful accounts reconciliation for the past three years:

	2007	2006	2005
Balance, beginning of year	$431,000	$536,000	$469,000
Additions charged to cost and expense	124,000	394,000	330,000
Acquisition of Career Blazers	319,000	—	—
Accounts receivable written-off, net of recoveries	(398,000)	(499,000)	(263,000)

Balance, end of year	$476,000	$431,000	$536,000

NOTE D — PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of:

	December	December
	2007	2006
Office equipment	$1,938,000	$1,924,000
Furniture and fixtures	759,000	685,000
Computer software	1,017,000	957,000
Leasehold improvements	955,000	451,000

	4,669,000	4,017,000
Less accumulated depreciation and amortization	(2,629,000)	(2,849,000)

Total	$2,040,000	$1,168,000

Depreciation expense for 2007, 2006 and 2005 was $608,000, $540,000 and $519,000, respectively.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
NOTE E — OTHER ASSETS
Other noncurrent assets consisted of the following as of:

	December	December
	2007	2006
Debt issuance costs, net of accumulated amortization of $857,000 and $428,000 for 2007 and 2006, respectively	$1,391,000	$1,126,000
Deposits and other	432,000	130,000

Total	$1,823,000	$1,256,000

Debt issuance costs are amortized over the term of the indebtedness using the effective interest method. Future amortization of debt issuance costs are as follows:

Years
2008	$477,000
2009	516,000
2010	325,000
2011	73,000

Total	$1,391,000

Amortization of debt issuance costs and other assets for 2007, 2006 and 2005 was $477,000, $293,000 and $210,000, respectively.
NOTE F — ACCRUED LIABILITIES
Accrued liabilities consist of the reserve for potential workers’ compensation claims, payroll and other related benefits, unearned benefit deductions and other current liabilities related to services received. Accrued liabilities consisted of the following as of:

	December	December
	2007	2006
Accrued payroll and related benefits	$17,444,000	$13,884,000
Accrued workers’ compensation losses and premiums	2,584,000	2,651,000
Unearned benefit deductions	1,086,000	1,019,000
Accrued rent and leasehold incentives	904,000	182,000
Other	2,320,000	1,806,000

Total	$24,338,000	$19,542,000

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
NOTE G — CREDIT AND SECURITY AGREEMENT
CapitalSource agreement
In connection with the asset purchase agreement of Career Blazers, on February 28, 2007, the Company and its subsidiaries entered into a new Credit and Security Agreement (“the facility”) with CapitalSource Finance, LLC (“CapitalSource”). The facility provides for a revolving line of credit and letters of credit collateralized by the Company’s accounts receivable, with a borrowing capacity of $18 million, limited to 85% of eligible billed accounts receivable and 49% of unbilled accounts receivable.
In addition, the facility provides for up to $12 million borrowing under a term note. Beginning June 30, 2007 payments of $875,000 on the term note were payable quarterly. Additionally, 75% of the Company’s free cash, as defined in the facility, from each year beginning with 2007, is due in April of the following year. Additionally, any proceeds from the disposition of assets, recoveries under insurance policies and the sale of debt or equity securities, unless such sales or issuances are approved by CapitalSource, will be applied to repay the facility. In connection with the stock subscription agreement, as explained below, the cash proceeds of $2,757,000 received were used to pay down the revolving line of credit. The Company paid down the term loan by this amount in March 2008. The facility expires in December 2010.
The facility includes various financial and other covenants, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. Additionally, the facility contains a provision that allows the lender to call the outstanding balance of the facility if any material adverse change in the business or financial condition of the Company occurs. We were and remain in default of our loan covenants as of December 2007 with regard to minimum EBITDA requirements. We began negotiations with CapitalSource in December 2007 to amend the facility in order to cure the default. While we currently have a draft amendment under review, CapitalSource has not formally waived our default and is entitled under the credit facility to accelerate the loans. CapitalSource continues to fund our liquidity requirements pending either a payoff or amendment of the facility. There can be no assurance that CapitalSource will continue to fund such requirements or that we, or CapitalSource, will agree to an amendment.
We also began and have substantially completed negotiations with a major bank to provide for a new senior credit and security agreement to replace and payoff the CapitalSource agreement. There can be no assurance that we will enter into the new senior credit facility.
As a result of not curing the default and not yet closing on the new facility, the Company has reclassified its debt owed to CapitalSource to current portion of long-term debt in the accompanying consolidated balance sheet as of December 2007.
The Company funded $10,750,000 on the revolving line of credit and $12,000,000 on the term note in connection with the Asset Purchase Agreement of Career Blazers and the payment in full of all outstanding amounts owed to Wells Fargo under the 2006 facility described below. We paid a closing fee of $510,000 upon funding. At December 2007 the outstanding balance of the term note was $9,375,000 and borrowing availability under the revolving line of credit was $7,722,000. Average daily borrowings under the revolving line of credit were $9,616,000 during 2007 at an average interest rate of 9.3% and a fully amortized effective rate of 10.3%. Additionally, CapitalSource has issued a letter of credit in the amount of $192,000 which expires December 31, 2008.
Interest on the line of credit was payable at prime rate plus 2.25% or the applicable 30, 60 or 90-day LIBOR plus 3.5%. A fee of 0.5% per annum is payable on the unused portion of the line of credit. Additionally, an annual collateral management fee of $25,000 was charged. The term note bore interest at prime rate plus 3.75% or the applicable 30, 60 or 90-day LIBOR plus 5.0%. Interest rates on the line of credit and term note as of December 2007 were as follows:

	Election	Rate	Amount
Revolving line of credit	Prime + 2.25%	9.50%	$1,735,000
	90 day Libor + 3.50%	8.56%	$5,000,000
Term Note	90 day Libor + 5.00%	10.06%	$9,375,000
The facility required certain customer payments to be paid directly to blocked lockbox accounts controlled by CapitalSource, providing, however, that absent the occurrence and continuation of an event of default, the Company could operate and transact business through the blocked accounts in the ordinary course of business, including making withdrawals from such accounts into a master deposit account maintained by the Company.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
2006 Wells Fargo agreement
In connection with the share purchase agreement and recapitalization on March 31, 2006, the Company and its subsidiaries amended the Credit and Security Agreement (“2006 facility”) with Wells Fargo for revolving credit borrowings and letters of credit collateralized by the Company’s accounts receivable, and increased its borrowing capacity to $20 million, including up to $5.0 million borrowing under a term note. The term note was payable monthly and amortized over a 36-month period. 25% of the Company’s annual free cash, as defined in the agreement, was due in February 2007 and February 2008; and any unpaid balance was due in April 2008. The term note bore interest at Wells Fargo’s prime rate plus 2.75%. Additionally, the agreement provided for an increase in the revolving line of credit available borrowings of up to $15.0 million ($10.0 million prior to March 31, 2006); limited to 90% of eligible billed receivables and 75% of unbilled receivables until such time as the term note was paid in full and then 85% and 70%, respectively. Interest was payable at Wells Fargo’s prime rate, subject to a minimum of $7,500 per month. A fee of 0.25% per annum was payable on the unused portion of the commitment. The term of the agreement was to expire in July 2009. The Company paid a closing fee of $175,000 upon funding.
In conjunction with the CapitalSource credit facility described above, all outstanding balances with Wells Fargo were paid in full on February 28, 2007 and the 2006 facility was terminated. The Company paid an early retirement fee of $377,000. In connection with the pay off of the 2006 facility the Company collateralized two letters of credit in the total amount of $525,000 with $551,000 of cash. On July 23, 2007, one of the letters of credit was released and $300,000 of cash was transferred into the Company’s operating account. The remaining letter of credit was released on January 16, 2008 and the remaining cash collateral was transferred into our operating account.
Outstanding borrowings on the revolving credit line at December 2006 were $9,049,000 and the average balance outstanding for the two months of 2007 and year 2006 was $9,278,000 and $6,078,000, respectively at an average interest rate of 8.5% and 8.4% and a fully amortized effective rate of 9.8% and 11.0%, respectively.
The Company funded $4,997,000 on the line of credit on September 29, 2006 in connection with the repurchase of $5,744,000 principal amount of our convertible notes from an investor and paid a fee of $170,000 to Wells Fargo for temporarily adjusting various covenants and approving the redemption.
The agreement required certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and the agreement contained a provision that allowed the lender to call the outstanding balance of the line of credit and term note if any material adverse change in the business or financial condition of the Company were to occur. As of December 2006, there were two outstanding letters of credit with Wells Fargo in the total amount of $525,000 and the amount available for borrowing under the line of credit was $3,927,000 as of December 2006.
The agreement included various financial and other covenants with which the Company had to comply in order to maintain borrowing availability and avoid penalties, including minimum net income and net worth requirements, annual capital expenditure limitations and restrictions on the payment of dividends. The Company was in default of its loan covenants as of December 2006 with regard to the minimum net income and net worth requirements. There was no impact of the covenant violation on our operations due to the payoff of the Wells Fargo loans and the new credit security agreement outlined above. Prior to December 2006, various defaults had occurred and all defaults were either cured by the Company or waived by Wells Fargo.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
NOTE H — LONG-TERM DEBT
Long-term debt consisted of the following as of:

	December	December
	2007	2006
CapitalSource term note	$9,375,000	$—
Senior subordinated secured convertible notes, net of unamortized discount of $7,222,000 and $9,019,000, respectively	14,731,000	12,934,000
Senior subordinated secured convertible notes due to related parties, net of unamortized discount of $677,000 and $946,000, respectively	1,383,000	1,357,000
Wells Fargo term note	—	3,750,000

	25,489,000	18,041,000
Less current portion	(9,375,000)	(2,903,000)

Total long-term debt	$16,114,000	$15,138,000

Convertible Notes
On March 31, 2006, the Company issued $30 million aggregate principal amount of senior secured convertible notes of which $24,013,000 was outstanding at December 2007. The convertible notes are stated net as a result of recording a discount associated with the valuation of the detachable warrants and conversion feature. The discount will be amortized over the life of the instrument using the effective interest method. If not previously converted, the notes mature on March 31, 2011 and bear interest at an annual rate of 8.0%, as adjusted. Interest is paid quarterly.
In connection with the asset purchase agreement of Career Blazers, the Company agreed to temporarily increase from 8.0% to 9.5% the interest rate and premium paid on the senior secured convertible notes beginning on February 28, 2007 and ending on the date on which the Company had made the requisite $5 million minimum offering of common stock or the stand-by-purchasers satisfied their commitment to purchase an aggregate of $3 million of common stock in lieu thereof. The stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on the senior secured convertible debt reverted to 8% from 9.5% beginning on October 1, 2007.
On September 28, 2006, the Company repurchased $5,744,000 principal amount of convertible notes plus all accrued interest for $4,997,000, (then convertible into 919,040 shares of our common stock) which then included warrants to purchase 91,904 shares of the Company’s common stock at $6.25 per share. Additionally, certain officers and directors of the Company purchased $2,303,000 principal amount of convertible notes plus all accrued interest for $2,004,000, which then included warrants to purchase 36,848 shares of our common stock at $6.25 per share.
On September 28, 2007, certain officers of the Company exchanged $243,000 principal amount of convertible notes for shares of common stock as part of the stand-by purchase agreement described above.
The following is a reconciliation of the senior secured subordinated notes:

	Non Related Party	Related Party	Discount	Net
Issuance of senior secured convertible notes	$30,000,000	$—	$(14,099,000)	$15,901,000
Amortization of discount	—	—	1,658,000	1,658,000
Repurchase of notes by the Company	(5,744,000)	—	2,476,000	(3,268,000)
Purchase of notes by related parties	(2,303,000)	2,303,000	—	—

Balance at December 2006	21,953,000	2,303,000	(9,965,000)	14,291,000
Amortization of discount	—	—	1,981,000	1,981,000
Conversion of notes by related parties	—	(243,000)	85,000	(158,000)

Balance at December 2007	$21,953,000	$2,060,000	$(7,899,000)	$16,114,000

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The notes are convertible at a holder’s option at any time prior to maturity into shares of the Company’s common stock. The issuance of common stock and warrants to the stand-by purchasers effective September 30, 2007, as described above, caused automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes, Series A mandatorily redeemable convertible preferred stock, and warrants to purchase common stock. The adjustments were made automatically and in such manner as provided for by the terms of the respective securities. The conversion price of the convertible notes adjusted from $6.25 per share to $4.40 per share.
If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at the Company’s option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The Company’s stock is not currently trading at 200% of the conversion price. A note holder may not convert the Company’s convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require the Company to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a declining premium (currently 15%) over the principal amount of notes being redeemed.
The Company may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If the Company so redeems the notes, the Company must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of the Company’s senior credit facility prohibit the redemption of the notes. The senior secured convertible notes agreement includes various covenants with which the Company must comply, including the ratio of indebtedness to consolidated EBITDA, as defined.
Senior Subordinated Notes and Put Warrants
In March 1998, the Company entered into a senior subordinated note purchase agreement as part of its acquisition of TPS and Excell. This agreement was amended in July 1998 and September 1998, in connection with the Company’s acquisitions of Southeastern, Main Line and National Career Search, Inc., a Company which GES sold in 2000. This agreement was further amended in November 2001 as part of the Master Investment Agreement. As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to the debt holders pursuant to the Master Investment Agreement. These note holders received $13,593,000 in cash and 74,703 shares of Holdings.
Purchase Money Subordinated Notes
In connection with the Company’s purchase of Southeastern, the Company issued subordinated notes to the sellers that bore interest at a fixed rate of 8% per annum, payable quarterly. Quarterly principal payments were to commence June 2000, until paid in full, with any remaining balance due at maturity on July 2005. As part of the Master Investment Agreement, effective November 2001, the remaining notes no longer bore interest and were scheduled to mature July 29, 2005, or share in proceeds from a sale of the Company along with other subordinated note holders. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances were carried at their historical balances. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007. As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to these debt holders pursuant to the Master Investment Agreement. These note holders received $471,000 in cash and 2,588 shares of Holdings.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
KRG Subordinated Notes
KRG was a related party and its affiliates and associates are investors in the Company. During 2001, KRG advanced working capital funds to the Company. These advances were non-interest bearing and were to mature February 5, 2005, or share in distributable proceeds from sale of the Company along with other holders of the Company’s subordinated debt. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007. As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to KRG pursuant to the Master Investment Agreement. KRG received $1,460,000 in cash and 8,023 shares of Holdings.
NOTE I — INCOME TAXES
Income tax expense attributable to income from operations consists of the following:

	2007
	Current	Deferred	Total
U.S. Federal	$—	$(292,000)	$(292,000)
State and local	235,000	(32,000)	203,000

Total	$235,000	$(324,000)	$(89,000)

	2006
	Current	Deferred	Total
U.S. Federal	$—	$(1,521,000)	$(1,521,000)
State and local	274,000	(186,000)	88,000

Total	$274,000	$(1,707,000)	$(1,433,000)

	2005
	Current	Deferred	Total
U.S. Federal	$159,000	$3,253,000	$3,412,000
State and local	118,000	102,000	220,000

Total	$277,000	$3,355,000	$3,632,000

Income tax expense attributable to income from operations for 2007, 2006 and 2005 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations as a result of state taxes, net of federal benefit, certain non-deductible expenses, restricted stock compensation, warrant liability valuation, preferred stock accretion and amortization, stock compensation, recapitalization expense and FICA tip credits as shown in the following table:

	2007	2006	2005
Tax computed at federal statutory rate	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	1.4	(146.3)	(0.6)
Mandatorily redeemable convertible preferred stock accretion and amortization	8.1	(498.2)	—
Warrant valuation	(47.5)	1,101.6	—
FICA tip credit, net	(5.0)	369.8	2.8
Restricted stock valuation	—	107.8	(58.5)
Stock issued to former shareholders of R&R Acquisition, Inc.	—	(248.9)	—
Stock compensation	5.9	348.0	—
Permanent differences and other	2.3	87.8	(7.7)

Effective Rate	(0.8)%	1,155.6%	(30.0)%

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below as of:

	December	December
Deferred tax asset (liability):	2007	2006
Allowance for doubtful accounts	$184,000	$164,000
Net operating loss carry forwards	796,000	1,157,000
AMT and FICA tip tax credit	41,000	—
Other reserves	788,000	774,000

Deferred tax assets — current	1,809,000	2,095,000

AMT and FICA tip tax credit	4,047,000	3,282,000
Net operating loss carry forwards	1,988,000	1,791,000
Stock options	184,000	—
Amortization of goodwill and other intangibles	3,094,000	3,323,000
Depreciation of property and equipment	120,000	144,000
Valuation allowance	(1,027,000)	(744,000)

Deferred tax assets — long-term	8,406,000	7,796,000

Net deferred tax assets	$10,215,000	$9,891,000

As of December 2007, the Company had federal net operating loss carry forwards of approximately $3,600,000 expiring in 2023 through 2026, which it expects to begin utilizing in 2008. The Company has state net operating loss carry forwards of approximately $13,659,000, which expire on various dates from 2010 through 2027. FICA tip tax credits of $3,899,000 expire in 2017 through 2027.
The Company has established a valuation allowance against its net deferred tax assets as of December 2007 and December 2006 of $1,027,000 and $744,000, respectively. The valuation allowance results from the uncertainty regarding the Company’s ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to state net operating loss carry forwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets. The $283,000 increase in 2007 and $151,000 reduction in the valuation allowance in 2006 resulted from a state by state analysis of projected taxable income and a change in the estimated effective state tax in 2007. There was no change in the valuation allowance for year 2005.
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 2007, the Company made no provisions for interest or penalties related to uncertain tax positions. The tax years 2004 through 2007 remain open to examination by the Internal Revenue Service of the United States.
NOTE J — STOCKHOLDERS’ EQUITY
Pursuant to the share purchase agreement, Holdings’ authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of mandatorily redeemable convertible preferred stock, par value $0.001 per share.
On October 3, 2007, the Company entered into a Subscription Agreement with, and issued and sold, effective September 30, 2007, an aggregate of 2 million shares of common stock with attached warrants to purchase approximately 1.8 million shares of common stock (“backstop warrants”), for an aggregate purchase price of $3 million ($2,757,000 in cash and $243,000 delivery of senior subordinated secured convertible notes) to members of the Company’s management and board of directors and affiliates of Rodman & Renshaw, LLC, our market maker on the OTC Bulletin Board and placement agent in our March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers. The cash was received in full in early October 2007 and included $2,107,000 of cash from related parties. In addition, $243,000 in senior subordinated secured convertible notes delivered was from related parties. The stock was recorded net of the associated valuation of the attached warrants of $1,723,000 calculated as described in the warrant and conversion feature valuation in Note A.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The Company entered into the Subscription Agreement and issued and sold the common stock and warrants pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, the Company was obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from certain stand-by purchasers, or their designees, to purchase an aggregate of $3 million of common stock on September 30, 2007. The Company conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, management and the Company’s board of directors concluded that the offering was not in the best interest of the Company or its security holders. Accordingly, the stand-by purchasers completed the stock purchase as described above. The Company did not issue any warrants with respect to common stock purchased by delivering senior secured convertible notes. The sale of the common stock and warrants was not registered, and we issued and sold them in reliance on the exemption from registration in Section 4(2) of the Securities Act of 1933, as amended.
On December 28, 2007, as more fully explained below, a total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants at a fair market value of $2.45 per share, net of issuance costs.
Series A Mandatorily Redeemable Convertible Preferred Stock
The Company issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock on March 31, 2006 at a purchase price of $1,000 per share. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the face amount plus a premium calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment as described below) from issuance to maturity. Upon liquidation, the Company’s preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum (subject to temporary adjustment as described below) of the face amount, and will thereafter share ratably with the Company’s common stockholders in the distribution of the remaining assets. On February  28, 2007, in consideration for the consent by the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock to the refinancing of the Company’s senior debt and amendment of the convertible notes, the Company amended the certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium rate paid on the preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which the Company had issued at least $5 million of common stock for cash (or, if such common stock has not been issued by September 30, 2007, the date on which certain stand-by-purchasers purchased an aggregate of $3 million of the newly issued common stock). The stand-by purchasers completed the stock purchase effective September 30, 2007 and the interest rate on the Series A mandatorily redeemable convertible preferred stock reverted to 8% from 9.5% beginning on October 1, 2007.
The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into an amount of shares of the Company’s common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (subject to temporary adjustment as described above) from issuance to maturity, by a conversion price, subject to adjustment upon certain events. The original conversion price upon issuance on March 31, 2006 was $5.75 per share. The issuance of the common stock and warrants effective September 30, 2007 caused an automatic adjustment in the conversion price of the Series A mandatorily redeemable convertible preferred stock to $4.07 per share. The adjustment was made automatically and in such a manner as provided for by the terms of the Series A mandatorily redeemable convertible preferred stock. A stockholder may not convert the Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require the Company to redeem its Series A mandatorily redeemable convertible preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A mandatorily redeemable convertible preferred stock) at a declining premium (currently 15%) or upon other specified events at a premium equal to the present value of the interest that would have accrued from the redemption data through the maturity date. The terms of the senior credit facility prohibit the redemption of the Company’s preferred stock. The Series A mandatorily redeemable convertible preferred stock has no voting rights except as otherwise provided by the Delaware General Corporation Law.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Following is a reconciliation of the Series A mandatorily redeemable convertible preferred stock:

	Principal	Discount	Net
Balance at issuance on March 31, 2006	$12,750,000	$(12,549,000)	$201,000
8% accretion	773,000	—	773,000
Amortization of discount	—	1,039,000	1,039,000

Balance at December 2006	13,523,000	(11,510,000)	2,013,000
8%/9.5% accretion	1,134,000	—	1,134,000
Amortization of discount	—	1,441,000	1,441,000

Balance at December 2007	$14,657,000	$(10,069,000)	$4,588,000

Warrants to purchase common stock
On March 31, 2006, Holdings issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. The Company also issued warrants to purchase our common stock to our placement agent in the recapitalization (collectively “recapitalization warrants”). As described above, effective September 30, 2007, we issued the back-stop warrants to certain stand-by purchasers.
On December 28, 2007, Holdings closed a Warrant Exercise and Cancellation Agreement (the “Warrant Agreement”) with respect to substantially all of its outstanding warrants to purchase common stock. As of December 26, 2007, the date of the Warrant Agreement, the market price of Global’s common stock was $2.45. The recapitalization warrants were exercisable into common stock at exercise prices between $4.23 and $4.40 per share and the backstop warrants were exercisable into common stock at an exercise price of $1.80. The recapitalization warrants were exercised into 0.33 shares of common stock, and the backstop warrants were exercised into 0.5953061 shares of common stock. A total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants. Each warrant holder exercised all of its warrants in a cash-less manner, except one warrant holder, who would have beneficially owned in excess of 4.99% of the outstanding common stock, reduced the number of warrants that it exercised so as to own 4.99% ownership of the outstanding common stock and agreed to exercise the remaining warrants from time to time on the same terms and conditions when and to the extent it can do so without exceeding the 4.99% limitation. This holder continues to hold 340,727 warrants exercisable into 112,440 shares of common stock.
The following table summarizes the number of shares underlying the warrants outstanding prior to and after the transaction:

	Number of	Number of
	shares	shares
	underlying	underlying
	warrants prior to	warrants after		Original
	transaction	transaction		Expiration date
Note Warrants	551,287	—		March 31, 2011
Preferred Warrants	2,358,948	112,440	*	March 31, 2013
Common Warrants	1,205,678	—		March 31, 2013
Placement Agent Warrants	558,758	—		March 31, 2013
Backstop Warrants	1,838,339	—		September 30, 2014

TOTAL	6,513,010	112,440

*	- All held by a single holder and subject to exercise as explained above

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Global’s outstanding convertible notes and preferred stock contain automatic anti-dilution adjustment provisions. The owners of our convertible notes and preferred stock waived their anti-dilution rights in connection with this warrant exercise. As a result, no adjustment to the conversion prices of the convertible notes or preferred stock occurred.
Resale of the shares issued with respect to the recapitalization warrants has been registered under the Securities Act of 1933, as amended. Resale of the shares issued with respect to the backstop warrants has not been registered. The cash-less exercise of the warrants was consummated pursuant to Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act of 1933, as amended. Accordingly, pursuant to Rule 144 under the Securities Act, the holding period of the common stock shares issued shall tack back to the original issue date of the recapitalization warrants.
Compensation
In connection with the exercise of the backstop warrants for five officers and five employees, the Company recognized $553,000 of compensation expense in the consolidated statement of operations in 2007.
Series C and D preferred stock
Prior to the share purchase agreement, and as amended in May 2002, GES’s authorized capital consisted of 10,000,000 shares of $.01 par value common stock, and 50,000,000 shares of $.01 par value preferred stock. The amendment designated 7,000,000 shares as Series C preferred stock, and 30,000,000 shares as Series D preferred stock.
The Series C and Series D preferred stockholders were entitled to vote with the common stockholders, however, not as a separate class. No specific provisions were made with respect to dividends on the preferred stock; however, no dividends may be paid on common stock for so long as any class of preferred stock is outstanding unless approved by the preferred stockholders. The relative priorities of the classes of equity securities to receive distributions of proceeds from an approved sale of the Company were also described in the Master Investment Agreement.
The redeemable preferred stock had been classified outside of stockholders’ equity as temporary equity. As a result of the impending share purchase agreement, the preferred stock was reclassified to a current liability titled mandatorily redeemable preferred stock as of January 1, 2006 at an estimated fair market value of $28,897,000, offset by a reduction in additional paid in capital of $36,693,000 for the difference between the estimated liability and carrying value, pursuant to an interpretation of Emerging Issues Task Force, Topic D-98: Classification and Measurement of Redeemable Securities. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Master Investment Agreement.
As a result of the share purchase agreement closed on March 31, 2006, the net proceeds were distributed to Series C and Series D preferred stockholders pursuant to the Master Investment Agreement. Series C and Series D stockholders received $22,243,000 and $6,653,000 in cash and 869,426 and 2,070,371 shares of Holdings, respectively.
Stock Options
On November 13, 2006, the shareholders of Holdings approved the Global Employment Holdings, Inc. 2006 Stock Plan (“the 2006 Stock Plan”). The purpose of the 2006 Stock Plan is to: (i) promote the interests of the Company and its stockholders by strengthening Holding’s ability to attract, motivate and retain employees, officers, consultants and members of the board of directors; (ii) furnish incentives to individuals chosen to receive awards of Holding common stock under the plan because they are considered capable of responding by improving operations and increasing profits or otherwise adding value to Holding; and (iii) provide a means to encourage stock ownership and proprietary interest in Holding to valued employees, members of the board of directors and consultants upon whose judgment, initiative, and efforts the continued financial success and growth of our business largely depend.
The aggregate number of shares of common stock that may be issued, transferred or exercised pursuant to awards under the 2006 Stock Plan will not exceed 2,100,000 shares of common stock, of which 1,750,000 shares may only be granted to employees and consultants and 350,000 shares may only be granted to non-employee directors. Awards under the 2006 Stock Plan may be stock options or stock grants.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The shares of common stock to be delivered under the 2006 Stock Plan will be made available, at the discretion of the board of directors or the compensation committee thereof, either from authorized but unissued common stock or from previously issued common stock reacquired by the Company, including shares of common stock purchased on the open market. To the extent any option or award expires unexercised or is canceled, terminated or forfeited in any manner without the issuance of common stock hereunder, such shares shall again be available for issuance under the 2006 Stock Plan.
Awards may be granted to employees, directors and consultants of the Company or any of its subsidiaries in the sole discretion of the compensation committee. In determining the persons to whom awards shall be granted and the type of award, the committee shall take into account such factors as the committee shall deem relevant in connection with accomplishing the purposes of the 2006 Stock Plan. Each award will be evidenced by an agreement and may include any other terms and conditions consistent with the 2006 Stock Plan as the compensation committee may determine.
The term of each option shall be determined by the compensation committee but shall not exceed 10 years. Unless otherwise specified in an option agreement, options shall vest and become exercisable on the following schedule: 1/3 on the first annual anniversary of the grant date, 1/3 on the second anniversary of the grant date and 1/3 on the third anniversary of the grant date. Each option shall be designated as an incentive stock option (ISO) or a non-qualified option (NQO). The exercise price of an ISO shall not be less than the fair market value of the stock covered by the ISO at the grant date; provided, however, the exercise price of an ISO granted to any person who owns, directly or indirectly, stock of the Company constituting more than 10% of the total combined voting power of all classes of outstanding stock of the Company or of any affiliate of the Company, shall not be less than 110% of such fair market value.
The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the following table. Because this option valuation model incorporates ranges of assumptions for inputs, those ranges are disclosed below. The Company bases the estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to utilize the Company’s own stock volatility. The Company uses historical data to estimate employee termination within the valuation model; separate groups of employees that have similar historical termination behavior are considered separately for valuation purposes. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We believe these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
The Company granted equity share options that have the following basic characteristics :
•	The stock options are granted at-the-money;

•	Exercisability is conditional only on performing service through the vesting date ;

•	If an employee terminates service prior to vesting, the employee would forfeit the stock options;

•	If an employee terminates service after vesting, the employee would have a limited time to exercise the vested stock options (typically 30-90 days);

•	The stock options are nontransferable and nonhedgeable; and

•	The Company utilizes the Black-Scholes closed-form model for valuing its employee stock options.
These types of options are commonly referred to as “plain vanilla”. Staff Accounting Bulletin 107, as extended by Staff Accounting Bulletin 110, issued by the SEC, states it is allowable for an entity that chooses not to rely on its historical exercise data may find certain alternative information, such as exercise data relating to employees of other companies, is not easily obtainable. As such, in the short term, some companies may encounter difficulties in making a refined estimate of expected term. Accordingly, it is acceptable to utilize the following “simplified” method for “plain vanilla” options consistent with those in the fact set above: expected term = ((vesting term + original contractual term) / 2). More detailed information about exercise behavior will, over time, become readily available to companies. As such, this simplified method can be used for share option grants until more detailed information is widely available. The Company has elected to use the “plain vanilla” method to estimate expected term, and has applied it consistently to all “plain vanilla” employee share options.
No options were granted or outstanding under the 2006 Stock Plan during 2006.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
In order to assist in achieving the objectives of the 2006 Stock Plan, on August 16, 2007, the compensation committee adjusted the exercise price on all grants issued prior to August 16, 2007 for thirty-four employed officers and employees as well as four serving non-employee directors to $3.00, the closing quoted market price on August 16, 2007, from the original grant price of $5.00. All other provisions of the grants remain unchanged. The incremental cost related to the adjustment of the exercise price totaled $404,000, of which $125,000, associated with vested options, was recognized immediately in the third quarter of 2007. The remaining incremental cost will be recognized ratably over the remaining vesting period of the options. Compensation expense included in the consolidated statements of operations for the 2006 Stock Plan was $1,802,000 in 2007 and $184,000 of deferred tax benefit was recognized in the consolidated statements of operations for stock-based compensation arrangements during 2007.
A summary of option activity under the 2006 Stock Plan as of December 2007, and changes during the year then ended is presented below. Prices and values are based upon post modification factors where applicable.

			Wgt. Avg.
		Wgt. Avg.	Remaining	Wgt. Avg.	Aggregate
		Exercise	Contractual	Grant Date	Intrinsic
	Stock Options	Price	Life (years)	Fair Value	Value
As of January 2007
Outstanding	—	—	—	—	—
Vested	—	—	—	—	—
Nonvested	—	—	—	—	—

Period Activity
Issued	1,557,361	$3.05	—	$2.60	—
Exercised	—	—	—	—	—
Forfeited	57,821	$5.00	—	$2.62	—
Expired	—	—	—	—	—

As of December 2007
Outstanding	1,499,540	$2.97	9.32	$2.58	$28,500
Vested	273,329	$3.00	9.13	$3.04	—
Nonvested	1,226,211	$2.96	9.36	$2.48	$28,500

Outstanding:

Wgt. Avg.
		Wgt. Avg.	Remaining
	Stock Options	Exercise	Contractual
Range of Exercise Prices	Outstanding	Price	Life (years)
$1.50 - $3.00	1,499,540	$2.97	9.32

Exercisable:

Wgt. Avg.
		Wgt. Avg.	Remaining	Aggregate
	Stock Options	Exercise	Contractual	Intrinsic
Range of Exercise Prices	Exercisable	Price	Life (years)	Value
$3.00	273,329	$3.00	9.13	—

Assumptions:

2007
Expected Volatility	52.7% - 55.2%
Weighted-Average Volatility	53.60%
Expected Dividends	0%
Expected Term (years)	5.6 - 6.0
Risk-Free Rate	4.29%

Total intrinsic value of options exercised:	$—
Total fair value of shares vested:	$832,000
Unrecognized compensation cost related to nonvested awards:	$2,388,000
Weighted-average period over which nonvested awards are expected to be recognized:	1.13 years

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
In April 2008, the Company granted 480,000 options to certain officers and employees and 126,802 options to three board members.
Restricted Stock Plan
Historically, GES had granted common stock options to employees at a price equal to or greater than the estimated fair value of the stock on the date of grant. In May 2002, GES adopted the 2002 Restricted Stock Plan (the “2002 Stock Plan”). The 2002 Stock Plan provided for issuance of up to 3,000,000 shares of restricted common stock. The restricted shares were issued at the discretion of the compensation committee of the Board of Directors, and carry the terms outlined below. The 2002 Stock Plan was scheduled to terminate on the later of May 2012 or upon execution of an approved sale of the Company. All employees who held stock options were given one share of restricted common stock in exchange for the cancellation of each stock option (the Exchange). Employees were required to pay $.01 per share to affect the purchase of the restricted common shares and concurrent cancellation of the stock options. Effective with the creation of the 2002 Stock Plan, all previous stock option plans and all employee options were cancelled.
The restricted shares issued as part of the Exchange vested 16.68% immediately, with the remaining percentage vesting ratably (2.78% per month) over the following 2.5 year period. Additionally, these shares vested an additional 17% upon termination of an employee without cause. The restricted shares issued as incentive awards subsequent to the Exchange vest ratably over a 3-year period (2.75% per month). All restricted shares issued under the 2002 Stock Plan vested immediately upon execution of an approved sale of GES. Upon termination of an employee, GES had the option to repurchase all of the unvested restricted shares held by the employee for $.01 per share.
As of January 2006, 1,563,340 shares were issued and outstanding under the 2002 Stock Plan. In connection with the share purchase agreement, an additional 436,660 restricted common shares were issued to management and employees, bringing the total restricted common shares outstanding to 2,000,000 at March 24, 2006, which were all exchanged for cash and shares of Holdings. The compensation expense associated with this issuance was included in selling, general and administrative expense in the consolidated statements of operations for 2005. As a result of the share purchase agreement, the fair market value of $11,542,000 was classified as a current liability with a corresponding charge to compensation expense of $21,152,000, net of the basis pursuant to the provisions of SFAS 150, as of January 2006. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Master Investment Agreement. Simultaneous with the share purchase agreement, the Company repurchased the restricted shares for an amount determined under the sales proceeds distribution schedule in the Master Investment Agreement and were allocated to individual employees based on their pro rata share of the shares issued under the 2002 Stock Plan. These stockholders received $11,624,000 in cash and 1,924,889 shares of common stock in Holdings. The 2002 Stock Plan was terminated upon the distribution.
Dividends
On February 3, 2005, the Board of Directors authorized a $7 million dividend payable to the holders of restricted common stock and Series C preferred stock at the time the dividend is paid. In March 2005, $700,000 was paid to the restricted common stockholders and $6.3 million was paid to the Series C stockholders based upon their pro rata share of the outstanding shares, which our then lender, Wells Fargo, approved.
NOTE K — WARRANT AND CONVERSION FEATURE VALUATION
The Company applied the provisions of SFAS 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of the common stock warrants and conversion features embedded in our convertible debt, mandatorily redeemable convertible preferred stock and common stock. Accordingly, we recorded a warrant and conversion liability upon the issuance of our common stock, mandatorily redeemable convertible preferred stock and convertible debt equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments issued at March 31, 2006 and September 30, 2007. The liability is adjusted quarterly to the estimated fair market value based upon then current market conditions. The Company records the change in the estimated fair market value of the warrant and conversion liability as a reduction of interest expense.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
In connection with the Warrant Agreement, the Company converted substantially all of its warrants to common stock on December 28, 2007. The Company reduced the warrant and conversion liability with an offsetting credit to additional paid in capital for $6,150,000. The remaining warrant and conversion liability relates primarily to the conversion features embedded in our convertible debt and mandatorily redeemable convertible preferred stock.
As a result of the retirement of convertible debt and related warrants in 2006, the Company reduced the warrant and conversion liability by $2,372,000. This amount is included in Other income (expense) in the consolidated statements of operations for 2006.
The Company utilizes historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and uses daily intervals for price observations.
For 2007 and 2006, the following assumptions were utilized:

	2007	2006
Average expected volatility	55.1%	59.7%
Contractual term ranged from	3.25 to 6.75 years	4.25 to 7.0 years
Risk free interest rate	4.18%	4.76%
Expected dividend rate	-0-	-0-
NOTE L — COMMITMENTS AND CONTINGENCIES
Contingencies
The Company is not currently a party to any material litigation; however in the ordinary course of our business the Company is periodically threatened with or named as a defendant in various lawsuits or actions. The principal risks that Holdings insures against, subject to and upon the terms and conditions of various insurance policies, are workers’ compensation, general liability, automobile liability, property damage, professional liability, employee benefits liability, staffing errors and omissions, employment practices, fiduciary liability, fidelity losses and director and officer liability. Management believes the resolution of these matters will not have a material adverse effect on our consolidated financial statements.
Under the organizational documents, Holdings’ directors are indemnified against certain liabilities arising out of the performance of their duties to Holdings. The Company also has an insurance policy for our directors and officers to insure them against liabilities arising from the performance of their positions with Holdings or its subsidiaries. Holdings maximum exposure under these arrangements is unknown as this would involve future claims that maybe made against Holdings that have not occurred. However, based on experience, management expects the risk of loss to be remote.
Operating Leases
The Company is obligated under several operating leases for office space and certain office equipment ranging in terms from one to ten years expiring at various dates through 2019. Rent expense under operating leases for 2007, 2006 and 2005 was $2,051,000, $1,693,000 and $1,585,000, respectively.
As of December 2007, future minimum lease commitments under noncancellable operating leases are as follows:

Years
2008	$2,020,000
2009	1,643,000
2010	1,228,000
2011	895,000
2012 and thereafter	4,260,000

Total minimum lease payments	10,046,000
Less Sublease rentals	(205,000)

Total	$9,841,000

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Certain leases contain purchase options, renewal options and escalation clauses. These contingent rent amounts are excluded from minimum rent until lease extensions are executed. Rent escalations, however, are reflected in the minimum rent and are included in the determination of total rent expense.
NOTE M — EMPLOYEE BENEFIT PLANS
The Company has adopted a 401(k) plan (the “Plan”) for the benefit of all eligible employees of the Company, as defined in the Plan Agreement. The Plan allows participants to make pretax contributions limited to amounts established by tax laws. The employee contributions and earnings thereon are always 100% vested, and the employers’ match, if made, vests ratably over a six-year period. The Company currently does not match employee contributions. Employees are eligible to participate in the Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service. The Plan allows for hardship withdrawals and loans from participant accounts. All amounts contributed to the Plan are deposited into a trust fund administered by independent trustees.
Southeastern has adopted a 401(k) profit sharing plan (the “SE Plan”) for the benefit of all eligible employees, as defined in the plan agreement. The SE Plan is a defined contribution plan to which eligible employees may make voluntary contributions, on a before-tax basis, from 1 percent to 15 percent of their compensation during each year while they are a plan participant. Under the SE Plan, employees’ salary deferral contributions are limited to amounts established by tax laws. Participants are at all times fully vested in their salary deferral contributions to the SE Plan and the earnings thereon. All amounts contributed pursuant to the SE Plan are held in a trust and invested, pursuant to the participant’s election, in one or more investment funds offered by a third-party trustee. Employees are eligible to participate in the SE Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service in a consecutive 12-month period. Entry dates are the first day of each quarter. Service with a client company is credited for eligibility and vesting purposes under the SE Plan.
The SE Plan also offers the option of matching contributions to certain work-site employees under Section 401(m) of the Internal Revenue Code. Under this option, customer companies may elect to participate in the matching program, pursuant to which the customer companies contribute an annually determined percentage of the employee’s compensation each pay period. Participants vest in these matching contributions 20 percent per year beginning after one year of service, and are fully vested after six years of service. In addition, participants are fully vested in these matching contributions upon normal retirement (i.e., attainment of age 65) or death. Southeastern’s customers made matching contributions of approximately $486,000, $392,000 and $275,000 for work-site employees for 2007, 2006 and 2005, respectively.
NOTE N — RELATED PARTIES
The Company is renting, or has rented, administrative facilities from stockholders and current employees, and family members of officers of the Company. For 2007, 2006 and 2005, the Company paid rent expense to these related parties of $64,000, $136,000 and $354,000, respectively.
Several of the holders of our convertible notes are directors, officers or employees of Holdings or its subsidiaries. The Company pays interest to all holders of the convertible notes pursuant to the terms of the loan documents.
GES had a management consulting agreement with KRG, a company controlled by certain stockholders of Holdings. GES received management, advisory and corporate structure services from KRG for an annual fee. KRG was also eligible for a bonus fee, based on performance thresholds, for each year, and fees related to acquisitions and divestitures completed by the Company. In November 2001, KRG agreed to waive and forgive amounts accrued as of that date. From November 2001 forward, management-consulting fees were charged based on assessments of the Company’s financial ability. In connection with the 2006 recapitalization, the agreement was cancelled in March 2006. During 2006 and 2005, $45,000 and $180,000, respectively, in consulting fees were charged and such amounts were included in operating expenses in the consolidated statements of operations. In connection with the share purchase agreement this management agreement was terminated.
In 2001 certain of the management and debt and equity holders of the Company formed a limited liability company (the LLC) for the purpose of purchasing at a discount, certain senior debt of the Company. The Company then issued its Series C preferred stock to the LLC to retire the senior debt and related accrued interest. KRG was one of the members of the LLC, one of the senior subordinated note holders, and influenced the management of the Company through its management consulting agreement described above. In connection with the stock purchase agreement, the LLC partners were paid their share of the proceeds pursuant to the Master Investor Agreement and the LLC is no longer active.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
NOTE O — SEGMENT INFORMATION
The Company’s business is divided into two major segments, staffing services and professional employer organization, also known as PEO services. These segments consist of several different practice groups. The Company’s temporary staffing practice group provides temporary and temp-to-hire services in areas such as light industrial, clerical, logistics fulfillment, call center operations, financial services, and warehousing, among others. The Company’s direct hire placement practice group responds to the Company’s customer’s requests by finding suitable candidates from the Company’s national network of candidates across a broad range of disciplines. The Company’s professional services practice group provides temporary and temp-to-hire services in areas such as information technology, known as IT, life sciences and others. The Company’s employee leasing practice group assists customers in managing human resources responsibilities and employer risks such as payroll and tax administration, workers’ compensation, employee benefit programs, and regulatory compliance. The Company’s operating segments are based on the type of services provided to clients. Staffing services are provided to clients throughout the United States and as such, the revenue earned is spread over numerous states. All revenue is earned within the United States. The reconciling difference between the two segments and total Company represents costs and assets of the corporate division. One customer accounted for 14.3% of total revenue during 2007 (3.3% of gross profit). This customer is in the contingency staffing division of the staffing services segment. During 2007, no other customer accounted for more than 5.0% of our revenue. During 2006, no single customer accounted for more than 4.2% of our revenue. During 2005, no single customer accounted for more than 3.0% of our revenue.
Segment information is as follows:

	2007	2006	2005
Staffing revenues	$139,877,000	$95,135,000	$81,175,000
PEO revenues	$34,016,000	$33,609,000	$30,388,000
Total company revenues	$173,893,000	$128,790,000	$111,563,000

Staffing depreciation	$231,000	$116,000	$124,000
PEO depreciation	$162,000	$136,000	$106,000
Total Company depreciation	$608,000	$540,000	$519,000

Staffing amortization	$1,955,000	$—	$—
PEO amortization	$—	$18,000	$127,000
Total Company amortization	$1,955,000	$33,000	$210,000

Staffing income before income taxes	$7,109,000	$7,175,000	$7,881,000
PEO income before income taxes	$6,650,000	$5,742,000	$4,563,000
Total company income (loss) before income taxes	$10,877,000	$(124,000)	$(12,093,000)

Staffing assets	$43,874,000	$28,828,000	$23,506,000
PEO assets	$33,684,000	$31,618,000	$26,612,000
Total company assets	$69,486,000	$57,202,000	$52,920,000

Staffing goodwill and intangibles	$12,860,000	$6,658,000	$6,658,000
PEO goodwill and intangibles	$12,090,000	$12,090,000	$12,090,000
Total goodwill and intangibles	$24,950,000	$18,748,000	$18,748,000

Staffing capital expenditures	$420,000	$220,000	$103,000
PEO capital expenditures	$99,000	$146,000	$134,000
Total capital expenditures	$745,000	$686,000	$324,000

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
NOTE P — QUARTERLY FINANCIAL INFORMATION (Unaudited)
The following summarizes unaudited quarterly operating results (all amounts in thousands, except per share data):

2007 Quarters	1st	2nd	3rd	4th
Revenues, net	$36,621	$44,338	$46,889	$46,045
Gross profit	$10,177	$11,859	$12,149	$11,144
Net income (loss)	$991	$8,788	$8,947	$(7,760)
Income (loss) available to common shareholders	$991	$8,788	$8,947	$(7,760)
Income (loss) per share:
Basic	$0.16	$1.46	$1.48	$(0.98)
Diluted	$0.16	$0.77	$0.57	$(0.98)

2006 Quarters	1st	2nd	3rd	4th
Revenues, net	$31,208	$33,411	$33,287	$30,884
Gross profit	$8,844	$9,710	$9,203	$8,962
Net income (loss)	$(1,691)	$1,330	$1,085	$585
Income (loss) available to common shareholders	$(1,691)	$1,330	$1,085	$585
Income (loss) per share:
Basic	$(0.35)	$0.22	$0.18	$0.10
Diluted	$(0.35)	$0.21	$0.18	$0.10
The staffing services segment is subject to seasonality. In light industrial services, customer demand for workers is usually higher between July and November each year. Demand recedes somewhat starting in late December through March. By emphasizing on-site management arrangements, the Company has been able to reduce the seasonality of our business.
The PEO services segment suffers far less from seasonal fluctuations with the exception of the first quarter of each year during which more new business is booked than during other times of the year.
NOTE Q — ACQUISITION OF CAREER BLAZERS (Unaudited)
On February 28, 2007, Holdings closed the asset purchase agreement with Career Blazers. Under the agreement, Holdings purchased substantially all of the property, assets and business of the parties to the agreement for an aggregate purchase price of $10,250,000, as adjusted based on the amount of net working capital of the purchased business. The purchase price consists of a cash payment of $9,000,000 at closing and a contingent payment of $1,250,000 in November 2008 or January 2009 depending on when and if certain conditions, tied to the gross revenue received from the purchased business’ largest customer, are met. Holdings financed the purchase with the CapitalSource senior credit facility as previously discussed.
Career Blazers, with offices in New York City, New Jersey, Washington DC and Maryland, provides temporary, “payrolling” services, also referred to as contingency services, and permanent staffing and related services to customers in the northeastern region. The acquisition allows Holdings to expand our operations into these markets not previously served by us. The following factors were primary reasons that contributed to the estimated goodwill and intangible assets recorded: going concern value, administrative expense efficiency, name and trademark value and customer and employee base. The contingent payment will be allocated to the identifiable customer at the time the payment is made.
The results of operations for ten months of Career Blazers were included in our consolidated financial statements beginning February 26, 2007 within the professional division of the staffing services segment.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
The condensed unaudited balance sheet of Career Blazers at February 25, 2007 is presented below.

Current assets	$2,979,000
Property and equipment, net	72,000
Other assets	19,000
Intangible assets	7,418,000
Goodwill	739,000

Total assets acquired	11,227,000

Current liabilities	1,538,000
Long-term debt	—

Total liabilities assumed	1,538,000

Net assets acquired	$9,689,000

The unaudited allocation of the identifiable intangible assets is as follows:

		Amortization
Identifiable intangible assets	Allocation	period
Trademark and trade name	$2,292,000	3 years
Non-compete agreements	635,000	1 year
Temporary employee data base	49,000	3 months
Customer relationships	4,442,000	5 years

Total intangible assets	$7,418,000

The weighted average amortization period for the identifiable intangible assets is 4.0 years.
Amortization of identifiable intangible assets for each of the next five years is as follows:

Years
2008	$1,758,000
2009	1,652,000
2010	1,016,000
2011	888,000
2012	149,000

Total	$5,463,000

The $739,000 of goodwill recorded in the acquisition of Career Blazers is also deductible for tax purposes over a fifteen year period. The assets acquired and recorded are included in the staffing segment included in Note O, including the increase of goodwill and other intangible assets.
Introduction to the Unaudited Pro Forma Condensed Combining Statement of Operations
The Unaudited Pro Forma Condensed Combining Statement of Operations for 2007 and 2006 represents the historical statement of operations as if the acquisition had been consummated on January 2, 2007 and 2006, respectively.
You should read this information in conjunction with the separate historical financial statements and footnotes of Career Blazers Personnel Services, Inc. and Subsidiaries for the year ended December 31, 2006 as filed on Form 8-K/A on May 18, 2007.
We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our operating results actually would have been had we completed the merger on January 2, 2007 or 2006. In addition, the unaudited pro forma condensed combining financial information does not purport to project the future financial position or operating results of the Company.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
Notes to the Unaudited Pro Forma Condensed Combining Statement of Operations
          DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION
Refer to the description of the transaction above. In connection with the asset purchase agreement of Career Blazers all outstanding debt with Wells Fargo was paid in full on February 28, 2007 and the Wells Fargo credit and security agreement was terminated and the Company and its subsidiaries entered into a new Credit and Security Agreement with CapitalSource. The Unaudited Pro Forma Condensed Combining Statements of Operations are adjusted assuming the new facility was in place as of January 2, 2006.
          PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS
(a)	To reclassify insurance expense classified as SG&A by Holdings.

(b)	To eliminate an agreement with a third party service provider for back office functions that was terminated as Holdings now performs the activities covered by the previous agreement.

(c)	To record interest expense on additional borrowings on the term note and revolving line of credit at a weighted average rate of approximately 9.6%.

(d)	To eliminate the expense related to the repayment of debt which would have been recorded in the previous fiscal year.

(e)	To record the net tax expense of Career Blazers pre tax income and the pro forma adjustments at an effective tax rate of approximately 38%.

(f)	To record amortization of identifiable intangible assets.

(g)	To eliminate the deferred tax benefit of Career Blazers.

(h)	To eliminate parent allocation of expense for services which were terminated.

(i)	To eliminate interest expense of Career Blazers.

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

		Career Blazers
	Global	Personnel
	Employment	Services, Inc.			Pro Forma
	Holdings, Inc.	Two months			Combined
	Year ended	ended			Year ended
	December	February	Pro Forma		December
	2007	2007	adjustments		2007
REVENUES, net	$173,893,000	$8,205,000	$—		$182,098,000
COST OF SERVICES	128,564,000	6,891,000	(12,000	)(a)	135,443,000

GROSS PROFIT	45,329,000	1,314,000	12,000		46,655,000

OPERATING EXPENSES
Selling, general and administrative	37,432,000	1,122,000	12,000	(a)	38,484,000
			(82,000	)(b)
Depreciation and amortization	2,563,000	6,000	381,000	(f)	2,950,000

Total operating expenses	39,995,000	1,128,000	311,000		41,434,000

OPERATING INCOME	5,334,000	186,000	(299,000)		5,221,000

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(9,191,000)	(2,000)	(167,000	)(c)	(9,360,000)
Fair market valuation of warrant and conversion liability	15,156,000	—	—		15,156,000
Other income (expense)	(422,000)	3,000	395,000	(d)	(24,000)

Total other income (expense)	5,543,000	1,000	228,000		5,772,000

INCOME BEFORE INCOME TAXES	10,877,000	187,000	(71,000)		10,993,000

INCOME TAX (BENEFIT) EXPENSE	(89,000)	—	44,000	(e)	(45,000)

NET INCOME	$10,966,000	$187,000	$(115,000)		$11,038,000

Basic earnings per share of common stock	$1.67				$1.69
Weighted average number of basic common shares outstanding	6,550,054				6,550,054

Diluted earnings per share of common stock	$1.04				$1.04
Weighted average number of diluted common shares outstanding	15,586,644				15,586,644

Global Employment Holdings, Inc.
Notes to Consolidated Financial Statements
GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED COMBINING STATEMENT OF OPERATIONS

	Global	Career Blazers
	Employment	Personnel
	Holdings, Inc.	Services, Inc.			Pro Forma Combined
	Year ended		Pro Forma		Year ended
	December 2006		adjustments		December 2006
REVENUES, net	$128,790,000	$54,210,000	$—		$183,000,000
COST OF SERVICES	92,071,000	44,078,000	—		136,149,000

GROSS PROFIT	36,719,000	10,132,000	—		46,851,000

OPERATING EXPENSES
Selling, general and administrative	28,311,000	7,738,000	(641,000	)(b)	34,918,000
	—	—	(490,000	)(h)	—
Depreciation and amortization	573,000	148,000	2,336,000	(f)	3,057,000

Total operating expenses	28,884,000	7,886,000	1,205,000		37,975,000

OPERATING INCOME	7,835,000	2,246,000	(1,205,000)		8,876,000

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(6,507,000)	(2,590,000)	(1,124,000	)(c)	(7,631,000)
			2,590,000	(i)

Fair market valuation of warrant and conversion liability	1,634,000	—	—		1,634,000
Other income (expense)	(3,086,000)	—	—		(3,086,000)

Total other income (expense)	(7,959,000)	(2,590,000)	1,466,000		(9,083,000)

INCOME (LOSS) BEFORE INCOME TAXES	(124,000)	(344,000)	261,000		(207,000)

INCOME TAX (BENEFIT) EXPENSE	(1,433,000)	(1,292,000)	99,000	(e)	(1,562,000)
			1,064,000	(g)

NET INCOME	$1,309,000	$948,000	$(902,000)		$1,355,000

Basic and diluted earnings per share of common stock	$0.23				$0.24
Weighted average number of basic and diluted common shares outstanding	5,744,742				5,744,742

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

	June	December
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$19,000	$330,000
Restricted cash	202,000	—
Accounts receivable, net	27,086,000	27,784,000
Deferred income taxes	1,214,000	1,809,000
Prepaid expenses and other current assets	2,284,000	2,344,000

Total current assets	30,805,000	32,267,000

Property and equipment, net	2,468,000	2,040,000
Deferred income taxes	9,868,000	8,406,000
Other assets, net	1,299,000	1,823,000
Intangibles, net	4,831,000	5,463,000
Goodwill	19,487,000	19,487,000

Total assets	$68,758,000	$69,486,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$1,153,000	$1,220,000
Accounts payable	284,000	343,000
Accrued liabilities	23,332,000	23,737,000
Current portion of long-term debt — credit facility	2,550,000	9,375,000
Line of credit	12,213,000	6,735,000

Total current liabilities	39,532,000	41,410,000

Other long-term liabilities	813,000	601,000
Warrant and conversion liability	830,000	5,568,000
Warrant and conversion liability due to related parties	66,000	222,000
Long-term debt — credit facility	2,338,000	—
Long-term debt — convertible notes, net	13,696,000	14,731,000
Long-term debt — convertible notes, due to related parties, net	1,341,000	1,383,000
Mandatorily redeemable preferred stock, net	5,471,000	4,588,000
Mandatorily redeemable preferred stock, due to related parties, net	415,000	—

Total liabilities	64,502,000	68,503,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Series A preferred stock, $.001 par value, 10,000,000 authorized shares designated, 12,750 issued and outstanding in 2008 and 2007. Included above under mandatorily redeemable preferred stock, net
Common stock, $.001 par value, 40,000,000 shares authorized; 10,555,010 issued, 10,548,330 outstanding in 2008 and 2007	1,000	1,000
Treasury stock, at cost, 6,680 shares in 2008 and 2007	—	—
Additional paid in capital	34,079,000	33,418,000
Accumulated deficit	(29,824,000)	(32,436,000)

Total stockholders’ equity (deficit)	4,256,000	983,000

Total liabilities and stockholders’ equity (deficit)	$68,758,000	$69,486,000

The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Six months ended
	June	June
	2008	2007
REVENUES, net	$89,328,000	$80,960,000
COST OF SERVICES	66,676,000	58,924,000

GROSS PROFIT	22,652,000	22,036,000

OPERATING EXPENSES
Selling, general and administrative	18,660,000	18,210,000
Depreciation and amortization	1,370,000	1,097,000

Total operating expenses	20,030,000	19,307,000

OPERATING INCOME	2,622,000	2,729,000

OTHER INCOME (EXPENSE)
Interest expense:
Other interest expense, net of interest income	(4,746,000)	(4,925,000)
Fair market valuation of warrant and conversion liability	4,694,000	11,783,000
Other (expense)	(636,000)	(18,000)

Total other income (expense), net	(688,000)	6,840,000

INCOME BEFORE INCOME TAXES	1,934,000	9,569,000

INCOME TAX (BENEFIT)	(678,000)	(209,000)

NET INCOME	$2,612,000	$9,778,000

Basic earnings per share of common stock	$0.25	$1.62

Weighted average number of basic common shares outstanding	10,548,330	6,023,752

Diluted earnings per share of common stock	$0.22	$0.97

Weighted average number of diluted common shares outstanding	15,811,438	12,715,186
The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(DEFICIT)
Six months ended June 2008

	Preferred stock		Common stock		Treasury stock		Additional	Accumulated
	Amount	Shares	Amount	Shares	Amount	Shares	paid in capital	deficit	Total
Balances at December 2007	$—	—	$1,000	10,555,010	$—	(6,680)	$33,418,000	$(32,436,000)	$983,000
Share-based compensation	—	—	—	—	—	—	661,000	—	661,000
Net income	—	—	—	—	—	—	—	2,612,000	2,612,000

Balances at June 2008	$—	—	$1,000	10,555,010	$—	(6,680)	$34,079,000	$(29,824,000)	$4,256,000

The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended
	June	June
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,612,000	$9,778,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	438,000	285,000
Amortization of intangibles	932,000	812,000
Amortization of debt discount and issuance costs	1,728,000	1,206,000
Bad debt expense	119,000	39,000
Deferred taxes	(867,000)	(344,000)
Accretion of preferred stock	510,000	577,000
Amortization of warrant discount on preferred stock	788,000	674,000
Stock-based compensation	661,000	927,000
Fair market valuation of warrant and conversion liability	(4,694,000)	(11,783,000)
Loss on debt extinguishment	636,000	—
Changes in operating assets and liabilities:
Accounts receivable	579,000	(1,224,000)
Prepaid expenses and other	2,000	(812,000)
Accounts payable	(59,000)	(283,000)
Accrued expenses and other liabilities	(828,000)	3,454,000

Net cash flows provided by operating activities	2,557,000	3,306,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(231,000)	(398,000)
Acquisitions, net of cash and cash equivalents acquired	(300,000)	(9,600,000)

Net cash flows used in investing activities	(531,000)	(9,998,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	(67,000)	(372,000)
Restricted cash	(202,000)	—
Net borrowings on revolving credit facility	5,478,000	864,000
Borrowings on term note	5,100,000	12,000,000
Repayments of term note	(9,587,000)	(4,625,000)
Debt issuance costs	(189,000)	(737,000)
Repurchase of convertible debt	(2,870,000)	—

Net cash flows provided by (used in) financing activities	(2,337,000)	7,130,000

Net increase in cash and cash equivalents	(311,000)	438,000
Cash and cash equivalents, beginning of period	330,000	58,000

Cash and cash equivalents, end of period	$19,000	$496,000

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for income taxes	$133,000	$237,000

Cash paid during the period for interest	$1,782,000	$2,057,000

Supplemental Disclosure of Non-Cash Information
Landlord leasehold incentives recorded as leasehold improvements	$501,000	$—

The accompanying notes are an integral part of these consolidated condensed financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
1. Financial Statement Presentation
The accompanying unaudited consolidated condensed financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. The consolidated condensed balance sheet as of December 30, 2007 presented herein has been derived from the audited balance sheet included in the Company’s annual report on Form 10-K for the year ended December 30, 2007.
Certain information and footnote disclosures, which are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to SEC rules and regulations. The accompanying consolidated condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2007. The information reflects all normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position of the Company, and its results of operations for the interim periods set forth herein.
The results for the six months ended June 2008 are not necessarily indicative of the results to be expected for the full year or any other period.
Global Employment Holdings, Inc. or Holdings, was formed in Delaware in 2004. In March 2006, we entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solution’s, or GES, outstanding equity securities. Also in March 2006, GES entered into a merger agreement with a wholly owned subsidiary of ours, resulting in GES being 100% owned by us. Holdings did not have any operations before March 2006. GES was formed in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999.
In February 2007, Holdings closed the asset purchase agreement with Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and Cape Success LLC, collectively referred to as Career Blazers. In June 2008, Holdings purchased specified assets of a staffing services provider located near Atlanta, Georgia (the “Georgia acquisition”).
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included in the Company’s consolidated condensed financial statements include PEO unbilled accounts receivable, allowance for doubtful accounts, workers’ compensation liabilities, share-based compensation, warrant and conversion valuation and income taxes. The accrual for the large deductible workers’ compensation insurance program is based on estimates and actuarial assumptions. Additionally, the valuation of the warrant and conversion liability and share-based compensation uses the Black-Scholes model based upon interest rates, stock prices, maturity estimates and volatility factors. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
Fiscal Periods
The Company’s fiscal year is based on a 52/53-week cycle ending on the Sunday closest to each calendar year end. Consequently, the 2nd quarter of 2008 ended on June 29; fiscal 2007 ended on December 30, 2007; and the 2nd quarter of 2007 ended on July 1, 2007. Our balance sheet dates are referred to herein as June 2008 and December 2007. Our fiscal periods are referred to herein as June 2008 and June 2007. For the six months in 2008 and 2007, the Company had 26 week periods, respectively.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Consolidation
The consolidated condensed financial statements include the accounts of the Company and our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications of items in prior periods’ financial statements have been made to conform to the current period presentation.
Cash and Cash Equivalents
Our policy is to invest any cash in excess of operating requirements in highly liquid, income-producing investments. We consider such investments with maturities of three months or less at the time of purchase to be cash equivalents.
Restricted cash
Restricted cash relates to funds collateralizing a letter of credit, with an expiration date of December 31, 2008, in the amount of $192,000.
Fair Value of Financial Instruments
The Company does not believe that its financial instruments, primarily cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash exceeds the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk. Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide as well as customer payment terms in the PEO segment and contingency division of our staffing segment.
The Company uses fair value measurements in areas that include, but are not limited to: the allocation of purchase price consideration to tangible and identifiable intangible assets; impairment testing of goodwill and long-lived assets; share-based compensation arrangements and valuation of the warrant and conversion liability. The carrying values of cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities approximate their fair values because of the short-term nature of these instruments. The carrying value of our bank debt approximates fair value due to the variable nature of the interest rates under our Credit Facility and current rates available to the Company for term debt with similar terms and risk. The warrants and conversion features embedded in the convertible notes, mandatorily redeemable convertible preferred stock and common stock as well as stock options granted to employees and directors are valued at estimated fair market value utilizing a Black-Scholes option pricing model. The Company, using available market information and appropriate valuation methodologies, has determined the estimated fair value of its financial instruments. However, considerable judgment is required in interpreting data to develop the estimates of fair value.
In January 2008, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements, which established a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on our consolidated financial statements.
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For valuation techniques using a fair-value hierarchy, the Company has determined that its warrant and conversion liability falls into the Level 2 category, which values the liability using quoted prices and other inputs for similar liabilities in active markets that are observable either directly or indirectly. The fair market value of the warrant and conversion liability is reported as a derivative and is included in long term liabilities on the consolidated condensed balance. Changes in the fair market value are included in other income in the consolidated condensed statements of operations. The fair market valuation factors and assumptions in computing the warrant and conversion liability are further discussed below.
There were no assets or liabilities where Level 1 and 3 valuation techniques were used and there were no assets and liabilities measured at fair value on a non-recurring basis.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Revenue Recognition
Our PEO revenues consist of amounts received or receivable under employee leasing customer service agreements. Amounts billed to PEO customers include actual wages of employees dedicated to each work-site and related payroll taxes paid by us, a contractual administrative fee, and workers’ compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to customers for workers’ compensation coverage and unemployment insurance for worksite employees and the actual cost of the insurance to us. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record PEO revenues net, having determined that this better reflects the substance of the transactions between us and our PEO customers. We believe this provides greater comparability to the financial results within the industry. In addition, we believe it will better focus us on, and allow investors to better understand, the financial results of our business. Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed. Healthcare billings are concurrent with insurance provider billings. All billings for future healthcare coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service and contingency revenues are recognized as our employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
All revenues are earned in the United States.
Net Earnings (Loss) per Share of Common Stock
Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities. Certain securities were excluded from the calculation of dilutive earnings (loss) per share for the periods presented below as the effect of the assumed exercise or conversion would be anti-dilutive and are presented below:

	Six months ended
	June	June
	2008	2007
Options	2,072,092	992,346
Warrants	112,440	3,294,514
Preferred stock	3,695,355	—

Total	5,879,887	4,286,860

A reconciliation of basic and diluted net income and weighted average common shares outstanding for the periods indicated is presented below:

	Six months ended
	June	June
	2008	2007
Basic Net Income	$2,612,000	$9,778,000
Convertible debt interest and amortization, net of tax	1,295,000	1,343,000
Loss on debt repurchase, net of tax	319,000	—
Make whole conversion interest, net of tax	(772,000)	—
Preferred stock accretion and amortization	—	1,251,000

Diluted Net Income	$3,454,000	$12,372,000

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

	Six months ended
	June	June
	2008	2007
Weighted average number of basic common shares outstanding	10,548,330	6,023,752
Impact of the assumed conversion or exercise of:
Convertible notes	5,263,108	3,880,960
Convertible debt make whole (a)	—	384,740
Preferred stock	—	2,425,734

Weighted average number of diluted common shares outstanding	15,811,438	12,715,186

(a) As more fully explained in Note 5, for 2008, the Company has assumed payment of the present value of interest under a redemptive event in cash.
Workers’ Compensation
The Company maintains guaranteed cost policies for workers’ compensation coverage in the states in which it operates, with minimal loss retention for employees in our commercial division of the staffing services segment. Under these policies the Company is required to maintain refundable deposits, which are included in prepaid expenses and other current assets in the accompanying consolidated condensed balance sheets, of $1,843,000 and $1,774,000 as of June 2008 and December 2007, respectively.
The Company had established workers’ compensation collateral deposits to fund claims relating to our large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon were used to pay claims under this program. Amounts funded represented contractually agreed upon rates primarily based upon payroll levels and the related workers’ compensation class codes. As of June 2008, the funds assets had been fully utilized to pay claims. Future claim payments will come from working capital. As of June 2008 and December 2007, the estimated claims under this program were $2,037,000, and are reported within accrued liabilities in the accompanying consolidated condensed balance sheets. Our policy is to use the estimated undiscounted workers’ compensation claims associated with the large deductible insurance program when determining our obligation there under. These workers’ compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. These claim estimates are continually reviewed by the Company’s risk management department and any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated net of an allowance for doubtful accounts of $385,000 and $476,000 at June 2008 and December 2007, respectively. The majority of the Company’s accounts receivable are due from customers of the Company for amounts due related to services provided under employee leasing client service agreements, temporary staffing or permanent placement fees. Credit is extended based on evaluation of a customer’s financial condition and underlying collateral or guarantees. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines its allowance for employee leasing and temporary staffing accounts receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by the Company, which is normally 30 to 90 days. The Company writes-off accounts receivable when they become uncollectible against the allowance for doubtful accounts, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.
Property and Equipment
Property and equipment are stated net of accumulated depreciation and amortization of $3,066,000 and $2,629,000 at June 2008 and December 2007, respectively.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Goodwill and Identifiable Intangible Assets
Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed of the Company’s acquired subsidiaries. The amount recognized as goodwill includes acquired intangible assets that do not meet the criteria in SFAS 141, Business Combinations, for recognition as an asset apart from goodwill. Pursuant to SFAS 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment at least annually and more frequently if an event occurs that indicates the assets may be impaired. The test for impairment is performed at one level below the operating segment level, which is defined in SFAS 142 as the reporting unit. Pursuant to SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS 142, we determined there were no events or changes in circumstances that indicated that carrying values of goodwill or other intangible assets subject to amortization may not be recoverable as of June 2008.
Taxes Collected from Customers and Remitted to Governmental Authorities
In accordance with the disclosure requirements of EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation), we report taxes gross and such amounts are not significant to our consolidated net revenues.
Income Taxes
The current provision for income taxes represents estimated amounts payable or refundable on tax returns filed or to be filed for the year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets.
Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are reduced by a valuation allowance based on an assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.
The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of June 2008, the Company made no provisions for interest or penalties related to uncertain tax positions. The tax years 2004 through 2007 remain open to examination by the Internal Revenue Service of the United States.
Share-Based Compensation
The Company adopted the fair value method of accounting pursuant to SFAS 123 (revised 2004), Share-Based Payments for all issuances of restricted stock and stock options beginning in 2006 and applied it to the options issued in 2007 and 2008. This statement requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service.
Warrant and Conversion Feature Valuation
The Company applied the provisions of SFAS 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of the common stock warrants and conversion features embedded in the convertible debt, mandatorily redeemable convertible preferred stock and common stock. Accordingly, the Company recorded a warrant and conversion feature liability upon the issuance of common stock, mandatorily redeemable convertible preferred stock and convertible debt equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments issued in March 2006 and September 2007. The liability is adjusted quarterly to the estimated fair market value based upon then current market conditions.
The valuation of the warrant and conversion liability uses the Black-Scholes model based upon interest rates, stock prices, estimated term of the underlying financial instruments and volatility factors. We utilize historical volatility over a period generally commensurate with the remaining contractual term of the underlying financial instruments and use daily intervals for price observations. The Company bases the estimate of expected volatility on the historical volatility of similar entities

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
whose share prices are publicly available. The Company will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company’s or until there is sufficient information available to utilize the Company’s stock volatility.
The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.
Business Combinations
The Company utilizes the purchase method in accounting for acquisitions whereby the total purchase price is first allocated to the assets acquired and liabilities assumed, and any remaining purchase price is allocated to goodwill. The Company recognizes intangible assets apart from goodwill if they arise from contractual or other legal rights, or if they are capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged. Assumptions and estimates are used in determining the fair value of assets acquired and liabilities assumed in a business combination. Valuation of intangible assets acquired requires that we use significant judgment in determining fair value and whether such intangibles are amortizable and, if the asset is amortizable, the period and the method by which the intangible asset will be amortized. Changes in the initial assumptions could lead to changes in amortization charges recorded in our financial statements. Additionally, estimates for purchase price allocations may change as subsequent information becomes available.
Recent Accounting Pronouncements
In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles . SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles . The Company does not expect the adoption of SFAS 162 to have a material effect on its consolidated financial statements.
In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets . FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets and requires enhanced disclosures relating to: (a) the entity’s accounting policy on the treatment of costs incurred to renew or extend the term of a recognized intangible asset; (b) in the period of acquisition or renewal, the weighted-average period prior to the next renewal or extension (both explicit and implicit), by major intangible asset class and (c) for an entity that capitalizes renewal or extension costs, the total amount of costs incurred in the period to renew or extend the term of a recognized intangible asset for each period for which a statement of financial position is presented, by major intangible asset class. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We are currently evaluating the impact the adoption of FSP 142-3 will have on our consolidated financial statements.
In March 2008, the FASB issued SFAS 161— Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. Constituents have expressed concerns that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. It encourages, but does not require, comparative disclosures for earlier periods at initial adoption. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The Company does not anticipate the adoption of SFAS 161 will have a material effect on its consolidated financial statements.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
In December 2007, the FASB issued SFAS 141R (revised 2007) — Business Combinations. This statement establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets, acquired, the liabilities assumed, any controlling interest in the business and the goodwill acquired. SFAS 141R further requires that acquisition-related costs and costs associated with restructuring or exiting activities of an acquired entity will be expensed as incurred. SFAS 141R also establishes disclosure requirements which will require disclosure of the nature and financial effects of business combinations. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning the Company’s first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted. The Company cannot anticipate whether the adoption of SFAS 141R will have a material impact on its consolidated financial statements as the impact is solely dependent on whether the Company enters into a business combination after the date the statement is adopted.
In December 2007, the FASB issued SFAS 160 — Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 151. This statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is not permitted. The Company does not anticipate the adoption of SFAS 160 will have a material effect on its consolidated financial statements.
In February 2007, the FASB issued SFAS 159 — The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. It is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objectives for accounting for financial instruments. It is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that began on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement 157 — Fair Value Measurements . The statement is effective for our fiscal year beginning in 2008. At June 2008, we did not elect to adopt the provisions of SFAS 159.
In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. As previously mentioned, we adopted SFAS 157 on January 1, 2008, which did not have a material impact on our consolidated financial statements.
In February 2008, the FASB issued FSP No. 157-2. FSP 157-2 delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. In February 2008, the FASB also issued FSP No. 157-1 that would exclude leasing transactions accounted for under SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements. We do not expect the SFAS 157 related guidance to have a material impact on our consolidated financial statements.
3. Credit Facility
Wells Fargo 2008 Agreement
In April 2008, the Company and its subsidiaries entered into a Credit and Security Agreement (“2008 facility”) with Wells Fargo Bank (“Wells Fargo”) for a revolving line of credit and letters of credit collateralized by our subsidiaries eligible accounts receivable as defined in the 2008 facility, which provides for a borrowing capacity of $26 million, including up to $6 million under a term note. Borrowing under the term note may be funded in increments during the first twelve months of the agreement. The term note is payable in monthly installments (currently $213,000), based upon the amount funded, plus interest beginning in May 2008 and matures in April 2010, unless paid in full earlier. Additionally, 25% of our free cash, as defined in the 2008 facility, from each year beginning with 2008, is due in April of the following year. The term note bears interest at prime rate (5% at August 11, 2008) plus 2.75% or the applicable 30, 60, 90-day or one year LIBOR plus 5.0%. Interest on the revolving line of credit is payable at prime rate or the applicable 30, 60, 90-day or one year LIBOR plus 3.0% subject to certain minimums. A fee of 0.25% per annum is payable on the unused portion of the line of credit. Additionally, a monthly collateral management fee will be charged. We paid a closing fee of $50,000 to Wells

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Fargo. The 2008 facility expires in April 2011.
The Company borrowed $9,996,000 on the revolving line of credit and $4,100,000 on the term note in connection with the payment in full of all outstanding amounts owed to CapitalSource Finance LLC (“CapitalSource”), as explained below. In addition to the repayment of the loan from CapitalSource, the proceeds of the 2008 facility can be used to repurchase our senior secured convertible notes and for ongoing working capital needs. As further explained in Note 5, we repurchased $3,000,000 of senior secured convertible notes on May 9, 2008 for $2,850,000 plus accrued interest. We borrowed $1,000,000 on the term note and the remainder on the revolving line of credit. At June 2008, the outstanding balance of the revolving facility and term note was $12,213,000 and $4,888,000, respectively. Borrowing availability under the revolving facility and term note was $2,625,000 and $900,000, respectively as of June 2008.
This agreement requires certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and contains a provision that allows the lender to call the outstanding balance of the line of credit and term note if any material adverse change in the business or financial condition of Holdings were to occur. The agreement includes various financial and other covenants with which we have to comply in order to maintain borrowing availability and avoid penalties including a fixed charge coverage ratio, annual capital expenditure limitations and restrictions on the payment of dividends.
CapitalSource Agreement
In February 2007, the Company and its subsidiaries entered into a Credit and Security Agreement (“the CS facility”) with CapitalSource. The CS facility provided for a revolving line of credit and letters of credit collateralized by the Company’s eligible accounts receivable, as defined in the CS facility, with a borrowing capacity of $18 million. The CS facility also provided for up to $12 million borrowing under a term note. Beginning June 30, 2007 payments of $875,000 on the term note were payable quarterly. Additionally, 75% of the Company’s free cash, as defined in the CS facility, from each year beginning with 2007, was due in April of the following year. Any proceeds from the disposition of assets, recoveries under insurance policies and the sale of debt or equity securities, unless such sales or issuances were approved by CapitalSource, were to be applied to repay the CS facility. Interest on the line of credit was payable at prime rate plus 2.25% or the applicable 30, 60 or 90-day LIBOR plus 3.5%. A fee of 0.5% per annum was payable on the unused portion of the line of credit. Additionally, an annual collateral management fee of $25,000 was charged. The term note bore interest at prime rate plus 3.75% or the applicable 30, 60 or 90-day LIBOR plus 5.0%. As noted above, the CS facility was paid in full in April 2008. The CS facility was to have expired in December 2010.
In April 2008, in conjunction with the closing of the 2008 facility , as described above, we paid in full the outstanding balances owed to CapitalSource, in the amount of $14,096,000, including an early retirement fee of $49,000, and terminated the underlying credit and security agreement. In addition, we recognized additional interest of $471,000 related to unamortized loan fees. In connection with the pay off of the CS facility, we collateralized one letter of credit issued by CapitalSource, with an expiration date of December 31, 2008, in the amount of $192,000 with $202,000 of cash.
In February 2007, the Company funded $10,750,000 on the revolving line of credit and $12,000,000 on the term note in connection with the acquisition of Career Blazers and the payment in full of all outstanding amounts owed to our then senior lender, Wells Fargo. We paid a closing fee of $510,000 upon funding. In connection with the stock subscription agreement, as explained below, the cash proceeds of $2,757,000 received were used initially to pay down the revolving line of credit. The Company paid down the term loan by this amount in March 2008.
At December 2007, the outstanding balance of the term note was $9,375,000 and borrowing availability under the revolving line of credit was $7,722,000.
The CS facility included various financial and other covenants, including senior and total debt leverage, fixed charge coverage, minimum EBITDA, as defined, annual capital expenditure limitations and restrictions on the payment of dividends. Additionally, the CS facility contained a provision that allowed the lender to call the outstanding balance of the facility if any material adverse change in the business or financial condition of the Company occurred. We were in default of our loan covenants as of December 2007 and March 2008 with regard to minimum EBITDA requirements. We began negotiations with CapitalSource in December 2007 to amend the CS facility in order to cure the default. CapitalSource continued to fund our liquidity requirements pending either a payoff or amendment of the CS facility. As a result of not curing the default and not yet closing on the new facility prior to the filing of our Form 10-K, the Company reclassified its debt owed to CapitalSource to current portion of long-term debt — credit facility in the accompanying consolidated condensed balance sheet as of December 2007.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
The CS facility required certain customer payments to be paid directly to blocked lockbox accounts controlled by CapitalSource, providing, however, that absent the occurrence and continuation of an event of default, the Company could operate and transact business through the blocked accounts in the ordinary course of business, including making withdrawals from such accounts into a master deposit account maintained by the Company.
4. Other Long Term Liabilities
Other long-term liabilities consisted of accrued rent related to landlord leasehold incentives, amortizable over the remaining terms of the respective lease and abandoned property lease payments due over the remaining terms of the respective lease.
5. Convertible Notes
At June 2008, the Company had $21 million aggregate principal amount of senior secured convertible notes outstanding. The convertible notes are stated net as a result of recording a discount associated with the valuation of the detachable warrants and conversion feature. The discount will be amortized over the life of the instrument using the effective interest method. The notes mature on March 31, 2011 and bear interest at an annual rate of 8.0%, as adjusted. Interest is paid quarterly. In connection with the asset purchase agreement of Career Blazers, the Company agreed to temporarily increase from 8.0% to 9.5% the interest rate and premium paid on the senior secured convertible notes beginning on February 28, 2007 and ending on the date on which the Company had made the requisite $5 million minimum offering of common stock or the stand-by-purchasers satisfied their commitment to purchase an aggregate of $3 million of common stock in lieu thereof (the “back-stop”). The stand-by purchasers completed the back-stop stock purchase effective September 30, 2007 and the interest rate on the senior secured convertible debt reverted to 8% from 9.5% beginning on October 1, 2007.
The notes are convertible at a holder’s option at any time prior to maturity into shares of the Company’s common stock. The issuance of common stock and warrants to the stand-by purchasers, as described above, caused automatic adjustments to the conversion and exercise prices of the Company’s currently outstanding senior secured convertible notes, Series A mandatorily redeemable convertible preferred stock, and warrants to purchase common stock. The adjustments were made automatically and in such manner as provided for by the terms of the respective securities. The conversion price of the convertible notes adjusted from $6.25 per share to $4.40 per share.
If during the period from March 31, 2007 through March 31, 2009, the closing sale price of our common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at the Company’s option in cash, equal to the present value of the interest that would have accrued from the redemption date through the third anniversary of the issuance date. The Company’s stock is not currently trading at 200% of the conversion price. A note holder may not convert the Company’s convertible notes to the extent such conversion would cause such note holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of our convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised. A holder may require the Company to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a declining premium (currently 15%) over the principal amount of notes being redeemed. The Company may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If the Company so redeems the notes, the Company must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The senior secured convertible notes agreement includes various covenants with which the Company must comply, including the ratio of indebtedness to consolidated EBITDA, as defined.
In April 2008, in consideration for the signing of a new subordination agreement by the holders of our senior secured convertible notes with Wells Fargo with respect to the 2008 facility, we entered into the Agreement to Enter into a New Subordination Agreement (“Agreement”) with the holders. Under this Agreement, we agreed to make, and made, an offer to repurchase, pro rata from the holders, on or before May 9, 2008 (the “Repurchase Date”) at least $3,000,000 aggregate principal amount of notes at a price equal to 95% of the principal amount thereof plus interest accrued through the Repurchase Date. Each holder wishing to sell notes delivered a completed Repurchase Election Form to us. To the extent that a holder elected to have less than its pro rata share of notes repurchased, other holders elected to have us purchase such amounts from them on a pro rata basis. Accordingly, we repurchased $3,000,000 of notes on May 9, 2008 for $2,850,000 plus accrued interest, including $157,000 of notes from certain officers, directors and employees. We utilized borrowings

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
under the 2008 facility to fund the purchase.
We have also agreed we will not repurchase notes other than: (i) as described above or (ii) pursuant to an additional note repurchase program for up to $3,000,000 aggregate principal amount of notes at the same price and on the same terms set forth above. Following completion of the second repurchase program, we may negotiate with each holder individually with respect to the terms, if any, of additional note repurchases.
Senior secured subordinated notes consisted of the following at:

	June	December
	2008	2007
Non Related Party
Principal	$19,118,000	$21,953,000
Discount	(5,422,000)	(7,222,000)

Net	$13,696,000	$14,731,000

Related Party
Principal	$1,872,000	$2,060,000
Discount	(531,000)	(677,000)

Net	$1,341,000	$1,383,000

In July 2008, a director acquired an additional $122,000 principal amount of senior secured subordinated notes from another noteholder.
6. Stockholders’ Equity
Preferred stock
The Company issued 12,750 shares of our Series A mandatorily redeemable convertible preferred stock in March 2006 at a purchase price of $1,000 per share. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the face amount plus a premium calculated at an annual rate of 8% (as adjusted and subject to temporary adjustment as described below) from issuance to maturity. Upon liquidation, the Company’s preferred stockholders will receive the face amount of the preferred stock plus a payment equal to 8% per annum (subject to temporary adjustment as described below) of the face amount, and will thereafter share ratably with the Company’s common stockholders in the distribution of the remaining assets. On February 28, 2007, in consideration for the consent by the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock to the refinancing of the Company’s senior debt and amendment of the convertible notes, the Company amended the certificate of designations, rights, and preferences of the Series A mandatorily redeemable convertible preferred stock to increase the premium rate paid on the preferred stock from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which the Company had issued at least $5 million of common stock for cash or the date on which certain stand-by-purchasers purchased an aggregate of $3 million of the newly issued common stock. The Stand-By Purchasers completed the stock purchase effective September 30, 2007 and the interest rate on the Series A mandatorily redeemable convertible preferred stock reverted to 8% from 9.5% beginning on October 1, 2007.
The Series A mandatorily redeemable convertible preferred stock is convertible at a holder’s option at any time into an amount of shares of the Company’s common stock resulting from dividing the face value plus a premium, calculated at an annual rate of 8% (subject to temporary adjustment as described above) from issuance to maturity, by a conversion price, subject to adjustment upon certain events. The original conversion price upon issuance was $5.75 per share. The issuance of the common stock and warrants effective September 2007 caused an automatic adjustment in the conversion price of the Series A mandatorily redeemable convertible preferred stock to $4.07 per share. The adjustment was made automatically and in such a manner as provided for by the terms of the Series A mandatorily redeemable convertible preferred stock. A stockholder may not convert the Series A mandatorily redeemable convertible preferred stock to the extent such conversion would cause such stockholder, together with its affiliates, to beneficially own a number of shares of common stock which

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
would exceed 4.99% of the Company’s then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes and convertible preferred stock which have not been converted and upon exercise of the warrants which have not been exercised.
A holder may require the Company to redeem its Series A mandatorily redeemable convertible preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A mandatorily redeemable convertible preferred stock) at a declining premium (currently 15%) or upon other specified events at a premium equal to the present value of the interest that would have accrued from the redemption data through the maturity date. The terms of the 2008 facility prohibit the redemption of the Company’s preferred stock. The Series A mandatorily redeemable convertible preferred stock has no voting rights except as otherwise provided by the Delaware General Corporation Law.
Series A mandatorily redeemable convertible preferred stock consisted of the following at:

	June	December
	2008	2007
Non Related Party
Principal and premium	$14,097,000	$14,657,000
Discount	(8,626,000)	(10,069,000)

Net	$5,471,000	$4,588,000

Related Party
Principal and premium	$1,070,000	$—
Discount	(655,000)	—

Net	$415,000	$—

In July 2008, a director acquired an additional $73,000 principal amount of preferred stock from another stockholder.
Warrants to purchase common stock
In March 2006, Holdings issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A mandatorily redeemable convertible preferred stock and common stock in the recapitalization. The Company also issued warrants to purchase our common stock to our placement agent in the recapitalization (collectively “recapitalization warrants”). In September 2007, we issued 1,838,339 warrants to certain stand-by purchasers under the back-stop.
On December 28, 2007, Holdings closed a Warrant Exercise and Cancellation Agreement (the “Warrant Agreement”) with respect to substantially all of its outstanding warrants to purchase common stock. A total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants. Each warrant holder exercised all of its warrants in a cash-less manner, except one warrant holder, who would have beneficially owned in excess of 4.99% of the outstanding common stock , reduced the number of warrants that it exercised so as to own 4.99% ownership of the outstanding common stock and agreed to exercise the remaining warrants from time to time on the same terms and conditions when and to the extent it can do so without exceeding the 4.99% limitation. This holder continues to hold 340,727 warrants exercisable into 112,440 shares of common stock.
7. Warrant and Conversion Feature Valuation
The Company applied the provisions of SFAS 133 Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards for the accounting of the valuation of the common stock warrants and conversion features embedded in our convertible debt, mandatorily redeemable convertible preferred stock and common stock. Accordingly, we recorded a warrant and conversion liability upon the issuance of our common stock, mandatorily redeemable convertible preferred stock and convertible debt equal to the estimated fair market value of the various features with a corresponding discount to the underlying financial instruments issued in March 2006 and September 2007. The liability is adjusted quarterly to the estimated fair market value based upon then current market conditions. The Company recorded the change in the estimated

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
fair market value of the warrant and conversion liability as a reduction of interest expense.
8. Income Taxes
The Company has established a valuation allowance of $1,027,000 against our net deferred tax assets as of June 2008 and December 2007. The valuation allowance results from the uncertainty regarding our ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to certain state net operating loss carry forwards should remain subject to an allowance until the Company has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets. Income tax expense attributable to income from operations for the six months of 2008 and 2007 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations primarily as a result of revaluation of the warrant and conversion feature liability, accretion and amortization related to preferred stock, share-based compensation, amortization of goodwill and FICA tip and Work Opportunity Tax Credits (“WOTC”) (in 2008) credits.
9. Stock Options
In 2006, Holdings established the Global Employment Holdings, Inc. 2006 Stock Plan (“ the 2006 Stock Plan”). The purpose of the 2006 Stock Plan is to: (i) promote the interests of the Company and its stockholders by strengthening Holding’s ability to attract, motivate and retain employees, officers, consultants and members of the board of directors; (ii) furnish incentives to individuals chosen to receive awards of Holding common stock under the plan because they are considered capable of responding by improving operations and increasing profits or otherwise adding value to Holding; and (iii) provide a means to encourage stock ownership and proprietary interest in Holding to valued employees, members of the board of directors and consultants upon whose judgment, initiative, and efforts the continued financial success and growth of our business largely depend.
At the annual meeting of our stockholders in July 2008, an amendment to the 2006 Stock Plan was approved increasing the aggregate number of shares of common stock that may be issued, transferred or exercised pursuant to Awards under the 2006 Stock Plan to 4,807,000 shares of common stock, of which 4,051,000 shares may only be granted to employees and consultants and 756,000 shares may only be granted to non-employee directors. Awards under the 2006 Stock Plan may be stock options or stock grants. Vesting of equity instruments issued under the Stock Incentive Plan is determined on a grant-by-grant basis, but typically vest over a three and six-year period and expire within 10 years of issuance.
The fair value of each option award is estimated on the date of grant using a Black-Scholes option pricing model based on various assumptions. The Company bases the estimate of expected volatility on the historical volatility of similar entities whose share prices are publicly available. We will continue to consider the volatilities of those entities unless circumstances change such that the identified entities are no longer similar to the Company or until there is sufficient information available to utilize the Company’s own stock volatility. The Company uses historical data to estimate employee termination within the valuation model; separate groups of employees that have similar historical termination behavior are considered separately for valuation purposes. The Company has elected to use the “plain vanilla” method to estimate expected term, and has applied it consistently to all “plain vanilla” employee share options. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We believe these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
A summary of option activity under the 2006 Stock Plan as of June 2008, and changes during the six months then ended is presented below.

				Wgt. Avg.
				Remaining
			Wgt. Avg.	Contractual	Wgt. Avg.	Aggregate
	Range of	Stock	Exercise	Life	Grant Date	Intrinsic
	Exercise Prices	Options	Price	(Years)	Fair Value	Value
As of December 2007
Outstanding	$1.50 - $3.00	1,499,540	$2.97	9.32	$2.58	$28,500
Vested	$3.00	273,329	$3.00	9.13	$3.04	—
Nonvested	$1.50 - $3.00	1,226,211	$2.96	9.36	$2.48	$28,500

Period Activity
Issued	$1.75	606,802	$1.75	—	$0.94	—
Exercised		—	—	—	—	—
Forfeited	$3.00	34,250	$3.00	—	$1.63	—
Expired		—	—	—	—	—

As of June 2008

Outstanding	$1.50 - $3.00	2,072,092	$2.61	9.10	$2.08	—
Vested and Exercisable	$3.00	587,835	$3.00	8.64	$3.06	—
Nonvested	$1.50 - $3.00	1,484,257	$2.46	9.28	$1.73	—
As of June 2008:

Total intrinsic value of options exercised:	$—
Total fair value of shares vested:	$1,801,000
Unrecognized compensation cost related to nonvested awards:	$1,788,000
Weighted-average period over which nonvested awards are expected to be recognized:	1.31 years
Compensation expense under the 2006 Stock Plan for the periods indicated was:

Six Months Ended
June 2008	June 2007

$661,000	$927,000

$90,000 and $66,000 of deferred tax benefit was recognized in the consolidated statements of operations for share-based compensation arrangements during 2008 and 2007, respectively.
10. Acquisition
In June 2008, Holdings purchased specified assets of a staffing services provider located near Atlanta, Georgia. Under the agreement, Holdings purchased the temporary employee data base, customer relationships, customer contracts and customer lists of the acquired entity .. The purchase price consisted of a cash payment of $300,000 at closing and a quarterly contingent payment over the next two years based upon a percentage of the gross margin dollars received from the purchased business’ customer base, as defined.
The Georgia acquisition is expected to complement existing staffing services in the region. The following factors were primary reasons that contributed to the estimated intangible assets that were recorded: going concern value, administrative expense efficiency and customer and employee base. The contingent payments will be allocated as part of the purchase

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
price at the time the payments are made.
The Company is presently valuing the transaction to determine the allocation of the purchase price and contingent payments which is expected to be completed before the end of 2008. The results of operations have been included in the consolidated condensed statement of operations since the respective acquisition date and were not significant to the consolidated condensed statement of operations.
11. Other Intangible Assets
As of June 2008 and December 2007, intangible assets, net, in the accompanying condensed consolidated balance sheets consisted of non-compete agreements, trade names, trademarks, temporary employee data base, customer relationships, customer contracts and customer lists related to the acquisition of Career Blazers. As of June 2008, intangible assets, net also included the unallocated purchase price related to the Georgia acquisition.
Amortization expense on intangible assets for the periods indicated was:

Six Months Ended
June 2008	June 2007

$932,000	$812,000

As of June 2008 and December 2007, accumulated amortization on intangible assets was $2,887,000 and $1,955,000, respectively. The weighted average amortization period for the identifiable intangible assets is 4.0 years.
The $739,000 of goodwill recorded in the acquisition of Career Blazers is also deductible for tax purposes over a fifteen year period. The assets acquired are included in the staffing segment included in Note 12.
12. Segment Reporting
Our business is divided into two major segments, staffing services and professional employer organization, also known as PEO services. These segments consist of several different practice groups. Our temporary staffing practice group provides temporary and temp-to-hire services in areas such as light industrial, clerical, logistics fulfillment, call center operations, financial services, and warehousing, among others. As a result of the acquisition of Career Blazers in February 2007, we added a significant amount of “payrolling” services, also referred to as contingency services, into our temporary staffing practice group. Payrolling services are when a staffing firm places on its payroll employees recruited or hired by the customer. Payrolling is distinguished from PEO arrangements in that the employees generally are on temporary assignments and make up a small proportion of the customer’s work force. Our direct hire placement practice group responds to our customer’s requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. Our professional services practice group provides temporary and temp-to-hire services in areas such as information technology, known as IT, life sciences and others. Career Blazers is included in the staffing services segment. Our PEO services group assists customers in managing human resources responsibilities and employer risks such as payroll and tax administration, workers’ compensation, employee benefit programs, and regulatory compliance. Our operating segments are based on the type of services provided to customers. Staffing services are provided to customers throughout the United States and as such, the revenue earned is spread over numerous states. These operations do not meet the quantitative thresholds outlined by the SFAS 131, Disclosure about Segments of an Enterprise and Related Information, which requires the reporting of financial information by region. The reconciling difference between the two segments and total company represents costs, revenue and assets of the corporate division. All revenue is earned within the United States. One customer accounted for 16.7% of total revenue for the three and six months ended June 2008. This customer is in the staffing services segment. No other customer accounted for more than 6.4% of revenues.

GLOBAL EMPLOYMENT HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
Segment information is as follows (unaudited):

	Six Months Ended
	June 2008	June 2007
Staffing revenues	$73,058,000	$63,463,000
PEO revenues	$16,270,000	$17,497,000
Total company revenues	$89,328,000	$80,960,000

Staffing depreciation	$225,000	$88,000
PEO depreciation	$81,000	$80,000
Total company depreciation	$438,000	$285,000

Staffing amortization	$932,000	$812,000
PEO amortization	$—	$—
Total company amortization	$932,000	$812,000

Staffing income before income taxes	$3,394,000	$3,043,000
PEO income before income taxes	$2,784,000	$3,316,000

Total company income before income taxes	$1,934,000	$9,569,000

Staffing capital expenditures	$128,000	$269,000
PEO capital expenditures	$34,000	$61,000

Total company capital expenditures	$231,000	$398,000

	As of
	June 2008	December 2007
Staffing assets	$46,342,000	$43,874,000
PEO assets	$35,673,000	$33,684,000
Total company assets	$68,758,000	$69,486,000

Staffing goodwill and intangibles	$12,228,000	$12,860,000
PEO goodwill and intangibles	$12,090,000	$12,090,000
Total company goodwill and intangibles	$24,318,000	$24,950,000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the various expenses payable by us in connection with this amendment. All of the amounts shown are estimated except the SEC registration fee.

Amount
SEC registration fee	$—
Printing and engraving expenses	4,500.00
Legal fees and expenses	3,000.00
Accounting fees and expenses	6,000.00
Miscellaneous fees and expenses	1,500.00

Total:	$15,000.00

Item 14. Indemnification of Directors and Officers.
Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.
Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter.
Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.
Our certificate of incorporation provides that we may purchase and maintain insurance on our own behalf and on behalf of any person who is or was our director, officer, employee, fiduciary or agent or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not we would have the power to indemnify such person against such liability.
We have entered into separate, but substantively identical, indemnification agreements with all of our directors and executive officers. The indemnification agreements allow us to indemnify them to the fullest extent permitted by Delaware law. Under the indemnification agreements, we are required to use our best efforts to obtain and maintain on an ongoing basis a policy or policies of insurance on commercially reasonable terms with reputable insurance companies providing liability insurance for our directors and executive officers in respect of acts or omissions occurring while serving in such capacity, and to ensure our performance of our indemnification obligations under the indemnification agreement.
We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.
Item 15. Recent Sales of Unregistered Securities.
Securities Issued by Global Employment Holdings
In connection with the recapitalization of Global Employment Solutions, on March 30, 2006, R&R Investments I contributed 1,855,258 shares of our common stock, Mr. Kling contributed 371,052 shares of our common stock, and Mr. Warshaw contributed 92,763 shares of our common stock to our capital. Following these contributions, R&R Investments I owned 144,742 shares of our common stock, Mr. Kling owned 28,948 shares of our common stock and Mr. Warshaw owned 7,237 shares of our common stock.
We issued a combination of the following securities in private placements to an aggregate of 19 institutional investors, all of whom were accredited investors, on the closing of the recapitalization on March 31, 2006:
•	Convertible notes and warrants. $30.0 million (currently $21.0 million) aggregate principal amount of 8% senior secured convertible notes were issued for $30.0 million and warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 (currently $4.40) per share were issued for no additional consideration. The senior notes are secured by a second lien on substantially all of our assets and are convertible into 4.8 million shares of our common stock.

•	Convertible preferred stock and warrants. 12,750 shares of Series A convertible preferred stock were issued at $1,000 per share and warrants to purchase 1,663,053 shares of common stock at an exercise price of $6.00 (currently $4.07) per share were issued for no additional consideration and are convertible into approximately 3.8 million shares of our common stock.
No securities have been issued for services. Neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued.
All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption there from, but may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act or Rule 144 promulgated there under, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000.
Effective September 30, 2007, we entered into a Subscription Agreement with, and issued and sold an aggregate of 2 million shares of common stock, with attached warrants to purchase approximately 1.8 million shares of common stock, for $3 million in cash to, members of our management, one of our directors, and affiliates of Rodman & Renshaw, our market maker on the OTC BB and placement agent in the March 31, 2006 recapitalization, collectively also referred to herein as the stand-by purchasers.
We entered into the Subscription Agreement and issued and sold the common stock pursuant to the terms of an agreement, dated as of February 28, 2007, with the holders of our senior secured convertible notes and Series A mandatorily redeemable convertible preferred stock. Pursuant to the terms of the February agreement, we were obligated to sell at least $5 million of common stock in a private placement or public offering to close no later than September 30, 2007 or call upon the commitment received from the stand-by purchasers to purchase an aggregate of $3 million of common stock on September 30, 2007. We conducted an offering in good faith and using commercially reasonable efforts during the period but, after receiving a market valuation of the offering, a special committee of the board of directors, which excluded

Mr. Brill and Mr. Gwirtsman, recommended to the board of directors, and the board of directors concluded, that the offering was not in the best interest of our company or our security holders. Accordingly, the stand-by purchasers completed the stock purchase.
The securities issued effective September 30, 2007 are not registered and we issued and sold them in reliance on the exemption from registration in Section 4(2) of the Securities Act. The issuance of these securities caused an automatic adjustment in the conversion and exercise prices in all of our outstanding derivative securities (other than outstanding stock options).
On December 28, 2007, Holdings closed a Warrant Exercise and Cancellation Agreement (the “Warrant Agreement”) with respect to substantially all of its outstanding warrants to purchase common stock. As of December 26, 2007, the date of the Warrant Agreement, the market price of Global’s common stock was $2.45. The recapitalization warrants were exercisable into common stock at exercise prices between $4.23 and $4.40 per share and the backstop warrants were exercisable into common stock at an exercise price of $1.80. The recapitalization warrants were exercised into 0.33 shares of common stock, and the backstop warrants were exercised into 0.5953061 shares of common stock. A total of 2,524,578 shares of common stock were issued in exchange for 6,172,283 warrants.
Resale of the shares issued with respect to the recapitalization warrants has been registered under the Securities Act of 1933, as amended. Resale of the shares issued with respect to the backstop warrants has not been registered. The cash-less exercise of the warrants was consummated pursuant to Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act of 1933, as amended. Accordingly, pursuant to Rule 144 under the Securities Act, the holding period of the common stock shares issued shall tack back to the original issue date of the recapitalization warrants.
Securities Issued by Global Employment Solutions
Global Employment Solutions issued 436,660 shares of restricted common stock to employees for services rendered under its 2002 Restricted Stock Plan in 2006.
These transactions are exempt from registration under Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits

Exhibit #	Description	Reference

2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

3.3	Amendment No. 1 to Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

3.4	Amended and Restated Bylaws of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.5	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2007 (File No. 000-51737), as amended.

3.6	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2008 (File No. 000-51737), as amended

4.1	Form of Warrant issued under Notes Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.4	Registration Rights Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.5	Registration Rights Agreement under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.6	Registration Rights Agreement under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.9	Form of Warrant issued under Subscription Agreement, dated as of October 3, 2007	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2007 (File No. 000-51737)

5.1	Opinion of Brownstein Hyatt & Farber, P.C. regarding legality of securities offered	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.1	Employment Agreement, dated as of March 14, 2007, among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Steven List	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2007 (File No. 000-51737).

10.2	Asset Purchase Agreement, dated as of December 29, 2006, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.3	Amendment to Asset Purchase Agreement, dated as of February 28, 2007, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc., and CapeSuccess LLC	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.4	Credit Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Inc., Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, as administrative agent for the lenders, and the lenders from time to time parties hereto	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.5	Subordination Agreement, dated as of February 28, 2007, by and among Whitebox Convertible Arbitrage Partners, L.P., for itself and in its capacity as collateral agent for the subordinated creditors, Radcliffe SPC, Ltd., for and on behalf of the Class A Convertible Crossover Segregated Portfolio, Magnetar Capital Master Fund, Ltd., Guggenheim Portfolio XXXI, LLC, Pandora Select Partners, LP, Whitebox Intermarket Partners, LP, Context Advantage Master Fund, L.P., on behalf of itself, Context Advantage Fund, LP, f/k/a Context Convertible Arbitrage Fund, L.P., and Context Offshore Advantage Fund, Ltd., f/k/a Context Convertible Arbitrage Offshore, Ltd., Context Opportunistic Master Fund, L.P., Gwirtsman Family Partners, LLC, Luci Altman, Gregory Bacharach, Howard Brill, Richard Goldman, Daniel Hollenbach, Terry Koch, Michael Lazrus, Steven List, Kenneth Michaels, Steven Pennington, Fred Viarrial, and Jay Wells, for the benefit of CapitalSource Finance LLC, for itself and as agent for the lenders now or hereafter existing under the Credit Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.6	Security Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, in its capacity as agent for the lender parties	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.7	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.8	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Solutions	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.9	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Southeastern Staffing, Inc.	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended

10.10	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Excell Personnel Services Corporation	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.11	First Amendment to Senior Secured Convertible Notes, dated as of February 28, 2007, by and among Global Employment Holdings, Inc. and the holders of Global Employment Holdings, Inc. senior secured convertible notes	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.12	Letter from Global Employment Holdings, Inc., dated February 28, 2007, to holders of the senior convertible notes and the Series A convertible preferred stock regarding commitment to issue equity	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.13	Amended and Restated Employment Agreement, dated as of January 2, 2007, between Global Employment Solutions, Inc. and Terry Koch	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.14	Global Employment Holdings, Inc. 2006 Stock Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2006, as amended

10.15	Convertible Note and Warrant Sale Agreement, dated as of September 28, 2006, between Amatis Limited, Global Employment Holdings, Inc. and the purchasers named in Schedule I thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.16	First Amendment to Notes Securities Purchase Agreement, dated as of September 28, 2006, by and among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and the investors listed on the signature pages thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.17	First Amendment to Security Agreement, Pledge Agreement and Guaranty, dated as of September 28, 2006, by and among Global Employment Holdings, Inc. Global Employment Solutions, Inc., various subsidiaries of Global Employment Solutions, Inc., Amatis Limited and Whitebox Convertible Arbitrage Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.18	First Amendment to Amended and Restated Credit and Security Agreement, dated as of September 26, 2006, by and among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.19	Amended and Restated Credit and Security Agreement among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.20	Fifth Amended and Restated Revolving Promissory Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.20 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

Exhibit #	Description	Reference

10.21	First Amended and Restated Term Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.21 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.22	Form of Pledge Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.23	Form of Patent and Trademark Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.23 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.24	Form of Copyright Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.25	Amendment to Guarantor Documents under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.37 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.26	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Howard Brill	Incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.27	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Dan Hollenbach	Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registrants Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.28	Amended and Restated Employment Agreement, dated July 15, 2006, among Global Employment Solutions, Inc. and Stephen Pennington	Incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.29	Form of Share Purchase Agreement among Global Employment Solutions, Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.30	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.31	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.32	Form of Note under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.33	Guaranty under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.34	Pledge Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.35	Security Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.36	Subordination Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.37	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.38	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.39	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.40	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.41	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.42	Form of Noncompetition Agreement	Incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.43	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin	Incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.44	Form of Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults and Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.45	Form of Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.46	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.47	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.48	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.49	Sublease Agreement, dated as of March 23, 2006, among Continental Casualty Company and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.28 to the Registrant’s Current Report on Form 8-K filed on July 10, 2006 (File No. 000-51737), as amended.

10.50	Form of Employment Agreement for Consulting and Temporary Employees in Chicago, IL	Incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.51	Form of Employment Agreement for Permanent Employees in Chicago, IL	Incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

Exhibit #	Description	Reference

10.52	Form of Employment Agreement for Consulting and Temporary Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.53	Form of Employment Agreement for Permanent Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.54	Form of Employment Agreement for Consulting and Temporary Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.33 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.55	Form of Employment Agreement for Permanent Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.56	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.57	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement (Southeastern Companies, Inc.)	Incorporated by reference to Exhibit 10.35 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.58	Engagement Letter for Placement Agent Rodman & Renshaw, LLC	Incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006, as amended.

10.59	Financial Statements of Career Blazers Personnel Services, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the years ended December 31, 2006, 2005 and 2004	Incorporated by reference to Item 9.01 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2007 (File No. 000-51737).

10.60	Subscription Agreement, dated as of October 3, 2007, by and among Global Employment Holdings, Inc. and the purchasers signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 9, 2007 (File No. 000-51737).

10.61	Warrant Exercise and Cancellation Agreement dated as of December 26, 2007.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 3, 2008 (File No. 000-51737).

Exhibit #	Description	Reference

10.62	Credit and Security Agreement	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.63	$20,000,000 Revolving Promissory Note	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.64	$6,000,000 Term Note	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.65	Pledge Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.66	Patent and Trademark Security Agreement	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.67	Copyright Security Agreement	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.68	Guarantee	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.69	Guarantor Security Agreement	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.70	Subordination Agreement	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

Exhibit #	Description	Reference

10.71	Agreement to Enter into New Subordination Agreement	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

21.1	List of subsidiaries of Global Employment Holdings, Inc.	Filed herewith.

23.1	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.3	Consent of Brownstein Hyatt Farber Schreck, P.C.	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

24.1	Power of Attorney	Incorporated by reference to page II-9 of the Registrant’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on May 1, 2006, as amended.
(b)	Financial Statement Schedules
All financial statement schedules are omitted because (i) they are inapplicable, (ii) they are not required, or (iii) the information is indicated elsewhere in our financial statements or the notes thereto.
Item 17. Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
•	To include any prospectus required by section 10(a)(3) of the Securities Act.

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
The undersigned registrant hereby also undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Finally, the undersigned registrant hereby undertakes that, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 29, 2008 .

Global Employment Holdings, Inc. Registrant
August 29, 2008	By:	/s/ Howard Brill
Howard Brill
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this amendment to registration statement has been signed by the following persons in the capacities indicated on August 29, 2008 .

Principal Executive Officer and Director:

/s/ Howard Brill	President, Chief Executive Officer and
Howard Brill	Director

Principal Financial and Accounting Officer:

/s/ Dan Hollenbach	Chief Financial Officer, Treasurer and
Dan Hollenbach	Secretary

Directors:

*	Director
Luci Staller Altman
/s/ Richard Goldman	Director
Richard Goldman
*	Director
Charles Gwirtsman
*	Chief Operating Officer and Director
Steven List
* By: /s/ Howard Brill
Howard Brill
(Attorney-in-fact)

Exhibits Index

Exhibit #	Description	Reference

2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.3	Amendment No. 1 to Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

3.4	Amended and Restated Bylaws of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

3.5	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2007 (File No. 000-51737), as amended.

3.6	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2008 (File No. 000-51737), as amended

4.1	Form of Warrant issued under Notes Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement, dated as of March 31, 2006	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the

Exhibit #	Description	Reference

Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.4	Registration Rights Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.5	Registration Rights Agreement under Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.6	Registration Rights Agreement under Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 4.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, Arnold P. Kling and Kirk M. Warshaw	Incorporated by reference to Exhibit 4.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

4.9	Form of Warrant issued under Subscription Agreement, dated as of October 3, 2007	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2007 (File No. 000-51737)

5.1	Opinion of Brownstein Hyatt & Farber, P.C. regarding legality of securities offered	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.1	Employment Agreement, dated as of March 14, 2007, among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Steven List	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2007 (File No. 000-51737).

10.2	Asset Purchase Agreement, dated as of December 29, 2006, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc. and CapeSuccess LLC	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

Exhibit #	Description	Reference

10.3	Amendment to Asset Purchase Agreement, dated as of February 28, 2007, by and among Global Employment Holdings, Inc., Career Blazers Personnel Services, Inc., Career Blazers Contingency Professionals, Inc., Career Blazers Personnel Services of Washington, D.C., Inc., and CapeSuccess LLC	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.4	Credit Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Inc., Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, as administrative agent for the lenders, and the lenders from time to time parties hereto	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.5	Subordination Agreement, dated as of February 28, 2007, by and among Whitebox Convertible Arbitrage Partners, L.P., for itself and in its capacity as collateral agent for the subordinated creditors, Radcliffe SPC, Ltd., for and on behalf of the Class A Convertible Crossover Segregated Portfolio, Magnetar Capital Master Fund, Ltd., Guggenheim Portfolio XXXI, LLC, Pandora Select Partners, LP, Whitebox Intermarket Partners, LP, Context Advantage Master Fund, L.P., on behalf of itself, Context Advantage Fund, LP, f/k/a Context Convertible Arbitrage Fund, L.P., and Context Offshore Advantage Fund, Ltd., f/k/a Context Convertible Arbitrage Offshore, Ltd., Context Opportunistic Master Fund, L.P., Gwirtsman Family Partners, LLC, Luci Altman, Gregory Bacharach, Howard Brill, Richard Goldman, Daniel Hollenbach, Terry Koch, Michael Lazrus, Steven List, Kenneth Michaels, Steven Pennington, Fred Viarrial, and Jay Wells, for the benefit of CapitalSource Finance LLC, for itself and as agent for the lenders now or hereafter existing under the Credit Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.6	Security Agreement, dated as of February 28, 2007, by and among Global Employment Solutions, Global Employment Holdings, Inc., Temporary Placement Service, Inc., Southeastern Personnel Management, Inc., Main Line Personnel Services, Inc., Friendly Advanced Software Technology, Inc., Excell Personnel Services Corporation, Southeastern Staffing, Inc., Bay HR, Inc., Southeastern Georgia HR, Inc., Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc., Southeastern Staffing VI, Inc., Keystone Alliance, Inc., and CapitalSource Finance LLC, in its capacity as agent for the lender parties	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.7	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Holdings, Inc.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.8	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Global Employment Solutions	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.9	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Southeastern Staffing, Inc.	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended

10.10	Securities Pledge Agreement, dated as of February 28, 2007, between CapitalSource Finance LLC, as administrative agent for the lenders under the Credit Agreement, and Excell Personnel Services Corporation	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.11	First Amendment to Senior Secured Convertible Notes, dated as of February 28, 2007, by and among Global Employment Holdings, Inc. and the holders of Global Employment Holdings, Inc. senior secured convertible notes	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.12	Letter from Global Employment Holdings, Inc., dated February 28, 2007, to holders of the senior convertible notes and the Series A convertible preferred stock regarding commitment to issue equity	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2007 (File No. 000-51737), as amended.

10.13	Amended and Restated Employment Agreement, dated as of January 2, 2007, between Global Employment Solutions, Inc. and Terry Koch	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2007 (File No. 000-51737).

10.14	Global Employment Holdings, Inc. 2006 Stock Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2006, as amended

10.15	Convertible Note and Warrant Sale Agreement, dated as of September 28, 2006, between Amatis Limited, Global Employment Holdings, Inc. and the purchasers named in Schedule I thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.16	First Amendment to Notes Securities Purchase Agreement, dated as of September 28, 2006, by and among Global Employment Holdings, Inc., Global Employment Solutions, Inc. and the investors listed on the signature pages thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

Exhibit #	Description	Reference

10.17	First Amendment to Security Agreement, Pledge Agreement and Guaranty, dated as of September 28, 2006, by and among Global Employment Holdings, Inc. Global Employment Solutions, Inc., various subsidiaries of Global Employment Solutions, Inc., Amatis Limited and Whitebox Convertible Arbitrage Partners, LP	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.18	First Amendment to Amended and Restated Credit and Security Agreement, dated as of September 26, 2006, by and among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2006 (File No. 000-51737).

10.19	Amended and Restated Credit and Security Agreement among Wells Fargo Bank, National Association, Global Employment Solutions, Inc. and various subsidiaries	Incorporated by reference to Exhibit 10.19 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.20	Fifth Amended and Restated Revolving Promissory Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.20 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.21	First Amended and Restated Term Note under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.21 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.22	Form of Pledge Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.23	Form of Patent and Trademark Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.23 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.24	Form of Copyright Security Agreement under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.24 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

10.25	Amendment to Guarantor Documents under Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.37 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006.

Exhibit #	Description	Reference

10.26	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Howard Brill	Incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.27	Amended and Restated Employment Agreement, dated July 15, 2006, between Global Employment Holdings, Inc., Global Employment Solutions, Inc. and Dan Hollenbach	Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registrants Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.28	Amended and Restated Employment Agreement, dated July 15, 2006, among Global Employment Solutions, Inc. and Stephen Pennington	Incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2006 (File No. 000-51737).

10.29	Form of Share Purchase Agreement among Global Employment Solutions, Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc. signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.30	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.31	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.32	Form of Note under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.33	Guaranty under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.34	Pledge Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.35	Security Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.36	Subordination Agreement under Notes Securities Purchase Agreement	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.37	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.38	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.39	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto	Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.40	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement	Incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.41	Form of Indemnification Agreement	Incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.42	Form of Noncompetition Agreement	Incorporated by reference to Exhibit 10.14 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.43	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin	Incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.44	Form of Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults and Amended and Restated Credit and Security Agreement	Incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.45	Form of Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.26 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2006 (File No. 000-51737), as amended.

10.46	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.22 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

Exhibit #	Description	Reference

10.47	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.23 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.48	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults	Incorporated by reference to Exhibit 10.24 to the Registrant’s Current Report on Form 8-K filed on July 25, 2006 (File No. 000-51737), as amended.

10.49	Sublease Agreement, dated as of March 23, 2006, among Continental Casualty Company and Global Employment Solutions, Inc.	Incorporated by reference to Exhibit 10.28 to the Registrant’s Current Report on Form 8-K filed on July 10, 2006 (File No. 000-51737), as amended.

10.50	Form of Employment Agreement for Consulting and Temporary Employees in Chicago, IL	Incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.51	Form of Employment Agreement for Permanent Employees in Chicago, IL	Incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.52	Form of Employment Agreement for Consulting and Temporary Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.53	Form of Employment Agreement for Permanent Employees in Hauppauge, NY	Incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.54	Form of Employment Agreement for Consulting and Temporary Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.33 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.55	Form of Employment Agreement for Permanent Employees in Bala Cynwyd, PA	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.56	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement	Incorporated by reference to Exhibit 10.34 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

Exhibit #	Description	Reference

10.57	Form of Confidentiality, Noncompetition and Nonsolicitation Agreement (Southeastern Companies, Inc.)	Incorporated by reference to Exhibit 10.35 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

10.58	Engagement Letter for Placement Agent Rodman & Renshaw, LLC	Incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 1, 2006, as amended.

10.59	Financial Statements of Career Blazers Personnel Services, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholder’s equity (deficit) and cash flows for the years ended December 31, 2006, 2005 and 2004	Incorporated by reference to Item 9.01 of Amendment No. 1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2007 (File No. 000-51737).

10.60	Subscription Agreement, dated as of October 3, 2007, by and among Global Employment Holdings, Inc. and the purchasers signatory thereto	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 9, 2007 (File No. 000-51737).

10.61	Warrant Exercise and Cancellation Agreement dated as of December 26, 2007.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 3, 2008 (File No. 000-51737).

10.62	Credit and Security Agreement	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.63	$20,000,000 Revolving Promissory Note	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.64	$6,000,000 Term Note	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.65	Pledge Agreement	Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.66	Patent and Trademark Security Agreement	Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

Exhibit #	Description	Reference

10.67	Copyright Security Agreement	Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.68	Guarantee	Incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.69	Guarantor Security Agreement	Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.70	Subordination Agreement	Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

10.71	Agreement to Enter into New Subordination Agreement	Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2008 (File No. 000-51737).

21.1	List of subsidiaries of Global Employment Holdings, Inc.	Filed herewith.

23.1	Consent of Mayer Hoffman McCann P.C.	Filed herewith.

23.3	Consent of Brownstein Hyatt Farber Schreck, P.C.	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 20, 2006.

24.1	Power of Attorney	Incorporated by reference to page II-9 of the Registrant’s Registration Statement on Form S-1 filed with the Securities Exchange Commission on May 1, 2006, as amended.